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Exhibit (a)(1)(A)

APPLE COMPUTER, INC.

OFFER TO EXCHANGE CERTAIN
OUTSTANDING OPTIONS UNDER OUR

1997 EMPLOYEE STOCK OPTION PLAN

FOR

NEW OPTIONS UNDER OUR

1997 EMPLOYEE STOCK OPTION PLAN

This document constitutes part of the prospectus relating to the Apple Computer, Inc.
1997 Employee Stock Option Plan covering securities that have been registered under the Securities Act of 1933.

March 20, 2003

APPLE COMPUTER, INC.

Offer to Exchange Certain

Outstanding Options Under Our

1997 Employee Stock Option Plan

for

New Options Under Our

1997 Employee Stock Option Plan

This offer and withdrawal rights expire at 5:00 p.m., Pacific Time, on April 17, 2003, unless we extend the offer.

You may exchange your outstanding options to purchase shares of our common stock with exercise prices equal to or greater than $25.00, whether vested or unvested, granted under our 1997 Employee Stock Option Plan for new non-qualified stock options that we will grant under our 1997 Employee Stock Option Plan.  You are eligible to participate in the exchange offer if you are a non-executive officer employee of Apple or one of our subsidiaries hired on or before March 20, 2003 and you remain an employee through the date we cancel options under this offer.  Executive officer employees and members of our board of directors are not eligible to participate.

If you participate in this offer, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted.  Exchanged options are any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

•                  Exchanged options with an exercise price per share greater than or equal to $25.00 and less than or equal to $29.99 will be replaced with new options at an exchange ratio of one (1) new option for every one and one-half (1.5) exchanged options.

•                  Exchanged options with an exercise price per share greater than or equal to $30.00 and less than or equal to $39.99 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•                  Exchanged options with an exercise price per share greater than or equal to $40.00 will be replaced with new options at an exchange ratio of one (1) new option for every two and one-half (2.5) exchanged options.

•                  Existing options with an exercise price per share less than $25.00 are not be eligible for exchange in this offer, except that any such options granted since September 20, 2002, are required to be exchanged as a condition to participation in this offer.  Such options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant, except that the exercise price per share of the new options granted to tax residents of France will be the greater of 100% of the fair market value of our common stock or 80% of the average quotation price of our common stock as reported on the Nasdaq Stock Market for the 20 trading days preceding the grant of the new options.

We will grant the new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange.  We refer to this date as the new option grant date.  We expect the new option grant date to be October 20, 2003.  Each new option will be subject to a new vesting schedule that will begin on the new option grant date.

Our common stock is traded on the Nasdaq Stock Market under the symbol “AAPL.”  On March 17, 2003, the closing price of our common stock as reported on the Nasdaq Stock Market was $15.01 per share.  We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before tendering your eligible options.

IMPORTANT

If you wish to exchange your options, you must complete, sign and submit the election form by following the instructions at the Mellon Investor Services Web site (Web site address: http://www.corporate-action.net/apple/) before 5:00 p.m., Pacific Time, on April 17, 2003.  We prefer that you elect to exchange your eligible options via the Web site; however, you may also exchange your options (1) by telephone, by calling a Customer Service Representative at Mellon Investor Services at (888) 605-2938 from within the U.S. and (201) 329-8195 from outside the U.S., Monday through Friday between the hours of 8:00 a.m. to 7:00 p.m., Pacific Time or (2) by mail to Mellon Investor Services LLC, Attn: Reorganization Department, P.O. Box 3301, South Hackensack, NJ 07606.  In either case, you will need a Personal Identification Number (PIN) to access your information and make elections.  If you currently have eligible options, Apple will email you your PIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange.  Any representation to the contrary is a criminal offense.

You should direct questions about the offer or requests for additional copies of this offer to exchange and the other option exchange program documents to a Customer Service Representative at Mellon Investor Services, Monday through Friday between the hours of 8:00 a.m. to 7:00 p.m., Pacific Time, telephone number (888) 605-2938 from within the U.S. and (201) 329-8195 from outside the U.S. or by writing to Mellon Investor Services LLC, Attn: Reorganization Department, P.O. Box 3301, South Hackensack, NJ 07606.

Offer to Exchange dated March 20, 2003.

You should rely only on the information contained in this offering circular.  We have not authorized anyone to provide you with different information.  We are not making an offer of the new options in any jurisdiction where the offer is not permitted.  However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.  You should not assume that the information provided in this offering circular is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offering circular.  This offering circular summarizes various documents and other information.  Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET

RISKS OF PARTICIPATING IN THE OFFER

THE OFFER

1.	Eligibility

2.	Number of options; expiration date

3.	Purpose of the offer

4.	Procedures for electing to exchange options

5.	Withdrawal rights and change of election

6.	Acceptance of options for exchange and issuance of new options

7.	Conditions of the offer

8.	Price range of shares underlying the options

9.	Source and amount of consideration; terms of new options

10.	Information concerning Apple

11.	Interests of directors and officers; transactions and arrangements concerning the options

12.	Status of options acquired by us in the offer; accounting consequences of the offer

13.	Legal matters; regulatory approvals

14.	Material U. S. federal income tax consequences; material non-U.S. tax consequences

15.	Extension of offer; termination; amendment

16.	Fees and expenses

17.	Additional information

18.	Financial statements

19.	Miscellaneous

SCHEDULE A	Information Concerning the Directors and Executive Officers of Apple Computer, Inc.	A-1
SCHEDULE B	Financial Statements of Apple Computer, Inc.	B-1

-i-

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer.  You should carefully read this entire offer to exchange, the stock option exchange program overview, the stock option exchange program frequently asked questions, and the election form.  The offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not complete.  Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents.  We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

Q1.                            What is the offer?

A1.                             The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options granted by us under our 1997 Employee Stock Option Plan with exercise prices equal to or greater than $25.00 per share for new options covering a smaller number of shares after a 6 month and 1 day waiting period.  We expect to make the new grants on October 20, 2003.  The new options will have an exercise price equal to 100% of the fair market value of our common stock on the new option grant date, except that the exercise price for tax residents of France will be the greater of 100% of the fair market value of our common stock or 80% of the average quotation price of our common stock as reported on the Nasdaq Stock Market for the 20 trading days preceding the grant of the new options.  (See Sections 1 and 9)

Q2.                            Why are we making the offer?

A2.                             Stock options play a critical role in our compensation philosophy, providing the opportunity for employees to share in our success. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success.  Unfortunately, with the broad high-tech market’s volatility, our share price has declined significantly over the last few years, leaving many employees with stock options whose exercise prices are significantly higher than the current market price of our stock, commonly referred to as “underwater” options. This offer is designed to provide our employees the opportunity to replace “underwater” options with options that will generally have an exercise price equal to the fair market value of the shares on the new option grant date (commonly referred to as “at-the-money options”) and that may have greater potential to increase in value over time.  We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value.  Additionally, because of the drop in our stock price over the last few years, the number of unexercised options outstanding has grown to an undesirable level.  By offering employees the opportunity to exchange underwater options for a smaller number of at-the-money options, we have the potential to significantly reduce the total number of options outstanding.  (See Section 3)

Q3.                            What securities are we offering to exchange?

A3.                             We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have an exercise price equal to or greater than $25.00 per share.  Options to purchase our common stock granted under plans other than our 1997 Employee Stock Option Plan are not eligible for exchange in the offer.  In exchange for eligible options, we will grant new options under our 1997 Employee Stock Option Plan.  If you elect to participate in the offer, then you must exchange all options that we have granted to you since September 20, 2002, even if such options have an exercise price per share less than $25.00 per share or would otherwise be ineligible for exchange.  (See Section 2)

Q4.                            Who is eligible to participate?

A4.                             You are eligible to participate in the offer only if you are a non-executive officer employee of Apple or one of our subsidiaries hired on or before March 20, 2003, and you remain employed through the cancellation date.  Executive officer employees and members of our board of directors, as identified on Schedule A to this offer to exchange, are not eligible to participate.  (See Section 1)

To receive a new option, you must remain an employee through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date.  We refer to this date as the new option grant date.  If we do not extend the offer, the new option grant date will be October 20, 2003.  (See Section 1)

Q5.                            Are employees outside of the United States eligible to participate?

A5.                             Yes.  All non-executive officer employees of Apple or any of our subsidiaries hired on or before March 20, 2003, are eligible to participate.  However, we believe that only employees in Australia, Austria, Brazil, Canada, China, Denmark, France, Germany, Great Britain, Hong Kong, India, Ireland, Italy, Japan, Korea, Mexico, the Netherlands, Norway, Switzerland, Singapore, Spain, Sweden, Taiwan and Thailand hold options which are eligible for exchange.  (See Section 2)

Please be sure to read the appropriate section of this offer to exchange dealing with the applicable tax consequences of the exchange in Australia, Austria, Brazil, Canada, China, Denmark, France, Germany, Great Britain, Hong Kong, India, Ireland, Italy, Japan, Korea, Mexico, the Netherlands, Norway, Switzerland, Singapore, Spain, Sweden, Taiwan or Thailand.  (See Section 14)

Q6.                            If you are on an approved leave of absence or go on an approved leave of absence before the offer expires, can you still exchange options?

A6.                             Yes. If you are an eligible employee on an approved leave of absence or plan to go on an approved leave of absence for any reason before the expiration date of the offer, you may participate in this program and exchange your eligible options.

                                                You must be employed by Apple or one of our subsidiaries through the new option grant date in order to receive a new option. If you are on an approved leave of absence and still employed by Apple or one of our subsidiaries on the new option grant date, you will receive a new option.

Q7.                            When does this offer end?

A7.                             This offer ends at 5:00 p.m., Pacific Time, on April 17, 2003.  We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open.  If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires.  If we extend the offer, we will issue a public announcement regarding the extension.  (See Section 2)

Q8.                            How many new options will you receive in exchange for your options that you elect to exchange?

A8.                             Subject to the terms of this offer and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted.  Exchanged options are any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

•                  Exchanged options with an exercise price per share greater than or equal to $25.00 and less than or equal to $29.99 will be replaced with new options at an exchange ratio of one (1) new option for every one and one-half (1.5) exchanged options.

•                  Exchanged options with an exercise price per share greater than or equal to $30.00 and less than or equal to $39.99 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•                  Exchanged options with an exercise price per share greater than or equal to $40.00 will be replaced with new options at an exchange ratio of one (1) new option for every two and one-half (2.5) exchanged options.

•                  Existing options with an exercise price per share less than $25.00 are not be eligible for exchange in this offer, except that any such options granted since September 20, 2002, are required to be exchanged as a condition to participation in this offer.  Such options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

The following chart illustrates these ratios:

Old Option(s) Exercise Price		Exchange Ratio Old : New
Greater Than or Equal To …	Less Than or Equal To …

$25.00	$29.99	1.5 : 1.0
$30.00	$39.99	2.0 : 1.0
$40.00	And Above	2.5 : 1.0
All options granted since September 20, 2002		1.0 : 1.0

The number of option shares that you receive will be rounded up to the nearest whole share, and will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.  (See Section 2)

Example 1

If you are an eligible employee and the option you elect to exchange covers 1,500 shares of our common stock with an exercise price per share of $26.00, your new option will cover 1,000 shares of our common stock.

Example 2

If you are an eligible employee and the option you elect to exchange covers 2,500 shares of our common stock granted at an exercise price per share of $47.00, your new option will cover 1,000 shares of our common stock.

New options will be granted under our 1997 Employee Stock Option Plan.  All new options will be subject to a new option agreement between you and us.  (See Section 2)

Q9.                            Why isn’t the exchange ratio simply one-for-one?

A9.                             The exchange ratios have been developed to be fair to you and responsible to our shareholders.  Our stock option program must balance the interests of both employees and shareholders.  As an employee, you may benefit by replacing your underwater options with new options that are at-the-money on the new option grant date.  Shareholders may also benefit because this program will give us the potential to significantly reduce the total number of options outstanding, which has grown to an undesirable level because of the drop in our stock price over the last few years.  (See Section 3)

Q10.                     What are the conditions to the offer?

A10.                       Participation in the offer is completely voluntary.  The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options.  Prior to the expiration date of the exchange offer and subject to applicable law, we reserve the right to amend the exchange offer for any or no reason.  (See Section 7)

Q11.                     Are there any eligibility requirements that you must satisfy after the expiration date to receive the new options?

A11.                       To receive a grant of new options under the terms of the offer and the 1997 Employee Stock Option Plan you must be employed by us or one of our subsidiaries through the new option grant date.  (See Section 1)

As discussed below, we will grant new options to you on the first business day that is at least 6 months and 1 day after the cancellation date.  We expect that the new option grant date will be October 20, 2003.  If, for any reason, you do not remain employed by us or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled.  Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries remains “at will” and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice.  (See Section 1)

Q12.                     When will you receive your new options?

A12.                       We will grant the new options on the new option grant date, which we expect to be October 20, 2003.  The new option grant date will be the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange.  Our board of directors has selected this date as the actual grant date for the new options.  We will not grant the new options before the new option grant date.

We will send you notification that we have accepted your tendered options for exchange along with a promise to grant stock options promptly after the expiration date of the exchange offer.  The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by us or one of our subsidiaries through the new option grant date.  (See Section 6)

Q13.                     When will the options you elect to exchange be cancelled?

A13.                       The options you elect to exchange will be cancelled on the first business day following the expiration date of this offer.  We refer to this date as the cancellation date.  If we do not extend the offer, the cancellation date will be April 18, 2003.  Therefore, the new options will be granted on October 20, 2003.  (See Section 6)

Q14.                     Why won’t you receive your new options immediately after the expiration date of the offer?

A14.                       Published rules of the Financial Accounting Standards Board require options granted within 6 months of cancelled options to be treated as a variable expense to earnings.  This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options immediately.  We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated.  The higher the market value of our shares, the greater the compensation expense we would have to record.  By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as a variable expense to earnings.  (See Section 12)

Q15.                     If you elect to exchange options in the offer, will you be eligible to receive other option grants before you receive your new options?

A15.                       No.  If you accept the offer, you cannot receive any other option grants before you receive your new options.  We will defer granting you these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.  (See Section 6)

Q16.                     Is this a repricing?

A16.                       No.  The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options.  If we repriced your options, our potential for profitability in the future could be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of the repriced options.  (See Section 12)

Q17.                     Why can’t we just grant you additional options?

A17.                       Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options would have severe negative impact on our potential dilution, outstanding shares and earnings per share.  Additionally, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires.  (See Section 3)

Q18.                     Will you be required to give up all of your rights under the cancelled options?

A18.                       Yes.  Once we have accepted options that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options.  We intend to cancel all options accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer.  We expect the cancellation date to be April 18, 2003.  (See Section 6)

Q19.                     What will the exercise price of the new options be?

A19.                       The exercise price per share of the new options will be 100% of the fair market value of our common stock on the new option grant date, which will be the closing price reported by the Nasdaq Stock Market for our common stock on the new option grant date, which is expected to be October 20, 2003.  However, the exercise price per share of the new options granted to tax residents of France will be the greater of 100% of the fair market value of our common stock or 80% of the average quotation price of our common stock as reported on the Nasdaq Stock Market for the 20 trading days preceding the grant of the new options.  (See Section 9)

We cannot predict the exercise price of the new options.  Because we will grant new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options.  (See Section 9)

Q20.                     When will the new options vest?

A20.                       Each new option will vest based on a new two–year vesting schedule that will begin on the new option grant date.  The new vesting schedule will be as follows:

•                    50% of the shares subject to the option will vest on the first anniversary of the new option grant date, and

•                    the remaining 50% will vest on the second anniversary of the new option grant date,

so that each new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date.  (See Section 9)

For example, a new option to purchase 2,000 shares of our common stock granted on the scheduled new option grant date of October 20, 2003 will vest as follows, subject to your continued employment:

•                  none of the shares subject to the new option will be vested on October 20, 2003,

•      1,000 shares subject to the new option will vest on October 20, 2004, and

•                    the remaining 1,000 shares subject to the new option will vest on October 20, 2005.

(See Section 9)

Q21.                     What if another company acquires us in a merger or stock acquisition?

A21.                       Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer.  However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition.  Such new option will have an exercise price at least equal to the fair market value of the acquiror’s stock on the new option grant date.  As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date.  Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition.  If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition.  (See Section 9)

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition.  The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Apple would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate.  In addition, your new options may be exercisable for stock of the acquiror, not Apple common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Apple common stock before the effective date.  (See Section 9)

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program.  Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your cancelled options.  (See Section 9)

Q22.                     Are there circumstances under which you would not be granted new options?

A22.                       Yes.  If, for any reason, you are no longer an employee of us or one of our subsidiaries on the new option grant date, you will not receive any new options.  Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries will remain “at–will” regardless of your participation in the offer and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice.  (See Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law.  For example, we could become prohibited from granting new options as a result of changes in SEC rules, regulations or policies, Nasdaq Stock Market listing requirements or the laws of a non-U.S. jurisdiction.  We do not currently anticipate any such prohibitions.  (See Section 13)

Q23.                     If you elect to exchange an eligible option, do you have to elect to exchange all of the shares covered by that option?

A23.                       Yes.  We are not accepting partial tenders of options.  However, you may elect to exchange the remaining portion of any option that you have partially exercised.  Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.  For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $30.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $35.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may elect to exchange:

•       your first option covering 300 remaining unexercised shares,

•       your second option covering 1,000 shares,

•       your third option covering 2,000 shares,

•       two of your three options,

•       all three of your options, or

•       none of your options.

These are your only choices in the above example.  You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.  (See Section 2)

If you elect to exchange any of your options, then you must elect to exchange all of the options that we granted to you since September 20, 2002.  For example, if you received an option grant in January 2001 and a grant in October 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your October 2002 option grant.  (See Section 2)

Q24.                     What happens to options that you choose not to exchange or that are not accepted for exchange?

A24.                       Options that you choose not to exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.  (See Section 6)

Q25.                     Will you have to pay taxes if you exchange your options in the offer?

A25.                       If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange.  On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes.  (See Section 14)

If you are a tax resident of a country other than the United States, the tax consequences of participating in this offer may be different for you.  Please be sure to read the discussion in this offer to exchange of the potential tax consequences in the country in which you are subject to tax.  (See Section 14)

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer.  If you are a resident of, or subject to the tax laws of, more than one country, you should be aware that there may be other tax and social insurance consequences which may apply to you.

Q26.                     Will your new options be incentive stock options or non-qualified stock options for U.S. tax purposes?

A26.                       Your new options will be non-qualified stock options for U.S. tax purposes.  We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial advisor.  (See Sections 9 and 14)

Q27.                     When will your new options expire?

A27.                       Your new options will expire 7 years from the date of grant, or earlier if your employment with us or one of our subsidiaries terminates.  (See Section 9)

Q28.                     Can the offer be extended, and if so, how will we notify you if the offer is extended?

A28.                       The offer expires at 5:00 p.m., Pacific Time, on April 17, 2003, unless we extend it.  We may, in our discretion, extend the offer at any time, but we do not currently expect to do so.  If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the offer.  (See Section 2)

Q29.                     How do you elect to exchange your options?

A29.                       If you elect to exchange your options, you must deliver, before 5:00 p.m., Pacific Time, on April 17, 2003, or such later date and time as we may extend the expiration of the offer, a properly completed and executed election form to Mellon Investor Services.

If you currently have options granted under our 1997 Employee Stock Option Plan with exercise prices equal to or greater than $25.00 per share, you will receive an email with your Personal Identification Number (PIN) to access your stock option information on the Mellon Investor Services Web site (Web site address: http://www.corporate-action.net/apple/).  The

Web site contains information regarding all of your outstanding option grants, including instructions on how to elect to exchange your eligible options.

All the necessary forms may be accessed, filled out, electronically executed and delivered to Mellon Investor Services by following the directions on the Web site.  If you lose your PIN, please contact Mellon Investor Services and it will be provided to you again.  You must submit your election form to Mellon Investor Services via their Web site no later than 5:00 p.m., Pacific Time, on April 17, 2003.

We prefer that you elect to exchange your eligible options via the Web; however you may also submit your election form to Mellon Investor Services by telephone between the hours of 8:00 a.m. and 7:00 p.m., Pacific Time or by mail, in each case by using the contact information below.

                                                Contact information for Mellon Investor Services:

Mellon Investor Services

                                                Customer Service Representatives

Available Monday through Friday, 8:00 a.m. to 7:00 p.m., Pacific Time

                                                (888) 605-2938 (Calling from within the U.S.)

                                                (201) 329-8195 (Calling from outside the U.S.)

http://www.corporate-action.net/apple/

If you are mailing your forms, please mail to the following address:

Mellon Investor Services LLC

Attn: Reorganization Department

P.O. Box 3301

South Hackensack, NJ 07606

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions described in the stock option exchange program documents, we will accept all properly tendered options promptly after the expiration of the offer.  If you submit an election to exchange any options but fail to list the options granted to you since September 20, 2002 which are required to be elected to be exchanged, those options automatically will be tendered for exchange under this offer.  (See Section 4)

Q30.                     During what period of time may you withdraw options that you previously elected to exchange?

A30.                       You may withdraw any options that you previously elected to exchange at any time before the offer expires at 5:00 p.m., Pacific Time, on April 17, 2003.  If we extend the offer beyond that time, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer.

To withdraw some or all of your options, you must deliver a new properly completed election form to Mellon Investor Services before the expiration date.  The new form must be signed or electronically executed, as applicable, and must be clearly dated after the date of your original election form.  The new form must also indicate which options you no longer wish to exchange and must include any additional required information.  Please follow the directions on the Mellon Investor Services Web site (Web site address: http://www.corporate-action.net/apple/).

All the necessary forms may be accessed, filled out, electronically executed and delivered to Mellon Investor Services by following the directions on the Web site.  In order to access the forms and other information regarding your outstanding options, you must use the PIN you have been assigned (see Q&A 29 above for details).  If you lose your PIN, please contact Mellon Investor Services and it will be provided to you again.

We prefer that you submit your election to withdraw options from the offer via the Web; however, you may also deliver your properly completed and executed form to Mellon Investor Services by telephone during the hours of 8:00 a.m. to 7:00 p.m., Pacific Time or by mail, in each case by using the contact information provided in Q&A29 above.

If you withdraw options, you may re-elect to exchange them only by delivering a new election form in accordance with the procedures detailed in Q&A29 above.  The new election form must list all the options you want to exchange.

Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on May 14, 2003, you may withdraw your options.  (Section 5)

Q31.                     Can you change your election regarding options you have elected to exchange?

A31.                       Yes, you may change your election to exchange any particular options at any time before the offer expires at 5:00 p.m., Pacific Time, on April 17, 2003.  If we extend the offer beyond that time, you may change your election to exchange options at any time until the extended offer expires.

In order to change your election to include options that you had not previously tendered, you must deliver a new election form to Mellon Investor Services.  Please follow the directions on the Mellon Investor Services Web site (Web site address:  http://www.corporate-action.net/apple/).  All the necessary forms may be accessed, filled out, electronically executed and delivered to Mellon Investor Services on the Web site.  In order to access the forms and other information regarding your outstanding options, you must use the PIN you have been assigned (see Q&A 29 above for details).  If you lose your PIN, please contact Mellon Investor Services and it will be provided to you again.

We prefer that you submit any change in election via the Web; however, you may also deliver your properly completed and executed new election form to Mellon Investor Services by telephone during the hours of 8:00 a.m. to 7:00 p.m., Pacific Time, or by mail, in each case by using the contact information provided in Q&A 29 above.  Your new election form must include the required information regarding all of the options you want to exchange and must be signed or electronically executed, as applicable, and clearly dated after the date of your original election form.  In order to withdraw from the exchange offer some or all of the options you previously tendered, you must deliver to Mellon Investor Services a new election form before the offer expires.  The new election form must be signed or electronically executed, as applicable, be clearly dated after the date of your original election form and indicate which options you no longer wish to exchange, and it must also include any additional required information.  For more information on withdrawing your options, please see Q&A 30 above.  (See Section 5)

Q32.                     Why do you have to cancel options granted after September 20, 2002, if you choose to participate?

A32.                       Under current accounting rules, options that we granted during the six-month period before this offer commenced and the six-month period after cancellation of the tendered options could be viewed as “replacement” options for the cancelled grants.  As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for these replacement option grants.  (See Section 12)

Q33.                     Are we making any recommendation as to whether you should exchange your eligible options?

A33.                       No.  We are not making any recommendation as to whether you should accept the offer to exchange your options.  You must make your own decision as to whether or not to accept the offer.  For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.  (See Section 3)

Q34.                     Who can you talk to if you have questions about the offer, or if you need additional copies of the offer documents?

A34.        For additional information or assistance, you should contact:

Mellon Investor Services

Customer Service Representatives

Available Monday through Friday 8:00 a.m. to 7:00 p.m., Pacific Time
(888) 605-2938 (Calling from within the U.S.)

                                    (201) 329-8195 (Calling from outside the U.S.)

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of risks, including those described below.  This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10–K for the fiscal year ended September 28, 2002 and our quarterly report on Form 10-Q for the quarter ended December 28, 2002, filed with the Securities and Exchange Commission, highlight the material risks of participating in this offer.  You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, Australia, Austria, Brazil, Canada, China, Denmark, France, Germany, Great Britain, Hong Kong, India, Ireland, Italy, Japan, Korea, Mexico, the Netherlands, Norway, Switzerland, Singapore, Spain, Sweden, Taiwan and Thailand, as well as the rest of this offer to exchange for a more in–depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer to exchange and our SEC reports referred to above include “forward-looking statements.”  When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements.  The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward–looking statements.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange.

For example, if you cancel options with an exercise price of $30.00 per share, and the price of our common stock increases to $32.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If you participate in the offer, you will be ineligible to receive any additional option grants until October 20, 2003, at the earliest.

Employees generally are eligible to receive option grants at any time that we choose to make such grants.  However, if you participate in the offer, you will not be eligible to receive any additional option grants until October 20, 2003, at the earliest.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates before we grant the new options, including as the result of a reduction-in-force or another company’s acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

Once we cancel the options that you elect to exchange, all of your rights under the options terminate.  Accordingly, if your employment with us or our subsidiaries terminates for any reason, including as the result of a reduction-in-force or another company acquiring Apple, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

Our revenues depend on the health of the economy and the growth of our customers and potential customers.  If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including, but not limited to, a reduction-in-force.  Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date.  If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

Tax-Related Risks for U.S. Residents

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program.

Tax Related Risks For Non-U.S. Residents

If you are a resident of or are otherwise subject to the tax laws of Austria, Brazil, China, France, Germany, Great Britain, Hong Kong, India, Ireland, Italy, Korea, Mexico, Norway, Singapore, Spain, Sweden, Taiwan or Thailand, we do not believe that you will be subject to income tax in these countries as a result of participating in this offer or receiving the grant of the new option.  Included in this offer to exchange are short summaries of the general tax consequences of the offer in countries other than the United States.  Please see Section 14 of this offer to exchange for information regarding the tax consequences to you of participating in the offer.  You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are a resident or are otherwise subject to the tax laws of Australia, Canada, Denmark, Japan, the Netherlands or Switzerland, see below for the possible tax risks or tax considerations related to participating in this offer.  Also, please see Section 14 of this offer to exchange for information regarding the tax consequences to you of participating in the offer.  You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

Australia

The cancellation of old options will be considered a disposal of the old options for their market value and, under Australian tax law, will be taxable to you.  The tax liability will arise at the time of cancellation of the old options.  The tax liability will depend upon whether you made the election to be taxed on the old options in the income year of grant or not.  Where you made the election to be taxed on the options at grant, the cancellation of the options will be subject to the capital gain tax provisions.  Where you did not make the election to be taxed on the old options in the year of grant, the cancellation will be subject to income tax.

You will also be subject to income taxation in relation to the new options which are granted in the normal manner.  However, any tax paid in relation to the disposal of the old options will be taken into account in determining the tax payable.

Canada

It is likely that the grant of new options subsequent to the tender and cancellation of old options will not create a taxable event.  If this is the case, subject to the deferral provisions discussed below, you will recognize taxable income upon exercise of the new option based on one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price.  You may be eligible to defer taxation on the income from the exercise of the option until the earlier of the time that you sell the shares purchased on exercise, die or become a nonresident of Canada.  To be eligible for the deferral, you must file an election containing the prescribed information with your employer by 15 January of the year following the year in which you acquire the shares under the plan and you must file Form T1212 with CCRA for each year during which you hold the deferred options.  You can only defer taxation on the taxable income up to the first C$100,000 worth of options that vest in any one year.  For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

When you sell the shares, assuming you have deferred taxation, you also will be subject to tax on an amount equal to one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees). If your proceeds of disposition are less than the fair market value on the date of exercise, you will realize an allowable capital loss.  An allowable capital loss may be used to offset taxable capital gains arising in the year, the three previous years or any future year.

It is possible that the cancellation of old options and grant of new options will be considered by the taxation authorities in Canada to be a single transaction, rather than the delivery of the old options for no consideration and the grant of new options.  However, if the draft legislation introduced on December 20, 2002, is implemented, the exchange will be on a tax free basis and you will not lose your entitlement to the one-half deduction in computing your taxable income.

Denmark

The cancellation of old options and grant of new options will be considered a disposal of the old options and, under Danish tax law, will be taxable to you as personal income.  The tax liability will arise at the time of the cancellation of the old options.

Japan

The taxation of a stock option exchange under Japanese law is not clear because of an absence of authoritative commentary on the subject.  If the exchange is viewed as two separate transactions, i.e., a cancellation of old options followed by the grant of new options, while not completely clear, you should not be subject to tax.  However, as a general Japanese taxation doctrine, an exchange would trigger, in theory, a taxable event unless tax deferral is specifically allowed.  Under the doctrine, the transaction may be recharacterized as disposal (transfer) of the old option and subsequent purchasing of the new option, even if it is an equivalent exchange.  This is why uncertainty remains.  Accordingly, you should pay careful attention to future tax reform or the issuance of guidelines in this regard.

Netherlands

Any taxes that were previously paid upon vesting of the outstanding options cannot be reclaimed or credited against any other positive taxable income, even after cancellation.  Therefore, all taxes paid before the cancellation of the outstanding options will be lost.  Furthermore, the new options will be qualified as a new grant.  Moreover, the exchange of the cancelled options for new options might trigger additional tax consequences, which depend on the qualification of the exchange (please see the full tax discussion in Section 14 below).

Switzerland

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.  However, you may be subject to tax when a new option is granted to you.

Tax-Related Risks For Tax Residents of Multiple Jurisdictions

If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you.  You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

Because of the following factors, as well as other factors affecting Apple’s operating results and financial condition, past financial performance should not be considered to be a reliable indicator of future performance, and you should not use historical trends to anticipate results or trends in future periods.

General economic conditions and current economic and political uncertainty could adversely affect Apple.

Apple’s operating performance depends significantly on general economic conditions. For much of the past 3 years, demand for Apple’s products has been negatively impacted by worsening global economic conditions.  Continued uncertainty about future economic conditions continues to make it difficult to forecast future operating results.  Should global and regional economic conditions fail to improve or continue to deteriorate, demand for Apple’s products could continue to be adversely affected, as could the financial health of its suppliers, distributors, and resellers.

The terrorist attacks that took place on September 11, 2001, disrupted commerce throughout the world and created many economic and political uncertainties that have had a strong negative impact on the global economy.  The long-term effects of the September 11, 2001 attacks on Apple’s future operating results and financial condition remain unknown.  The national and international responses to terrorist attacks, the potential for future terrorist attacks and other acts of hostility, and the potential for war in the Middle East have created economic and political uncertainties that could adversely affect Apple’s future operating results and financial condition.

The market for personal computers is highly competitive.

The personal computer industry is highly competitive and is characterized by aggressive pricing practices, downward pressure on gross margins, frequent introduction of new products, short product life cycles, continual improvement in product price/performance characteristics, price sensitivity on the part of consumers, and a large number of competitors.  Over the past several years, price competition in the market for personal computers has been particularly intense.  Apple’s competitors who sell Windows-based personal computers have aggressively cut prices and lowered their product margins in order to gain or maintain market share in response to weakness in demand for personal computing products that began in the second half of calendar 2000.  Apple’s results of operations and financial condition have been, and in the future may continue to be, adversely affected by these and other industry-wide pricing pressures and downward pressures on gross margins.

The personal computer industry has also been characterized by rapid technological advances in software functionality, hardware performance, and features based on existing or emerging industry standards.  Further, as the personal computer industry and its customers place more reliance on the Internet, an increasing number of Internet devices that are smaller and simpler than traditional personal computers may compete for market share with Apple’s existing products.  Several competitors of Apple have either targeted or announced their intention to target certain of Apple’s key market segments, including consumer, education, professional and consumer digital video editing, and design and publishing.  Additionally, several of Apple’s competitors have introduced or announced plans to introduce products that mimic many of the unique design, technical features, and solutions of Apple’s products. Apple has many substantial competitors, many of whom have greater financial, marketing, manufacturing, and technological resources, as well as broader product lines and larger installed customer bases than those of Apple. Additionally, there has been a trend towards consolidation in the personal computer industry that has resulted in larger and potentially stronger competitors in Apple’s markets.

Apple is currently the only maker of hardware using the Mac OS. The Mac OS has a minority market share in the personal computer market, which is dominated by makers of computers utilizing Microsoft’s Windows operating systems.  Apple’s future operating results and financial condition are substantially dependent on its ability to continue to develop improvements to the Macintosh platform in order to maintain perceived design and functional advantages over competing platforms, including Windows.

Apple has higher research and development and selling, general and administrative costs, as a percentage of revenues, than many of its  competitors.

Apple’s ability to compete successfully and maintain attractive gross margins is heavily dependent upon its ability to ensure a continuing and timely flow of innovative and competitive products and technology to the marketplace.  As a result, Apple incurs higher research and development costs as a percentage of revenue than its competitors who sell Windows-based personal computers.  Many of these competitors seek to compete aggressively on price and maintain very low cost structures.  Further, as a result of the expansion of Apple’s Retail segment and costs associated with marketing Apple’s brand including its unique operating system, Apple incurs higher selling costs as a percent of revenue than many of its competitors.  If Apple is unable to continue to develop and sell innovative new products with attractive gross margins, its results of operations may be materially adversely affected by its operating cost structure.

Apple must successfully manage frequent product introductions and transitions.

Due to the highly volatile nature of the personal computer industry, which is characterized by dynamic customer demand patterns and rapid technological advances, Apple must continually introduce new products and technologies and enhance existing products in order to remain competitive.  The success of new product introductions is dependent on a number of factors, including market acceptance, Apple’s ability to manage the risks associated with product transitions, the availability of application software for new products, the effective management of inventory levels in line with anticipated product demand, the availability of products in appropriate quantities to meet anticipated demand, and the risk that new products may have quality or other defects in the early stages of introduction.  Accordingly, Apple cannot determine in advance the ultimate effect that new products will have on its sales or results of operations.

During 2001, Apple introduced a new client operating system, Mac OS X, and delivered its first major upgrade, Mac OS X version 10.1. During 2002, Apple delivered another major upgrade, Mac OS X Jaguar.  Inability of Apple to improve the performance and functionality of Mac OS X, advance customer acceptance of the new operating system and its upgrades, or obtain the continued commitment of software developers to transition existing applications to run on Mac OS X or create new applications to run on Mac OS X, may have an adverse impact on Apple’s operating results and financial condition.

Because orders for components, and in some cases commitments to purchase components, must be placed in advance of customer orders, Apple faces substantial inventory risk.

Apple records a write-down for inventories of components and products that have become obsolete or are in excess of anticipated demand or net realizable value and accrues necessary reserves for cancellation fees of orders for inventories that have been canceled.  Although Apple believes its inventory and related provisions are adequate, given the rapid and unpredictable pace of product obsolescence in the computer industry, no assurance can be given Apple will not incur additional inventory and related charges.  In addition, such charges have had, and may again have, a material effect on Apple’s financial position and results of operations.

Apple must order components for its products and build inventory in advance of product shipments.  Because Apple’s markets are volatile and subject to rapid technology and price changes, there is a risk Apple will forecast incorrectly and produce or order from third parties excess or insufficient inventories of particular products.  Consistent with industry practice, components are normally acquired through a combination of formal purchase orders, supplier contracts, and open orders based on projected demand information.  Such formal and informal purchase commitments typically cover Apple’s forecasted component and manufacturing requirements for periods ranging from 30 to 130 days.  Apple’s operating results and financial condition have been in the past and may in the future be materially adversely affected by Apple’s ability to manage its inventory levels and respond to short-term shifts in customer demand patterns.

Future operating results are dependent upon Apple’s ability to obtain a sufficient supply of components, some of which are in short supply or available only from limited sources.

Although most components essential to Apple’s business are generally available from multiple sources, certain key components including microprocessors and application specific integrated circuits (“ASICs”) are currently obtained by Apple from single or limited sources.  Some key components (including without limitation DRAM, TFT-LCD flat-panel displays, and optical and magnetic disk drives), while currently available to Apple from multiple sources, are at times subject to industry-wide availability and pricing pressures.  In addition, new products introduced by Apple often initially utilize custom components obtained from only one source until Apple has evaluated whether there is a need for, and subsequently qualifies, additional suppliers.  In situations where a component or product utilizes new technologies, initial capacity constraints may exist until such time as the suppliers’ yields have matured.  Apple and other producers in the personal computer industry also compete for various components with other industries that have experienced increased demand for their products.  Apple uses some components that are not common to the rest of the personal computer industry including certain microprocessors and ASICs.  Continued availability of these components may be affected if producers were to decide to concentrate on the production of components other than those customized to meet Apple’s requirements.  If the supply of a key component were to be delayed or constrained on a new or existing product, Apple’s results of operations and financial condition could be adversely affected.

Apple’s ability to produce and market competitive products is also dependent on the ability and desire of IBM and Motorola, the sole suppliers of the PowerPC RISC-based microprocessor for Apple’s Macintosh computers, to provide Apple with a sufficient supply of microprocessors with price/performance features that compare favorably to those supplied to Apple’s competitors by Intel Corporation and other developers and producers of microprocessors used by personal computers using the Windows operating systems.  Further, despite its efforts to educate the marketplace to the contrary, Apple believes that many of its current and potential customers believe that the relatively slower MHz rating or clock speed of the microprocessors it utilizes in its Macintosh systems compares unfavorably to those utilized by Windows-based systems and translates to slower overall system performance.  There have been instances in recent years where the inability of Apple’s suppliers to provide advanced G4 and G3 microprocessors with higher clock speeds in sufficient quantity has had significant adverse effects on Apple’s results of operations.  The inability in the future of Apple to obtain microprocessors in sufficient quantities with competitive price/performance features could have an adverse impact on Apple’s results of operations and financial condition.

Apple is dependent on manufacturing and logistics services provided by third parties, many of whom are located outside of the United States.

Many of Apple’s products are manufactured in whole or in part by third-party manufacturers.  In addition, Apple has outsourced much of its transportation and logistics management.  While outsourcing arrangements may lower the fixed cost of operations, they also reduce Apple’s direct control over production and distribution.  It is uncertain what effect such diminished control will have on the quality or quantity of the products manufactured, or the flexibility of Apple to respond to changing market conditions.  Moreover, although arrangements with such manufacturers may contain provisions for warranty expense reimbursement, Apple may remain at least initially responsible to the ultimate consumer for warranty service or in the event of product defects.  Any unanticipated product defect or warranty liability, whether pursuant to arrangements with contract manufacturers or otherwise, could adversely affect Apple’s future operating results and financial condition.

Final assembly of products sold by Apple is conducted in Apple’s manufacturing facilities in Sacramento, California, and Cork, Ireland, and by external vendors in Fullerton, California, Taiwan, Korea, the People’s Republic of China, and the Czech Republic.  Currently, manufacture of many of the components used in Apple’s products and final assembly of all of Apple’s portable products including PowerBooks, iBooks, and the iPod is performed by third-party vendors in Taiwan.  If for any reason manufacturing or logistics in any of these locations is disrupted by regional economic, business, environmental, political, or military conditions or events, Apple’s results of operations and financial condition could be adversely affected.

Apple’s products could experience quality problems that result in decreased net sales and operating profits.

Apple sells highly complex hardware and software products that may contain defects in design and manufacture.  Sophisticated operating system software and applications such as Apple sells often contains “bugs” that can unexpectedly interfere with the operation of the software.  Defects may also occur in components and products Apple purchases from third parties that may be beyond its control.

There can be no assurance that Apple will be able to detect and fix all defects in the hardware and software it sells.  Failure to do so could result in lost revenues, loss of reputation, and significant expense to remedy.

Apple’s retail initiative requires a substantial investment and commitment of resources and is subject to numerous risks and uncertainties.

Since May of 2001, Apple has opened 53 retail stores in the United States and anticipates opening more stores in calendar 2003.  Apple’s retail initiative has required substantial investment in equipment and leasehold improvements, information systems, inventory, and personnel.  Apple has also entered into substantial operating leases commitments for retail space with lease terms ranging from 5 to 12 years.  Apple would incur substantial costs should it choose to terminate this initiative or close individual stores.  Such costs could adversely affect Apple’s results of operations and financial condition.  Additionally, a relatively high proportion of the Retail segment’s costs are fixed because of depreciation on store constructions costs and lease expense.  As a result, should the Retail segment experience a decline in sales for any reason, significant losses would result.

Certain of Apple’s stores have been intentionally designed and built to serve as high profile venues that function as vehicles for general corporate marketing, corporate events, and brand awareness.  Because of their unique design elements, locations and size, these stores require substantially more investment in equipment and leasehold improvements than Apple’s typical retail stores.  Apple has opened two such stores and has several others under development.  Because of their location and size, these high profile stores also require Apple to enter into substantially larger operating lease commitments compared to those required for its more typical stores.  Current leases on such locations have terms ranging from 5 to 10 years with total commitments per location over the lease terms ranging from $25 million to $50 million.  Closure or poor performance of one of these high profile stores could have a particularly significant negative impact on Apple’s results of operations and financial condition.

Many of the general risks and uncertainties Apple faces could also have an adverse impact on its Retail segment.  Also, many factors unique to retail operations present risks and uncertainties,

some of which are beyond Apple’s control, that could adversely affect the Retail segment’s future results, cause its actual results to differ from those currently expected, and/or have an adverse effect on Apple’s consolidated results of operations.  Potential risks and uncertainties unique to retail operations that could have an adverse impact on the Retail segment include, among other things, macro-economic factors that have a negative impact on general retail activity; inability to manage costs associated with store construction and operation; lack of consumer acceptance of Apple’s retail approach; failure to attract new users to the Macintosh platform; inability to sell third-party hardware and software products at adequate margins; failure to manage relationships with existing retail channel partners; lack of experience in managing retail operations; costs associated with unanticipated fluctuations in the value of Apple-branded and third-party retail inventory; and inability to obtain quality retail locations at reasonable cost.

Unit sales of Apple’s professionally oriented desktop systems have declined sharply over past two to three years negatively impacting net sales and gross margin.

Unit sales of Power Macintosh systems fell 18% during 2002 as compared to 2001 and fell 35% in 2001 from 2000.  Power Macintosh unit sales have fallen as a percentage of total Macintosh unit sales from 38% in 1999 to 25% in 2002.  Apple believes that weak economic conditions over the past several years are having a pronounced negative impact on its professional and creative customers who are the primary users of such systems.  Apple also believes that many of these customers continue to delay upgrades of their Power Macintosh systems due to Apple’s ongoing transition to Mac OS X and in anticipation of certain software vendors transitioning their professionally oriented Macintosh software applications to run natively in Mac OS X.  In addition to the negative impact on net sales, declining sales of Power Macintosh systems also have a negative effect on Apple’s overall gross margin because Power Macintosh systems are generally higher priced and have higher individual gross margins than Apple’s other Macintosh systems.  Continued deterioration in Power Macintosh unit sales will adversely affect Apple’s future net sales and gross margin.  If future unit sales of Power Macintosh systems fail to partially or fully recover, it will be difficult for Apple to improve its overall profitability.

Apple faces increasing competition in the U.S. education market.

Sales in the United States to both elementary and secondary schools, as well as for college and university customers, remains a core market for Apple.  Net sales in these markets fell to 21% of Apple’s total net sales in 2002 from 26% in 2001.  This drop reflects declines in both net sales and Macintosh unit sales in these markets of 15% and 14%, respectively, in fiscal 2002 compared to 2001.  These developments are consistent with industry data showing Apple losing market share in the U.S. education market in each of the last two fiscal years.  Several competitors of Apple have either targeted or announced their intention to target the education market for personal computers.  Although Apple has taken certain steps to strengthen its position in the education market, there can be no assurance that Apple will be able to increase its share of the education market or maintain its existing share of that market.  Failure to increase or maintain market share in the education market may have an adverse impact on Apple’s operating results and financial condition.

Apple’s future operating performance is dependent on the performance of distributors and other resellers of Apple’s products.

Apple distributes its products through wholesalers, resellers, national and regional retailers and cataloguers, many of whom distribute products from competing manufacturers.  In addition, Apple also sells many of its products and resells certain third-party products in most of its major markets directly to end users, certain education customers, and certain resellers through its online stores around the world.  Apple also sells its own products and certain third-party products through its retail stores in the United States. Many of Apple’s significant resellers operate on narrow product margins and have been negatively affected by current economic conditions.  Considerable trade receivables that are not covered by collateral or credit insurance are outstanding with Apple’s distribution and retail channel partners.  Apple’s business and financial results could be adversely affected if the financial condition of these resellers weakened, if resellers within consumer channels were to cease distribution of Apple’s products, or if uncertainty regarding demand for Apple’s products caused resellers to reduce their ordering and marketing of Apple’s products.

Further information regarding risks associated with Marketing and Distribution may be found in Part I, Item 1 of Apple’s Form 10-K for the fiscal year ended September 28, 2002, under the heading “Markets and Distribution,” which information is hereby incorporated by reference.

Apple’s business is subject to the risks of international operations.

A large portion of Apple’s revenue is derived from its international operations.  As a result, Apple’s operating results and financial condition could be significantly affected by risks associated with international activities, including economic and labor conditions, political instability, tax laws (including U.S. taxes on foreign subsidiaries), and changes in the value of the U.S. dollar versus the local currency in which the products are sold and goods and services are purchased.  Historically, Apple’s primary exposure to movements in foreign currency exchange rates relate to non-dollar denominated sales in Europe, Japan, Australia, Canada, and certain parts of Asia and non-dollar denominated operating expenses incurred throughout the world. Weaknesses in foreign currencies, particularly the Japanese Yen and the Euro, can adversely impact consumer demand for Apple’s products and the U.S. dollar value of Apple’s foreign currency denominated sales.  Conversely, strengthening in these and other foreign currencies can increase the cost to Apple of product components, negatively affecting Apple’s results of operations.

Margins on sales of Apple products in foreign countries, and on sales of products that include components obtained from foreign suppliers, can be adversely affected by foreign currency exchange rate fluctuations and by international trade regulations, including tariffs and antidumping penalties.

Further information related to Apple’s global market risks may be found in Part II, Item 7A of Apple’s  Form 10-K for the fiscal year ended September 28, 2002 and Part I, Item 3 of Apple’s Form 10-Q for the quarter ended December 28, 2002, under the subheading “Foreign Currency Risk” and may be found in Part II, Item 8 of Apple’s Form 10-K for the year ended September 28, 2002, at Notes 1 and 2 of Notes to Consolidated Financial Statements and Part I, Item 1 of Apple’s

Form 10-Q for the quarter ended December 28, 2002, at Note 2 of Notes to Consolidated Financial Statements, which information is hereby incorporated by reference.

Apple’s future performance is dependent upon support from third-party software developers.

Apple believes that decisions by customers to purchase Apple’s personal computers, as opposed to Windows-based systems, are often based on the availability of third-party software for particular applications such as Microsoft Office.  Apple also believes the availability of third-party application software for Apple’s hardware products depends in part on third-party developers’ perception and analysis of the relative benefits of developing, maintaining, and upgrading such software for Apple’s products versus software for the larger Windows market.  This analysis is based on factors such as the perceived strength of Apple and its products, the anticipated potential revenue that may be generated, acceptance by customers of Mac OS X, and the costs of developing such software products.  To the extent Apple’s financial losses in prior years and the minority market share held by Apple in the personal computer market, as well as Apple’s decision to end its Mac OS licensing program, have caused software developers to question Apple’s prospects in the personal computer market, developers could be less inclined to develop new application software or upgrade existing software for Apple’s products and more inclined to devote their resources to developing and upgrading software for the larger Windows market.  In addition, past and future development by Apple of its own software applications and solutions may negatively impact the decision of software developers to develop, maintain, and upgrade similar or competitive software for Apple’s products.  Moreover, there can be no assurance software developers will continue to develop software for Mac OS X, Apple’s new operating system, on a timely basis or at all.

In August 1997, Apple and Microsoft Corporation entered into patent cross license and technology agreements.  In addition, for a period of five years through August 2002, and subject to certain limitations related to the number of Macintosh computers sold by Apple, Microsoft was required to make versions of its Microsoft Office and Internet Explorer products for the Mac OS.  Although Microsoft has released Microsoft Office and Internet Explorer for Mac OS X, Microsoft is not obligated to produce future versions of its products subsequent to August 2002.  While Apple believes its relationship with Microsoft has been and will continue to be beneficial to Apple and to its efforts to increase the installed base for the Mac OS, Apple does compete directly with Microsoft in a number of key areas.  Accordingly, Microsoft’s interest in producing application software for the Mac OS following expiration of the agreements may be influenced by Microsoft’s perception of its interests as the vendor of the Windows operating system.  Discontinuance of Microsoft Office and other Microsoft products for the Macintosh platform would have an adverse effect on Apple’s net sales and results of operations.

Apple’s business relies on access to patents and intellectual property obtained from third parties, and Apple’s future results could be adversely affected if it is alleged or found to have infringed on the intellectual property rights of others.

Many of Apple’s products are designed to include intellectual property obtained from third parties.  While it may be necessary in the future to seek or renew licenses relating to various aspects of its products and business methods, Apple believes that based upon past experience and industry practice, such licenses generally could be obtained on commercially reasonable terms.  However, there can be no assurance that the necessary licenses would be available or available on acceptable terms.

Because of technological changes in the computer industry, current extensive patent coverage, and the rapid rate of issuance of new patents, it is possible certain components of Apple’s products and business methods may unknowingly infringe existing patents of others.  Apple has from time to time been notified that it may be infringing certain patents or other intellectual property rights of others.  Responding to such claims, regardless of their merit, can be time consuming, result in significant expenses, and cause the diversion of management and technical personnel.  Several pending claims are in various stages of evaluation.  Apple may consider the desirability of entering into licensing agreements in certain of these cases.  However, no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur.  In the event there is a temporary or permanent injunction entered prohibiting Apple from marketing or selling certain of its products or a successful claim of infringement against Apple requiring it to pay royalties to a third-party, Apple’s future operating results and financial condition could be adversely affected.  Information regarding claims and potential litigation involving Apple related to alleged patent infringement and other matters is set forth in Part I, Item 3 of Apple’s Form 10-K for the fiscal year ended September 28, 2002.  In the opinion of management, Apple does not have a potential liability for damages or royalties from any current legal proceedings or claims related to the infringement of patent or other intellectual property rights of others that would have a material adverse effect on its results of operations, or financial condition.  However, the results of such legal proceedings cannot be predicted with certainty.  Should Apple fail to prevail in any of the matters related to infringement of patent or other intellectual property rights of others described in Part I, Item 3 of Apple’s Form 10-K for the fiscal year ended September 28, 2002 or should several of these matters be resolved against Apple in the same reporting period, the operating results of a particular reporting period could be materially adversely affected.

Apple expects its quarterly revenues and operating results to fluctuate for a variety of reasons.

Apple’s profit margins vary among its products, its geographic markets, and its distribution channels.  As a result, the overall profitability of Apple in any given period will depend, in part, on the product, geographic, and channel mix reflected in that period’s net sales.

The typical concentration of net sales in the third month of Apple’s fiscal quarters can adversely affect Apple’s business and operating results.

Apple generally sells more products during the third month of each quarter than it does during either of the first two months, a pattern typical in the personal computer industry.  This sales pattern can produce pressure on Apple’s internal infrastructure during the third month of a quarter and may adversely impact Apple’s ability to predict its financial results accurately.  Developments late in a quarter, such as lower-than-anticipated demand for Apple’s products, an internal systems failure, or failure of one of Apple’s key logistics or components suppliers, can have significant adverse impacts on Apple and its results of operations and financial condition.

Apple’s success depends largely on its ability to attract and retain key personnel.

Much of the future success of Apple depends on the continued service and availability of skilled personnel, including those in technical, marketing and staff positions.  Experienced personnel in the information technology industry are in high demand and competition for their talents is intense, especially in the Silicon Valley, where the majority of Apple’s employees are located.  There can be no assurance that Apple will be able to successfully attract and retain the key personnel it needs.  Additionally, volatility or a lack of positive performance in Apple’s stock price may adversely affect its ability to retain key employees.  As of December 28, 2002, a substantial majority of Apple’s outstanding employee stock options were out-of-the-money.

Apple is subject to risks associated with the availability and cost of insurance.

Apple has observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance.  Such conditions have resulted in higher premium costs, higher policy deductibles, and lower coverage limits.  For some risks, because of cost and/or availability, Apple does not have insurance coverage.  For these reasons, Apple is retaining a greater portion of its insurable risks than it has in the past at relatively greater cost.

Apple is exposed to credit risk on its accounts receivables. This risk is heightened as economic conditions worsen.

Apple distributes its products through third-party computer resellers and retailers and directly to certain educational institutions and commercial customers.  A substantial majority of Apple’s outstanding trade receivables are not covered by collateral or credit insurance.  Apple also has non-trade receivables from certain of its manufacturing vendors resulting from the sale by Apple of raw material components to these manufacturing vendors who manufacture sub-assemblies or assemble final products for Apple.  While Apple has procedures in place to monitor and limit exposure to credit risk on its trade and non-trade receivables, there can be assurance that such procedures will be effective in limiting its credit risk and avoiding losses.  Additionally, if the global economy and regional economies fail to improve or continue to deteriorate, it becomes more likely that Apple will incur a material loss or losses as a result of the weakening financial condition of one or more of its customers or manufacturing vendors.

The market value of Apple’s non-current debt and equity investments is subject to significant volatility.

Apple holds minority investments in several public companies with a combined fair market value of approximately $28 million as of December 28, 2002.  These investments are in publicly traded companies whose share prices are subject to significant volatility.  Apple has categorized its investments in these companies as available-for-sale requiring the investments be carried at fair value, with unrealized gains and losses, net of taxes, reported as a component of accumulated other comprehensive income.  Apple recognizes an impairment charge to earnings when it is judged an investment has experienced a decline in value that is other-than-temporary.  Apple has recognized material impairment charges related to its non-current debt and equity investments twice in the last two fiscal years.

Apple is subject to risks associated with environmental regulations.

Production and marketing of products in certain states and countries may subject Apple to environmental and other regulations including, in some instances, the requirement that Apple provide consumers with the ability to return to Apple product at the end of its useful life, and place responsibility for environmentally safe disposal or recycling with Apple.  Although Apple does not anticipate any material adverse effects in the future based on the nature of its operations and the thrust of such laws, there is no assurance that such existing laws or future laws will not have a material adverse effect on Apple.

The parliament of the European Union is working on finalizing the Waste Electrical and Electronic Equipment Directive (the “Directive”).  The Directive makes producers of electrical goods, including personal computers, financially responsible for the collection, recycling, and safe disposal of past and future products.  The Directive must now be approved and implemented by individual European Union governments by June 2004, while the producers’ financial obligations are scheduled to start June 2005.  Apple’s potential liability resulting from the Directive related to past sales of its products and expenses associated with future sales of its product may be substantial.  However, because it is likely that specific laws, regulations, and enforcement policies will vary significantly between individual European member states, it is not currently possible to estimate Apple’s existing liability or future expenses resulting from the Directive.  As the European Union and its individual member states clarify specific requirements and policies with respect to the Directive, Apple will continue to assess its potential financial impact.  Similar legislation may be enacted in other geographies, including federal and state legislation in the United States, the cumulative impact of which could be significant.

Business interruptions could adversely affect Apple’s future operating results.

Apple’s major business operations are subject to interruption by earthquake, fire, power shortages, terrorist attacks and other hostile acts, labor disputes, and other events beyond its control. The majority of Apple’s research and development activities, its corporate headquarters, and other critical business operations, including certain major components suppliers and manufacturing vendors, are located near major seismic faults.  Apple does not carry earthquake insurance for direct quake-related losses. Apple’s operating results and financial condition could be materially adversely affected in the event of a major earthquake or other natural or manmade disaster.

Unanticipated changes in Apple’s tax rates could affect its future results.

Apple’s future effective tax rates could be favorably or unfavorably affected by unanticipated changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of Apple deferred tax assets and liabilities, or by changes in tax laws or their interpretation.

Apple’s stock price may be volatile.

Apple’s stock has at times experienced substantial price volatility as a result of variations between its actual and anticipated financial results and as a result of announcements by Apple and its competitors.  In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies in ways that have been unrelated to the operating performance of these companies.  These factors, as well as general economic and political conditions and investors’ concerns regarding the credibility of corporate financial reporting and integrity of financial markets, may materially adversely affect the market price of Apple’s common stock in the future.

THE OFFER

1.             Eligibility.

You are an “eligible employee” if you are a non-executive officer employee of Apple or one of our subsidiaries, hired on or before March 20, 2003, and you remain employed through the date on which the options elected to be exchanged are cancelled.  However, we believe that only employees in the United States, Australia, Austria, Brazil, Canada, China, Denmark, France, Germany, Great Britain, Hong Kong, India, Ireland, Italy, Japan, Korea, Mexico, the Netherlands, Norway, Switzerland, Singapore, Spain, Sweden, Taiwan and Thailand currently hold options which are eligible to be exchanged.  Executive officers and members of our board of directors are not eligible to participate in the offer.  Our executive officers and directors are identified on Schedule A to this offer to exchange.

In order to receive a new option, you must remain employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and will be the first business day that is at least 6 months and 1 day after the cancellation date.  If we do not extend the offer, the new option grant date will be October 20, 2003.  If, for any reason, you do not remain an employee of Apple, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange.  This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled.  Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries will remain “at–will” and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice.

2.             Number of options; expiration date.

Subject to the terms and conditions of the offer, we will accept outstanding, unexercised options granted under the 1997 Employee Stock Option Plan with exercise prices equal to or greater than $25.00 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn before the expiration date, and we will exchange them for new options.

Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised.  We are not accepting partial tenders of options.  However, you may elect to exchange the remaining portion of an option that you have partially exercised.  As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $30.00 per share, 700 of which you have already exercised, (2) an option to purchase

1,000 shares at an exercise price of $35.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may elect to exchange:

•       your first option covering 300 remaining unexercised shares,

•       your second option covering 1,000 shares,

•       your third option covering 2,000 shares,

•       two of your three options,

•       all three of your options, or

•       none of your options.

These are your only choices in the above example.  You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

If you elect to exchange any of your options, then you must elect to exchange all of your options that were granted to you since September 20, 2002.  For example, if you received an option grant in January 2001 and a grant in October 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your October 2002 option grant, even if the October 2002 grant has an exercise price less than $25.00 per share or is otherwise ineligible for exchange.  This includes all options granted to you between the commencement of this offer on March 20, 2003 and the expiration date.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted.  Exchanged options are any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

•                    Exchanged options with an exercise price per share greater than or equal to $25.00 and less than or equal to $29.99 will be replaced with new options at an exchange ratio of one (1) new option for every one and one-half (1.5) exchanged options.

•                    Exchanged options with an exercise price per share greater than or equal to $30.00 and less than or equal to $39.99 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•                    Exchanged options with an exercise price per share greater than or equal to $40.00 will be replaced with new options at an exchange ratio of one (1) new option for every two and one-half (2.5) exchanged options.

•                    Existing options with an exercise price per share less than $25.00 are not be eligible for exchange in this offer, except that any such options granted since September 20, 2002,

are required to be exchanged as a condition to participation in this offer.  Such options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

The following chart illustrates these ratios:

Old Option(s) Exercise Price		Exchange Ratio Old : New
Greater Than or Equal To …	Less Than or Equal To …
$25.00	$29.99	1.5 : 1.0
$30.00	$39.99	2.0 : 1.0
$40.00	And Above	2.5 : 1.0
All options granted since September 20, 2002		1.0 : 1.0

Fractional shares will be rounded up to the nearest whole share.  The number of shares to be covered by your new option is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.  All new options will be subject to the terms of the 1997 Employee Stock Option Plan and to a new option agreement between you and us.  We will grant new options under our 1997 Employee Stock Option Plan.  The forms of option agreement under each plan are attached as exhibits to the Schedule TO with which this offer to exchange has been filed.

The expiration date for the offer will be 5:00 p.m., Pacific Time, on April 17, 2003, unless we extend the offer.  We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires.  See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.             Purpose of the offer.

Stock options play a critical role in our compensation philosophy, providing the opportunity for employees to share in our success.  We issued the outstanding options under our 1997 Employee Stock Option Plan to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success.

Unfortunately, with the broad high-tech market’s volatility, our share price has declined significantly over the last few years, leaving many employees with stock options, whether or not they are currently exercisable, that have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being “underwater.”  This offer is designed to provide our employees the opportunity to replace “underwater” options with options that will generally have an exercise price equal to the fair market value of the shares on the new option grant date (commonly referred to as “at-the-money options”) and that may have greater potential to increase in value over time.  We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value.  However, because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

Additionally, because of the drop in our stock price over the last few years, the number of unexercised options outstanding has grown to an undesirable level.  By offering employees the opportunity to exchange underwater options for a smaller number of at-the-money options, we have the potential to significantly reduce the total number of options outstanding.

The exchange ratios have been developed to be fair to you and responsible to our shareholders.  We used a Black-Scholes stock option pricing model to determine the appropriate exchange ratios.

We chose to make this offer instead of simply granting more options for a number of reasons.  Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our potential dilution, outstanding shares and earnings per share.  Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•                    any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries,

•                    any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries,

•                    any material change in our present dividend rate or policy, or our indebtedness or capitalization,

•                    any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment, except that we currently have a search underway for additional members of our board of directors,

•                    any other material change in our corporate structure or business,

•                    our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association,

•                    our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),

•                    the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act,

•                    the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

•                    any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer and elect to exchange your options, nor have we authorized any person to make any such recommendation.  You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.  You must make your own decision whether or not to elect to exchange your options.

4.             Procedures for electing to exchange options.

Proper Election to Exchange Options.

To validly elect to exchange your options through the offer, you must, in accordance with the instructions of the election form, properly complete, execute and deliver the election form to Mellon Investor Services, along with any other necessary forms, before the expiration date.  The expiration date will be 5:00 p.m., Pacific Time, on April 17, 2003, unless we decide to extend the offer.  If you currently have options granted under our 1997 Employee Stock Option Plan with exercise prices equal to or greater than $25.00 per share, you will receive an email with your Personal Identification Number (PIN) to access your stock option information on the Mellon Investor Services Web site (Web site address: http://www.corporate-action.net/apple/).  The Web site contains information regarding all of your outstanding option grants, including instructions on how to elect to exchange your eligible options.  All the necessary forms may be accessed, filled out, electronically executed and delivered to Mellon Investor Services by following the directions on the Web site.  If you lose your PIN, please contact Mellon Investor Services and it will be provided to you again.  You must submit your election form to Mellon Investor Services via their Web site no later than 5:00 p.m., Pacific Time, on April 17, 2003.

Apple prefers that you elect to exchange your eligible options via the Web; however you may also submit your election form to Mellon Investor Services by telephone between the hours of 8:00 a.m. and 7:00 p.m., Pacific Time or by mail, in each case by using the contact information below.

                                                Contact information for Mellon Investor Services:

Mellon Investor Services

Customer Service Representatives

Available Monday through Friday, 8:00 a.m. to 7:00 p.m., Pacific Time

                                                (888) 605-2938 (Calling from within the U.S.)

                                                (201) 329-8195 (Calling from outside the U.S.)

                                                http://www.corporate-action.net/apple/

If you are mailing your forms, please mail to the following address:

Mellon Investor Services LLC

Attn: Reorganization Department

P.O. Box 3301

South Hackensack, NJ 07606

If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you since September 20, 2002.  Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer.

If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Mellon Investor Services by the expiration date.  This new election form must be signed or electronically executed, as applicable, and dated after your original election form and must be properly completed.  This new election form may also be accessed, filled out, electronically executed and delivered to Mellon Investor Services by following the directions on the Mellon Investor Services Web site, using the PIN that has been assigned to you.  Although we prefer that all forms are submitted through the Web site, you may also deliver your properly completed and executed new election form to Mellon Investor Services by telephone between the hours of 8:00 a.m. and 7:00 p.m., Pacific Time (using the numbers listed above) or by mail (using the address listed above).  If you make an election by telephone, you will need your PIN.  This new election form must also list all of the options that you wish to tender for exchange.

The delivery of all documents, including election forms, is at your risk.  It is your responsibility to ensure that your election form has been received by us prior to the expiration date.  You should be sure to keep any confirmations or receipts that you obtain when you send in your election form, such as a print-out of the Web page confirming your electronic submission.

However, our receipt of your election form is not by itself an acceptance of the options for exchange.  For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally, or individually, of our acceptance of options for exchange.  We may issue this notice by press release or e–mail.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be October 20, 2003.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer.  Our acceptance of your options elected to be exchanged by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

In order to administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer.  By submitting an election form, you agree to such collection, use and transfer of your personal data by us, our subsidiaries and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer.  By submitting an election form, you also acknowledge and agree that:

•                    the parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than yours,

•                    the data will be held only as long as necessary to administer and implement the program,

•                    you can request from us a list of the parties that may receive your data,

•                    you can request additional information about how the data is stored and processed, and

•                    you can request that the data be amended if it is incorrect.

You can withdraw your consent to the collection, use and transfer of your data by contacting us.  You should note, however, that if you withdraw your consent, it may affect your ability to participate in this option exchange program.  Please contact us, or your local human resources representative, if you have any questions.

5.             Withdrawal rights and change of election.

You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw your options that you previously elected to exchange at any time before 5:00 p.m., Pacific Time, on April 17, 2003.  If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on May 14, 2003, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Mellon Investor Services, in accordance with the procedures listed in Section 4 above, a new election form, while you still have the right to withdraw the options.  The new election form must be signed or electronically executed, as applicable, and must be clearly dated after the date of your original election form contain any other required information.  The new election form must indicate which options you no longer wish to exchange.

All the necessary forms, may be accessed, filled out, electronically executed and delivered to Mellon Investor Services by following the directions on the Mellon Investor Services Web site (Web site address http://www.corporate-action.net/apple/).  In order to access the forms you must use the PIN that has been assigned to you.  If you lose your PIN, please contact Mellon Investor Services and it will be provided to you again.  We prefer that you submit your withdrawal and any changes in election via the Web; however, you may also deliver your properly completed and executed form to Mellon Investor Services by telephone between the hours of 8:00 a.m. to 7:00 p.m., Pacific Time, or by mail, in each case by using the contact information provided below.  If you withdraw your election by telephone, you will need your PIN.  For your convenience, you may obtain a list of your outstanding option grants at the Mellon Investor Services Web site (Web site address: http://www.corporate-action.net/apple/).

Contact information for Mellon Investor Services:

Mellon Investor Services

Customer Service Representatives

Available Monday through Friday 8:00 a.m. to 7:00 p.m., Pacific Time
(888) 605-2938 (Calling from within the U.S.)

(201) 329-8195 (Calling from outside the U.S.)

http://www.corporate-action.net/apple/

If you are mailing your forms, please mail to the following address:

Mellon Investor Services LLC

Attn: Reorganization Department

P.O. Box 3301

South Hackensack, NJ 07606

You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.  To re–elect to exchange some or all of your withdrawn options, you must submit a new election form to Mellon Investor Services before the expiration date by following the procedures described in Section 4 of this offer to exchange.  This new election form must be signed or electronically executed, as applicable, and dated after any previously submitted election form.  It must be properly completed and it must list all of the options you wish to tender for exchange.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Mellon Investor Services before the expiration date by following the procedures described in Section 4 of this offer to exchange.  This new election form must be signed or electronically executed, as applicable, and dated after your original election form.  It must be properly completed and it must list all of the options you wish to tender for exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election forms, including forms through which you change your election, or withdraw some or all of your options from the offer, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of all forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including any election forms through which you change your election, or withdraw some or all of your options from the offer, is at your risk.  It is your responsibility to ensure that we have received your most recent form or any other documents you have submitted prior to the expiration date.  You should be sure to keep any confirmations or receipts that you obtain when you send in any form, such as a print-out of the Web page confirming your electronic submission.

6.             Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be October 20, 2003.  For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally, or individually, of our acceptance for exchange of the options.  This notice may be made by press release or e-mail.  Subject to our rights to terminate the offer, discussed in Section 15 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

You will be granted a new option on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange.  Our board of directors has selected this date as the actual grant date for the new options.  All new options will be non-qualified stock options.  We will grant new options under our 1997 Employee Stock Option Plan.

Therefore, subject to the terms and conditions of this offer, if your options are properly elected to be exchanged by 5:00 p.m., Pacific Time, on April 17, 2003, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on April 18, 2003, you will be granted a new option on October 20, 2003.  If we accept and cancel options properly tendered for exchange after April 17, 2003, the date on which the new options will be granted will be similarly delayed.  Promptly after the expiration date of the exchange offer, we will issue to you notification of our acceptance of your properly tendered options along with a promise to grant stock options.  The promise to grant stock options will evidence our binding commitment to grant a stock option to you on a date no earlier than October 20, 2003 covering the number of shares you would be entitled to under this offer, provided that you remain an employee of us or one of our subsidiaries through the date on which the grant is to be made.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted.  Exchanged options are any options that you exchange pursuant to this offer. Your exchanged options will be exchanged in accordance with the exchange ratios described in Section 2 of this offer to exchange.

The following chart illustrates these ratios:

Old Option(s) Exercise Price		Exchange Ratio Old : New
Greater Than or Equal To …	Less Than or Equal To …

$25.00	$29.99	1.5 : 1.0
$30.00	$39.99	2.0 : 1.0
$40.00	And Above	2.5 : 1.0
All options granted since September 20, 2002		1.0 : 1.0

Fractional shares shall be rounded up to the nearest whole share.  The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date.  Consequently, we will not grant you any new options until at least 6 months and 1 day after any of your options have been cancelled.  We will defer granting you these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

Options that you choose not to elect to exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

7.             Conditions of the offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e–4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•                    there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                    any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

•                    there shall have occurred:

-                    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

-                    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

-                    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

-                    in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

-                    the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

-                    if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•                    as the term “group” is used in Section 13(d)(3) of the Exchange Act:

-                    any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

-                    any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

-                    any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•                    there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

•                    a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•                    any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition; or

•                    any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 above for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•                    terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•                    complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•                    amend the terms of the exchange offer; or

•                    waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to the offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.             Price range of shares underlying the options.

The shares underlying your options currently are traded on the Nasdaq Stock Market under the symbol “AAPL”.  The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq Stock Market.

	High	Low

Fiscal Year 2003
Quarter ended December 28, 2002	$17.22	$13.60

Fiscal Year 2002
Quarter ended September 28, 2002	18.74	13.99
Quarter ended June 29, 2002	26.11	16.55
Quarter ended March 30, 2002	25.45	20.78
Quarter ended December 29, 2001	23.76	14.98

Fiscal Year 2001
Quarter ended September 29, 2001	25.22	14.68
Quarter ended June 30, 2001	27.12	18.75
Quarter ended March 31, 2001	23.75	14.44
Quarter ended December 30, 2000	26.75	13.63

Fiscal Year 2000
Quarter ended September 30, 2000	64.13	25.38
Quarter ended July 1, 2000	69.75	40.19
Quarter ended April 1, 2000	75.19	43.25
Quarter ended January 1, 2000	59.00	28.72

On March 17, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq Stock Market, was $15.01 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer.

9.             Source and amount of consideration; terms of new options.

Consideration.

We will issue new options to purchase shares of our common stock under our 1997 Employee Stock Option Plan in exchange for the eligible outstanding options properly elected to be exchanged by you and accepted by us that will be cancelled.  Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase shares of our common stock.  The number of new options you receive will depend on the original exercise price at which your exchanged options were granted.  Exchanged options are any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as in accordance with the exchange ratios described in Section 2 of this offer to exchange.  The following chart illustrates these ratios:

Old Option(s) Exercise Price		Exchange Ratio Old : New
Greater Than or Equal To …	Less Than or Equal To …

$25.00	$29.99	1.5 : 1.0
$30.00	$39.99	2.0 : 1.0
$40.00	And Above	2.5 : 1.0
All options granted since September 20, 20022		1.0 : 1.0

Fractional shares shall be rounded up to the nearest whole share.  If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, new options to purchase a total of approximately 7,596,808 shares of our common stock, or approximately 2.1% of the total shares of our common stock outstanding as of March 13, 2003, will be issued.

Terms of New Options.

The new options will be non-qualified stock options for United States tax purposes and will be granted under our 1997 Employee Stock Option Plan.  For every new option granted, a new option agreement will be entered into between us and each option holder who has elected to participate in the offer.  The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights.  However, you should note that the vesting schedule of your new option will differ from the vesting schedule of your old option, and that vesting of your new option will begin on the new option grant date.  Also, your new option will expire seven (7) years from the date of grant, or earlier if your employment terminates.

In addition, you should note that because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

If you are a resident of a country other than the United States, some additional terms or restrictions may apply to you.  Please be sure to see the appropriate portion of Section 14 for any special terms or conditions which may apply to you.

The following descriptions summarize the material terms of our 1997 Employee Stock Option Plan.  Our statements in this offer to exchange concerning our 1997 Employee Stock Option Plan and the new options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1997 Employee Stock Option Plan and the form of option agreement under the plan.  Please contact us at Apple Computer, Inc., 1 Infinite Loop, Cupertino, California 95014, Attention: Stock Plan Administration (telephone: (408) 996–1010), to receive a copy of our 1997 Employee Stock Option Plan and the form of option agreement thereunder.  We will promptly furnish you copies of these documents at our expense.

1997 Employee Stock Option Plan.

The maximum number of shares available for issuance through the exercise of options granted under our 1997 Employee Stock Option Plan is 75,000,000 shares.  The 1997 Employee Stock Option Plan is administered by the Compensation Committee of the board of directors, which we refer to as the administrator.  Subject to the other provisions of the 1997 Employee Stock Option Plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

General Terms of the Plan.

Terms of New Options.

Options generally have a term of 10 years.  However, all new options to be granted through this offer will be non-qualified stock options for United States tax purposes and will have a term of 7 years.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange.  This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date.

In the event that either you or we terminate your employment after receiving a new option grant for any reason other than death you may exercise your option within 90 days after termination, but only to the extent that you are entitled to exercise it at termination.  If you had been an employee since the date of your option grant and your employment terminates because of your death, your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination within the time frame specified in your option agreement, or if no time is specified, for 6 months following termination.  Such an option may be exercised to the extent that it would have been exercisable had you continued as an employee during the time frame specified in your option agreement, or if no time is specified, for 6 months following your death.  If you die within 90 days after your termination of employment, your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable at the date of termination, within the time frame specified in your option agreement, or if no time is specified, for 6 months following the date of your death.

Exercise Price.

Generally, the administrator determines the exercise price at the time the option is granted.  The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq Stock Market on the date of grant.  However, the exercise price per share of the new options granted to tax residents of France will be the greater of 100% of the fair market value of our common stock or 80% of the average quotation price of our common stock as reported on the Nasdaq Stock Market for the 20 trading days preceding the grant of the new options.  Accordingly, we cannot predict the market price of the new options.  Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable.  The administrator determines the terms of vesting.  The vesting schedule for the new options will be as follows:

•                    50% of the shares subject to the new options will vest on the first anniversary of the new option grant date, and

•                    the remaining 50% of the shares subject to the new options will vest on the second anniversary of the new option grant date,

so that each new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date.

For example, a new option to purchase 2,000 shares of our common stock granted on the scheduled new option grant date of October 20, 2003 will vest as follows:

•                    none of the shares subject to the new option will be vested on October 20, 2003,

•       1,000 shares subject to the new option will vest on October 20, 2004, and

•                    the remaining 1,000 shares subject to the new option will vest on October 20, 2005.

If you are a resident or otherwise subject to the tax laws of a country other than the United States, the methods you may use to exercise your new option may be restricted.  Please see Section 14 for restrictions which may apply to you.

Adjustments Upon Certain Events.

Events Occurring before the New Option Grant Date.  If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer.  However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition.  As a result, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

The new options for the purchase of an acquiror’s stock will have an exercise price at least equal to the fair market value of the acquiror’s stock on the new option grant date.  If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination.  If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date.  Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition.  If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase Apple common stock prior to the effective date of the merger or acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition.  The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Apple would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate.  In addition, your new options may be exercisable for stock of the acquiror, not Apple common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their Apple common stock before the effective date.

If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

Events Occurring after the New Option Grant Date.  If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

The 1997 Employee Stock Option Plan provides that if we merge or are consolidated with another corporation or if our property or stock is acquired by another corporation, each option may be assumed by the successor corporation or an equivalent option right may be substituted for the option by our board of directors or the successor corporation as appropriate.  However, the administrator may determine that instead of such an assumption or substitution of the options, the options will become fully vested and exercisable.  If the administrator makes the options fully vested and exercisable, the administrator will notify the optionee that the option is exercisable for a period of 30 days from the date of the notice, and the option will terminate upon the expiration of the 30–day period.

The 1997 Employee Stock Option Plan also provides that upon a change in control (as the term is defined in the plan) and unless the administrator decides otherwise, the options will become fully vested and exercisable on the date of the change in control and will be cashed-out.

Transferability of Options.

New options may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement.  In the event of your death, issued options may be exercised by any person who acquires the right to exercise the option by bequest or inheritance.

Registration of Option Shares.

All of the 75,000,000 shares of common stock issuable under the 1997 Employee Stock Option Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC.  All the shares issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the Securities Act.  Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.  If you are a resident of or are otherwise subject to the tax laws of the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Income Tax Consequences Outside the United States.

If you are a resident of or are otherwise subject to the tax laws in Australia, Austria, Brazil, Canada, China, Denmark, France, Germany, Great Britain, Hong Kong, India, Ireland, Italy, Japan, Korea, Mexico, the Netherlands, Norway, Switzerland, Singapore, Spain, Sweden, Taiwan or Thailand you should refer to Section 14 of this offer to exchange for a discussion of the income tax consequences of electing to exchange options and the new options, as well as the consequences of accepting or rejecting the new options under this offer to exchange.  If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.          Information concerning Apple.

Our principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014, and our telephone number is (408) 996–1010.  Questions regarding this option exchange should be directed to:

Mellon Investor Services

Customer Service Representatives

Available Monday through Friday 8:00 a.m. to 7:00 p.m., Pacific Time
(888) 605-2938 (Calling from within the U.S.)

(201) 329-8195 (Calling from outside the U.S.)

Apple was incorporated under the laws of the state of California on January 3, 1977.  Apple designs, manufactures and markets personal computers and related personal computing and communicating solutions for sale primarily to education, creative, consumer, and business consumers.  Substantially all of Apple’s net sales over the last five years have been derived from the sale of its Apple Macintosh line of personal computers and related software and peripherals.

The financial information included in our annual report on Form 10–K for the fiscal year ended September 28, 2002 and our quarterly report on Form 10-Q for the quarter ended December 28, 2002 is incorporated herein by reference.  Please see Section 17 of this Offer to Exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $11.43 at December 28, 2002.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Year Ended
	September 29, 2001	September 28, 2002	Three Months Ended December 28, 2002
Ratio of earnings to fixed charges	0.30x	2.24x	0.52x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges.  Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Apple to be representative of the interest factor of rental payments under operating leases.

11.          Interests of directors and officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A.  Executive officers and directors may not participate in the offer.  As of March 19, 2003, our executive officers and directors (14 persons) as a group beneficially owned no options under our 1997 Employee Stock Option Plan.

Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under our 1997 Employee Stock Option Plan, or in transactions involving our common stock, during the past 60 days before and including March 20, 2003.

12.          Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under each respective plan.  To the extent shares returning to the 1997 Employee Stock Option Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 1997 Employee Stock Option Plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than 6 months and 1 day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as a variable expense to earnings.  This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer.  We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated.  The higher the market value of our shares, the greater the compensation expense we would have to record.  By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as a variable expense to earnings and will avoid these accounting charges.  As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.          Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, which is expected to be October 20, 2003, we will not grant any new options.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.          Material U.S. federal income tax consequences; material non-U.S. tax consequences.

Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer.  This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  If you are an eligible employee resident outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you reside, or in which you are subject to tax.

Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable exchange.  We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer.

All new options will be granted as non-qualified stock options.  Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you.  You should be certain to consult your own tax advisor to discuss these consequences.

Material non-U.S. tax consequences.

The following jurisdiction specific summaries provide general information regarding material non-U.S. tax consequences of the exchange of options pursuant to the offer.  These summaries are based on each jurisdiction’s current tax laws and regulations, all of which are subject to change, possibly on a retroactive basis.  These summaries do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the tax consequences of participating in this offer.

If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you.  You should be certain to consult your own tax advisor to discuss these consequences.

Tax Residents of Australia

Option Exchange

If you surrender your existing options pursuant to the terms of the offer, you will recognize a disposal of your existing options in consideration for the right to receive new options at a later date. The tax treatment on the disposal depends on whether you elected to be taxed on the existing options in the year of grant or not.

If you did not make the election, then you will be required to include in your assessable income an amount equal to the market value of those existing options as at the date of their cancellation, calculated in accordance with a statutory formula.  Note that if the market value of the underlying shares of an existing option is less than 50% of its exercise price the market value of that option will be nil and no amount will be included in your assessable income for that option.

If you made the election, then you will be subject to capital gains tax consequences on the cancellation of those existing options.  Where the market value of those existing options at the date of their cancellation exceeds their cost base the capital gain will be equal to the excess.  Subject to you first applying any capital losses against the full capital gain, the net capital gain (or 50% of the net capital gain where you have held the existing options for at least 12 months prior to the cancellation) will be included in your assessable income.  Where the market value of these existing options is less than their cost base, you should be entitled to a capital loss equal to the excess.  The capital loss may be used to offset same year and future year capital gains.

As discussed below, you may be subject to tax in relation to the right to receive a new option at a later date and capital gains tax consequences on the sale of the shares acquired upon the exercise of the new option.

Taxation Treatment of Right to Receive New Option

Taxable Event if Election Made to be Taxed on Exchange

The acquisition of the right to receive a new option 6 months and 1 day after the exchange of your existing options will constitute the acquisition of a new right (“Right”) for Australian taxation purposes at the time of the exchange.  The acquisition of such a Right is generally treated in the same manner as an acquisition of an option.  You will not be subject to tax in relation to the acquisition of this Right at the time of exchange unless you make an election to that effect (the “Election”).  If you make the Election, it will cover each share and any option or Right to purchase such shares that you acquire during the tax year of the exchange.

If you make the Election, then you must include in your assessable income in the year of exchange the market value of the Right less the market value of the existing options which were cancelled pursuant to the exchange determined as at the date of the exchange.

Taxable Event if Election Not Made

If you do not make the Election, then you must include an amount (as described below) in your assessable income for the year in which the earliest of the following assessment times occurs:

•                    the year when you dispose of the Right or new option acquired pursuant to the Right (other than by exercising it);

•                    the year when your employment with Apple or one of its subsidiaries ceases;

•                    the year when you exercise the new option; and

•                    the year when the new option expires (subject to a 10-year limit).

In the ordinary course, the exercise of the new option will be the relevant assessment time.

Assessable Amount

The amount which you must include in your assessable income for the year in which the relevant assessment time occurs will be:

•                    where you dispose of the Right or new option (or the shares acquired upon exercise) in an arm’s length transaction within 30 days after the relevant assessment time — the amount or value of any consideration you receive for the disposal, minus the market value of the existing options at the time of cancellation, minus the exercise price of the new option (if the new option has been exercised); or

•                    in any other case — the market value of the new option (or the shares acquired upon exercise) at the relevant assessment time, minus the market value of the existing options at the time of cancellation, minus the exercise price of the new option (if the new option has been exercised).

Sale of Shares

When you subsequently sell the shares acquired upon the exercise of the new option, you may also be liable to capital gains tax on any gain you realize (other than gains made on the disposal of shares in an arm’s length transaction within 30 days of the relevant assessment time, which will be taxed as income).

The amount of the capital gain will be equal to:

•                    if you have held the shares for less than 12 months — the difference between the market value of the shares at the time of disposal and the cost base of the shares; or

•                    if you have held the shares for at least 12 months — one-half of the difference between the market value of the shares at the time of disposal and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

If you made the Election, then the cost base of the shares will be the market value of the Right on the date of the exchange, plus the exercise price of the new option.

If you did not make the Election, then the cost base of the shares will be equal to the market value of the shares at the relevant assessment time.

If the market value of the shares at the time of disposal is less than the cost base of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains.

Loss of Option Benefit

If you lose the benefit of the Right or new option without having exercised it, you will be deemed to have never acquired it.  In that case, you may amend an assessment to exclude an amount previously included in assessable income if necessary.  Please note this will not exclude the amount included in assessable income as a result of the cancellation of the existing options.

You may also be entitled to a capital loss equal to the market value of the existing options as at the date of cancellation.

Tax Residents of Austria

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.  However, this result is not certain.  In addition, the new grant may not be treated as a new offering of options.  This may impact your ability to obtain the beneficial treatment of the new provisions of the Austrian Income Tax Act (assuming the other requirements can also be met).  Please consult with your tax advisor to determine your applicable tax treatment and what exemptions, if any, may apply to you.  The following summary details the tax treatment of stock options, as clarified by the 2002 income tax guidelines issued by the Ministry of Finance.  If the grant of the new options is not considered a new offering (i.e., the old grant date still applies), your tax treatment may differ.  Please consult your tax advisor to determine the specific tax rules applicable to your situation.

Grant of New Option

You will not be subject to tax when a new option is granted to you.

Exercise of New Option

You will be subject to income tax and social insurance contributions when you exercise the new option.  You will be taxed on the difference between the fair market value of the underlying shares on the date of exercise and the exercise price.  Please consult your tax advisor to determine if the new option meets the requirements for beneficial tax treatment (including the applicable grant date).  These benefits only apply in limited circumstances.

Sale of Shares

If you acquire shares upon exercise and you sell your shares within 12 months of the exercise, you will be subject to tax on the gain.  Assuming the option is taxed at exercise, the gain is calculated as the difference between the fair market value of the underlying shares on the date of exercise and the sale price.  If you hold the shares at least 12 months, you will not be taxed on the difference between the fair market value of the shares on the date of exercise and the sale price.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Austria on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Austrian income tax for the United States federal income tax withheld.

Withholding and Reporting

Under current laws, withholding and reporting for income tax and social insurance contributions are required to the extent the new options are taxable at exercise.  Your employer will report your taxable earnings at exercise to the Austrian tax authorities and will withhold accordingly.  You are, however, responsible for reporting and paying taxes resulting from the sale of your shares or the receipt of any dividends.

Exchange Control Information

If you hold shares outside of Austria (even if you hold them outside of Austria at a branch of an Austrian bank), you must submit a required report to the Austrian National Bank using the form “Standmeldung” unless the value of the shares held does not exceed EURO75,000 as of December 31.  The deadline for filing the report is March 31 of the following year.  You will be subject to a separate reporting obligation if you elect to open a cash account with a broker outside of Austria.  The opening of such an account must be reported to the Austrian National Bank.  Additional yearly reporting requirements apply if the transaction volume of all of your cash accounts abroad exceeds EURO75,000.  If the transaction volume of such accounts exceeds EURO2.5 million, you will be required to make monthly reports of the movements and the balance of such accounts.

Tax Residents of Brazil

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Your option exercise methods are restricted to a cashless exercise for cash or cashless exercise for stock as described in the Exchange Control Information section below.  As a result, you will be taxed on the shares sold at the time of exercise, that is, the difference between the fair market value at exercise of the shares sold and the grant price of such shares.  When you utilize a cashless exercise for cash, you will be taxed on the entire gain, that is, the fair market value of the shares at exercise less the total grant price.  When you utilize a cashless exercise for stock, you will only be taxed at exercise on the shares exercised and sold to cover the grant price.  These gains will be subject to the 15% capital gains tax unless the amount of shares sold in that month does not exceed the exempt amount of R$20,000 (in combination with other shares sold for the month).

Sale of Shares

If you exercise your new option using a cashless exercise for stock, you will be subject to tax on the gain on the subsequent sale of the shares.  You will be taxed on the difference between the fair market value of the shares on the date of the sale and the grant price of the shares, unless the amount of shares sold in the month does not exceed the exempt amount of R$20,000 (in combination with other shares sold for the month).

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Brazil on any dividends received and to United States federal withholding tax at source.  You may be entitled to a foreign tax credit against your Brazilian income tax for the United States federal income tax withheld.

Withholding and Reporting

No tax withholding or reporting will occur at the time of grant, the exercise of your new option or the subsequent sale of shares.  You are responsible for including all information concerning your participation on your annual income tax return and paying all applicable taxes.

Exchange Control Information

Due to exchange control regulations in Brazil, your exercise methods are limited to using a cashless exercise for cash or cashless exercise for shares.

Tax Residents of Canada

Option Exchange

The tax treatment as a result of the exchange of an eligible outstanding option for a new option is uncertain.  It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a continuation of options with a reduction in exercise price; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of eligible outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises.

The transactions will likely be regarded as two separate transactions.  However, in any event, assuming the amendments to the Income Tax Act, released on December 20, 2002 become law in the form proposed, if the transactions are not regarded as two separate transactions they should be treated as a tax-free exchange of options that does not disentitle you to the one-half deduction in computing taxable income mentioned below.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new options you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income.  Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from your taxable income.  You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada.  In order to be eligible for this deferral, you must file an election in the form of a letter with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year.  For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Under current law, if the CCRA treats the option exchange transaction as a continuation of the existing option (i.e., a continuation described in alternative (i) in the “Option Exchange” section above), the one-half deduction and the deferral will not be available.  However, if the draft legislation discussed above is passed and the CCRA treats the option exchange transaction as a continuation of the existing option you will be deemed to have a tax-free exchange of options and, the one-half deduction and deferral will be available.

Cashless Exercise for Cash

If you use the cashless exercise for cash method of exercise, all shares acquired upon exercise will be sold immediately.  Therefore, you will include in income the difference between the sale price and the grant price of the shares.  You may exclude one-half of the gain in computing your taxable income.  Any brokerage fees payable on the sale of the shares will give rise to a capital loss and may not be deducted from the taxable amount.  However, one-half of this capital loss may be used to offset any taxable capital gains they you may have realized (in the current year or in the preceding three years), or will realize, on the disposition of other property in the year or in the subsequent year.

Cashless Exercise for Stock

If you use the cashless exercise for stock method of exercise, only the shares required to satisfy the grant price and any brokerage fees will be sold.  You will be subject to tax on the portion of the option gain that relates to the shares you have sold.  The taxable amount will be one-half of the difference between the sale price and the grant price.  Any brokerage fees payable on the sale of the shares will give rise to a capital loss and may not be deducted from the taxable amount.  However, one-half of this capital loss may be used to offset any taxable capital gains that you may have realized (in the current year or in the three preceding years), or will realize on the disposition of other property in the current year or in a subsequent year.  Taxation on the remaining portion of the new option may be deferred if applicable and (subject to the C$100,000 limit) until the earliest of the time you sell the shares purchased at exercise, die or become a non-resident of Canada.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees.  In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold.  Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above.  In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return.  Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis.  You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Canada on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Canadian income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA.  A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of new options or the sale of shares.  You will be responsible for paying all tax and any applicable social insurance contributions.  You will not be subject to additional social insurance contributions if your annual salary exceeds C$39,300 or such higher pensionable earnings level as is applicable after 2003.  For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Tax Residents of China

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

(1) If you are a Chinese citizen and you are not a resident of Hong Kong, Macao or a foreign country, and you are not a Taiwan passport holder, your option exercise method is restricted to a cashless exercise for cash as described in the Exchange Control Information section below.  As a result, you will be taxed on the shares sold at the time of exercise, that is, the difference between the fair market value at exercise of the shares sold and the grant price of such shares.  You will be taxed on the entire gain, that is, the fair market value of the shares at exercise less the total grant price.

(2) If you are a participant not within the guidelines set forth in the preceding paragraph, your option exercise method is generally not subject to the above restriction.  Upon exercise, you will be taxed in China on the same amount of the benefit as described above, that is, the fair market value of the shares at exercise less the total grant price (unless it can be proven that the benefit you have received from exercising the stock options is attributable to your service prior to your China assignment).

Sale of Shares

If you are a participant within the guidelines set forth in paragraph (1) above, you will not be entitled to acquire shares pursuant to your new award.

If you are a participant within the guidelines set forth in paragraph (2) above, when you subsequently sell the shares purchased, you are generally not subject to income tax in China, except under the circumstances where you have been residing and working in China for five (5) consecutive years at the time of the sale.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You may be subject to tax in China on the dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Chinese income tax for the United States federal income tax withheld.  However, the amount of the foreign tax credit that can be applied to reduce your Chinese income tax liability is limited to the amount of the tax otherwise payable on the dividends calculated based on China’s individual income tax rules.

Withholding and Reporting

Your employer may be required to withhold and report for income tax and social insurance purposes when you exercise your new option, although this result is not certain.  You will be responsible for paying any difference between the actual tax liability and the amount withheld, if any.

Exchange Control Information

If you are a participant within the guidelines set forth in paragraph (1) above, due to exchange control requirements in China, you must use the cashless exercise for cash method of exercise. You will not be entitled to acquire shares pursuant to your new award.

Tax Residents of Denmark

Option Exchange

You will likely be subject to tax as a result of the exchange of an outstanding option for a new option.  The taxable amount will be the value of the new option less the amount you paid for the outstanding option (which will be zero).  The value of the new options will likely be calculated in accordance with a statutory formula, although the precise application of the formula in this context is uncertain.  Please consult your tax advisor to determine your taxable amount.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.  However, please note that this taxable amount will be reduced with the taxable amount you realized in connection with the option exchange.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  The taxable amount is the difference between the sale price and the fair market value on the date of exercise.  If you hold the shares for less than three years, your gain will be taxed as capital gain income.  If you hold the shares for three years or more, the gain is tax-free, provided the fair market value of your total portfolio of quoted shares for the three years preceding the sale has not exceeded a specified amount, which is set at DKK129,500 (or DKK259,000 for married couples) for 2003.  If the threshold is exceeded, the gain is taxed as share income.  Share income, which does not exceed DKK41,100 per year (or DKK82,200 for married couples) for 2003 is taxed at a rate of 28%; share income exceeding the threshold is taxed at a rate of 43%.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Denmark on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Danish income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions at the time of exercise or sale.  However, your employer is required to report the taxable amount to the Danish tax administration.  It is your responsibility to pay any taxes (including social insurance taxes) resulting from the exercise of your new options, the sale of shares or the receipt of any dividends.

Exchange Control Information

If you make or receive payments in excess of DKK100,000 (a per transaction limit), the transaction should be reported to the Danish National Bank.  The reporting obligation toward the Danish National Bank is for statistical purposes only.  If you instruct a local bank to transfer an amount in excess of DKK100,000 to a foreign recipient, the local bank will request that you inform it of the reason for the transfer; it will then submit the relevant information to the Danish National Bank on your behalf.  If you transfer in excess of DKK100,000 to a local bank, the local bank similarly will request certain information regarding the transaction from you; it will then submit the relevant information to the Danish National Bank on your behalf.  Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.  In addition, if you establish a safety-deposit account (i.e., an account holding shares) or a deposit account (i.e., an account holding cash) abroad, you must report the account to the Danish National Bank.  The form which should be used in this respect can be obtained from your local bank.  (Please note that these obligations are separate from the obligations described below.)  You may hold shares purchased in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank.  If the shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account.  For this purpose, you must file a Form V with the Danish Tax Administration.  Both you and the broker or bank must sign the Form.  By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account.  By signing the Form V, you authorize the Danish Tax Administration to examine the account.  In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account since cash can be held in the account.  Therefore, you must also file a Form K with the Danish Tax Administration.  Both you and the broker must sign the Form K.  By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account.  By signing the Form K, you authorize the Danish Tax Administration to examine the account.  If you use the cashless exercise for cash method of exercise, you are not required to file a Form V because you will not hold any shares.  However if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

Tax Residents of France

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Because your new option will be granted as part of a French sub-plan for qualified options under sections L. 225-177 to L 225-186 of the French Commercial Code, as amended, you will not be subject to tax on the spread (i.e., the difference between the fair market value of the underlying shares at exercise and the grant price) when you exercise your new option if you have satisfied the 4-year holding period requirement.  To the extent that the grant price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the grant date or less than 95% of the average purchase price paid for such shares by Apple, this “excess discount” will be treated as an additional taxable salary at the time of exercise.  This income will be taxed at the progressive rate up to 49.58%.  This amount is also subject to social security contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

If you sell the shares after the 4-year exercise period (or the minimum holding period required under French law) and the spread is less than or equal to EURO152,500, you will be taxed at the rate of 40% (30%, plus 10% additional contributions) on the spread.  If you sell the shares after the 4-year exercise period (or the minimum holding period required under French law) but the spread is higher than Euros 152,500, then the portion of the spread under or equal to EURO152,500 would be taxed at 40% and the portion of the spread above EURO152,500 would be taxed at 50% (40%, plus 10% additional contributions).  You may receive even more favorable tax treatment if you wait an additional 2 years after the exercise of your new option (assuming the four year or other minimum exercise period is met) to sell your shares.  If you sell the shares 2 years after the exercise of the option when the 4-year vesting period is met and the spread is less than or equal to EURO152,500, you will be taxed at the rate of 26% (16%, plus 10% additional contributions).  If you sell the shares 2 years after the exercise of the new option when the 4-year exercise period is met but the spread is higher than EURO152,500, the portion of the spread under or equal to EURO152,500 is taxed at the rate of 26% and the portion of the spread above EURO152,500 is taxed at the rate of 40%.  In any case, the difference between the sales price of the stock and its fair market value at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% additional contributions).  The tax of the spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually.  If the sale price is less than the fair market value of the shares at the date of exercise, you will realize a capital loss.  This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the 10 following years.  This capital loss cannot be offset against other kind of income.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in France on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your French income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information: its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office; the date on which the new option was granted and the date of exercise of the new option; the number of shares acquired and the new grant price; and the excess discount, if any, at the time of grant based on the restriction for French qualified options.  At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.  To benefit from the favorable tax regime (i.e., deferral of taxation at exercise), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).  Upon the sale of the shares (and provided that the four-year exercise period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

Exchange Control Information

You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return.  You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds EURO7,650.

Special Provisions Under French Tax Qualified Plan

Termination Due to Death

If you die while employed, the new option will become immediately vested, and your heirs will have 6 months as of the date of your death in which to exercise the new option.

Grant Date

Under French law, qualified options cannot be granted during specific closed periods.  Your new option grant date may be different than your colleagues outside of France to comply with this requirement.

Grant Price

The grant price per share of your new options will be the greater of (i) 100% of the fair market value of our common stock on the new option grant date, or (ii) 80% of the average quotation price of our common stock as reported on the Nasdaq Stock Market for the 20 trading days preceding the grant of the new options, as reported on the New York Stock Exchange.

Term

The term of your new option will be 7, unless extended due to your death, as described above.

Tax Residents of Germany

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the difference between the fair market value of the shares on the date of exercise and the grant price.

Sale of Shares

If you acquire shares upon exercise, any additional gain from the subsequent sale of the shares is not taxable if you have owned the shares for at least 12 months, do not own 1% (as of 2002) or more of Apple’s stated capital (and have not owned 1% at any time in the last five years) and the shares are not held as business assets.  If you sell the shares within 12 months of acquisition, one-half of the gain is taxable as capital gain.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Germany on one-half of any dividends received and to United States federal withholding tax.  You may be entitled to a foreign tax credit against your German income tax for the United States federal income tax withheld.

Withholding and Reporting

The income recognized at exercise will be deemed to be taxable compensation to you and your employer will withhold income tax and social insurance contributions (to the extent that you have not exceeded the wage base for social insurance contributions) on that income.  You are responsible for paying any difference between the actual tax liability and the amount withheld.  It is your responsibility to report and pay taxes resulting from the sale of your shares or the receipt of any dividends.

Exchange Control Information

Cross-border payments in excess of EURO12,500 must be reported monthly to the State Central Bank.  If you use a German bank to effect a cross-border payment in excess of EURO12,500 in connection with the purchase or sale of securities or the payment of dividends related to certain securities, it is possible for the bank to make the report for you.  In addition, you must report any receivables or payables or debts exceeding an amount of approximately EURO1,533,876 (DM 3,000,000) on a monthly basis.

Tax Residents of Great Britain

The following tax information applies to grants of U.K. unapproved new options under the program.

Option Exchange

We do not believe that you will be subject to income tax or National Insurance Contributions (“NICs”) as a result of the exchange of an outstanding option for the grant of a new option.

Grant of New Option

You will not be subject to income tax or NICs when the new option is granted to you.

Exercise of New Option

Income Tax

You will be subject to income tax when you exercise your new option.  Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price paid (i.e., the spread).  Your employer will be responsible for tax withholding under the Pay As You Earn system (“PAYE”) in relation to the tax due on the spread realized on exercise of your option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf.  You will be required to pay any tax or NICs liability to your employer within 7 days of your exercise and neither Apple nor your employer will be required to transfer any shares (or any proceeds resulting from the sale) to you until such payment has been made.  If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed by the Inland Revenue to have received a further taxable benefit equal to the amount of income tax due on the spread.  This will give rise to a further income tax charge.

NICs — Original option grants made after 5 April 1999

You will be liable to pay employees’ NICs in relation to the spread on exercise of your new option if your earnings do not already exceed the upper earnings limit for employees’ NICs purposes, unless the original option was granted between 6 April 1999 and 19 May 2000 and was “capped” (i.e., the option was (i) “underwater” on 7 November 2000, (ii) not listed or otherwise marketable on 7 November 2000, or (iii) your employing company made a payment in respect of the NICs liability at 7 November 2000).  Until now, employees’ NICs have been capped at the upper earnings limit, but this will change as from 6 April 2003 when employees’ NICs will become payable at 1% on gains above the upper earnings limit.  Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the U.K. Inland Revenue on your behalf through the PAYE system.

NICs — Original option grants made before 5 April 1999

There will be no NICs liability on exercise of the new option unless the value of the stock under option at the time the new option is granted is higher than the value of the stock under the original option at the time it is cancelled, in which case NICs will be due on a proportionate amount of the gain on exercise.

Sale of Shares

When you sell your shares, you may be subject to capital gains tax (“CGT”) in respect of the difference between the disposal value of the shares and their CGT base cost.  Following a recent court case, the Inland Revenue has issued guidance revising the basis of calculation of CGT base cost for shares acquired pursuant to unapproved option exercises.  Previously, the CGT base cost of such shares was calculated as (i) the amount paid to acquire the shares, plus (ii) any amount subject to income tax on option exercise.  Currently, the Inland Revenue considers the base cost of shares acquired through unapproved option exercise to be (i) the market value of the shares at the time of acquisition, plus (ii) any amount subject to tax on option exercise.  However, we expect the tax legislation to be amended shortly to revert to the previous basis of base cost calculation.  The capital gain may be reduced by taper relief.  Employees who own shares in their employing company’s group of companies are eligible for “business asset” taper relief (rather than the less generous “non-business asset” taper relief).  Business asset taper relief reduces capital gains by 50% for assets held for more than one year and 75% for assets held for more than two years.  All capital gains made in any year are added together and are subject to tax at your highest rate of income tax to the extent that they exceed your personal CGT annual exemption (£7,700 for 2002/2003).

Dividends

If you exercise an option to purchase shares, you may be entitled to receive dividends.  Any dividends paid will be subject to income tax in the U.K. and will also be subject to United States federal withholding tax.  You may be entitled to a tax credit against your U.K. income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer is required to withhold tax and NICs at the time of option exercise.  Your employer is also required to report the details of the cancellation of your old options, the new option grant and any future option exercise on its annual U.K. Inland Revenue tax return.  In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new options and from the sale or disposal of shares together with details of dividend income to the Inland Revenue on your personal U.K. Inland Revenue self-assessment tax return.  You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividend.

Tax Residents of Hong Kong

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  Any dividends paid will be subject to United States withholding tax.

Withholding and Reporting

Under current laws, no tax withholding will occur at the time of the grant, the exercise of your option or the subsequent sale of shares.  Your employer will report the grant of the new options to the Inland Revenue Department.  Your employer will also report your taxable benefits resulting from the exercise of your option to the Hong Kong Inland Revenue Department in the course of its normal return of compensation paid to you.  It is your responsibility to report and pay any income taxes resulting from the exercise of your option.

Tax Residents of India

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Due to exchange control restrictions, you must use the cashless exercise method to exercise the new option.  Generally, you will be subject to tax as salary income on the difference between the fair market value of the shares on the date of exercise and the grant price.  Please note, however, an exemption may apply under guidelines recently issued by the Central Government of India.  It is uncertain at this time if the exemption will apply.  Please consult your tax advisor to determine if the exemption applies to you.  If the exemption were to apply, you would likely be subject to capital gains tax, rather than salary income on the taxable amount.

Sale of Shares

You are not entitled to obtain shares pursuant to this award.  However, a gain as a result of the sale of securities would be said to be short-term gain if the securities have been held for 12 months or less.  Short-term capital gains would be included with your other income for ascertaining the tax payable by you.  However, the maximum marginal rate of tax is 31.5% (inclusive of surcharge).  On the other hand, a gain as a result of the sale of securities is considered to be a long-term capital gain if the securities have been held for a period of more than 12 months.  Long-term capital gains are taxed at the rate of 21% (inclusive of surcharge) and would be entitled to certain indexation benefits.  This would be subject to the beneficial provisions of any applicable Double Taxation Avoidance Treaty.

Dividends

You are not entitled to obtain shares pursuant to this award and consequently the question of your receiving any dividends does not arise.

Withholding and Reporting

If the exemption is not available, your employer will withhold and report for income tax purposes when you exercise your new option.  If the exemption applies, your employer will not withhold, but it will report the benefit on your annual salary return.

Exchange Control Information

Due to exchange control requirements in India, you must use the cashless exercise for cash method of exercise. You are not entitled to obtain shares pursuant to this award.

Tax Residents of Ireland

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price.  Tax due in respect of options exercised on or after 30 June 2003 must be paid within 30 days of the date of exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares.  The taxable amount will be calculated by taking the grant price and the amount taxed at exercise (if any).  The expenses incidental to sale (e.g., brokerage fees) are subtracted from the sale proceeds to calculate the taxable amount.  This amount is subject to capital gains tax to the extent it exceeds your annual exemption.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Ireland on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Irish income tax for the United States federal income tax withheld.

Withholding and Reporting

Under current laws, your employer is obliged to report details of your option to the Revenue Commissioners at the date it is granted and also when it is exercised.  You must report any capital gain upon the sale of the shares.

Tax Residents of Italy

Option Exchange

You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, the difference between the purchase price and the fair market value of the shares purchased is considered compensation in kind pursuant to Italian tax law. Such compensation is therefore qualified as employment income and should be subject, as such, to employment income tax and social security contributions.

However, the difference between the fair market value of the shares purchased and the purchase price (i.e., the spread) will be exempt from taxation and social security contributions if the purchase price paid is not lower than the fair market value of the shares purchased at the time of the grant of the option rights. Please note that, according to the guidelines issued by Italian Ministry of Finance on the subject, the “fair market value of a share traded on a stock exchange on the grant date of the option” is deemed to be equal to the average of the stock exchange official prices of the latest month preceding the day of such grant, i.e. to the average of the prices of the share on the stock market during the period between the grant date and the same day of the previous month.

Sale of Shares

When you sell the shares, you realize a gain equal to the difference between the purchase price paid when the shares were bought and the sale price received by the employee when the shares are sold. In the event that the spread has already been taxed as employment income (please refer to “Exercise of New Options” immediately above), the capital gain will be calculated as the difference between the fair market value of the shares at exercise of the option and the selling price.

The gain will be subject to capital gains tax at a 12.5% rate, because it is very likely that the shares sold represent less than 2% of the voting rights (or less than 5% of the outstanding shares) of Apple stock (i.e., is a “non-qualified” shareholding pursuant to Italian tax law). If the stock sold exceeds the above percentage (and therefore the shareholding is deemed “qualified” according to Italian tax law) the capital gains tax is 27%.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends, including dividends in-kind.

You will be subject to tax in Italy and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Italian income tax for the United States federal income tax withheld.

Please note that, in Italy, dividends are treated as ordinary income subject to personal income tax (the “IRPEF”) and, therefore, taxed at marginal rates varying according to the circumstances of each Italian employee-shareholder.  A 12.5% withholding tax will be applied on dividends distributed through an Italian resident (i.e., the employer itself or a bank).

Withholding and Reporting

If the spread is taxed as income in-kind, the Italian subsidiary will have to withhold income tax and social insurance contributions and remit them to the competent authorities, even if the parent company rather than the local subsidiary provide the benefits.

Exchange Control Information

You are required to report in your annual tax returns (Form UNICO, Schedule RW): (i) any transfers of cash or shares from Italy to a foreign country exceeding EURO10,329; and (ii) any investments exceeding EURO10,329 (including stock) held outside of Italy if said investments may result in income taxable in Italy.

You are exempted from the formality under (i) above if the investments are made through an authorized broker resident in Italy.

Tax Residents of Japan

Option Exchange

There are no specifically applicable statutory or regulatory provisions governing the individual income tax treatment of such an exchange of options.  The general Japanese tax rule is that an exchange triggers a taxable event unless tax deferral is specifically allowed.  On the other hand, while not free from doubt, in the absence of any specific provisions in this regard, you may nevertheless not be subject to tax upon exchange of the options if (1) the exchange of the options can substantially be characterized as independent termination of an existing option and the separate granting of a different option, (2) it is extremely difficult to value the exchange of options or the options have no obvious value upon the conversion, and (3) the exchange can be seen as making option exercise and therefore realization of tax revenue more, rather than less, likely.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price.  This gain likely will be treated as “remuneration income” (although the proper income classification is currently being litigated in the Japanese courts) and will be taxed at your marginal tax rate.  Social insurance contributions will not be due on gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise.  Effective from January 1, 2003, the standard tax rate on net capital gains for certain listed shares (including those listed on a foreign stock market) is 20% if they are sold through a securities broker licensed in Japan.  Additional favorable capital gain tax treatment (including a temporary capital gain tax rate of 10% in the case where certain listed shares are sold through a securities broker licensed in Japan) may apply on a temporary basis for shares sold for the period between 2003 and 2007.  These favorable treatments will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain conditions.  If conditions for these favorable treatments cannot be satisfied, then the 26% capital gain tax rate applies.  Please also note that the capital gain taxation in Japan is characterized as a sort of separate taxation under which capital gain is taxable separately from ordinary income.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Japan on any dividends received and also to United States federal withholding tax.  If the dividend payments are made through a Japanese paying agent, Japanese withholding tax will be imposed on the dividend amount net of the foreign withholding tax.  You may be entitled to a foreign tax credit against your Japanese income tax for the United States federal income tax withheld if you are a Japanese resident taxpayer and if you choose the aggregate taxation method (Sogo Kazei) on such dividend income.  If you choose the separate taxation method (Bunri Kazei), no tax credit will be allowed.  The dividend taxation method may change due to the 2003 Japanese tax legislation.

Withholding and Reporting

Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is generally not required to withhold income tax or social security contributions when you exercise your new option.  It is your responsibility to report and pay any taxes resulting from your participation in the Plans.

Exchange Control Information

If you intend to acquire shares whose value exceeds (Yen) 100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days from the purchase of the shares (provided, however, if you acquire such shares through a securities company in Japan, such requirement will not be imposed).  In addition, a reporting requirement will arise each time a payment is made with respect to such transaction.  The reporting requirement for each payment will only arise if the amount of the payment exceeds (Yen) 5,000,000 or its equivalent in any other currency.  Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Tax Residents of Korea

Option Exchange

We believe it is unlikely that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares on the difference between the sale price and the fair market value on the date of exercise.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Korea on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Korean income tax for the United States federal income tax withheld.

Withholding and Reporting

In the case of Class A income, your local Korean employer must withhold the income tax and the resident’s tax from your regular wages.  Class B income, on the other hand, is not subject to Korean withholding taxes, but will still be included as part of your composite income.  You must report this amount on your annual Korean tax return and pay the taxes due.  Alternatively, you may join a tax association and have your income taxes withheld by the tax association, which will, in turn, submit it to the tax authorities.  The benefit of doing this is that you may receive a tax credit of 10% of your income taxes due on the Class B income.  The standards for qualifying for the deduction and the amount of deduction can be complicated so you should consult with your personal tax advisor for additional information.

Exchange Control Information

When you exercise your option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea.  This is an automatic procedure that does not require approval of the remittance from the bank.  You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Tax Residents of Mexico

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

The tax treatment of stock options for Mexican employees on the date of exercise is unclear under current Mexican laws.  In particular, it is doubtful whether the spread of the stock options should constitute ordinary taxable income under all circumstances (e.g. like your salary) or only if the Mexican employer reimburses the grantor of the stock options.  In addition, the Mexican tax authority could very well argue that if the spread of the stock options is not taxable as ordinary taxable income, then it should constitute a taxable gift, in which case, to the extent the spread of the stock options were to exceed three times the minimum annual salary, it will be subject to income taxes at the ordinary tax rates (e.g. at maximum 35% rate).  Please consult with your personal tax advisor.

Sale of Shares

Upon sale of the shares, you will recognize “income from the disposition of property” (e.g. capital gain) equal to the amount by which the sale price exceeds the amount paid for the stock (with an adjustment for inflation, plus any brokerage fees paid to buy or sell the stock).

Under Mexican Income Tax Law, the “income from the disposition of property” or the capital gain would be computed by dividing the amount of the gain realized by the number of years that the employee held the shares; provided that under no circumstances the holding period may exceed 20 years.  The resulting amount is then added to the employee’s other net taxable income.  Finally, the employee may elect between having the remaining portion of the capital gain taxes at (i) the average effective tax rate for the taxable year, or (ii) the average effective tax rate for the last five taxable years including the current taxable year.  As a general rule, an estimated tax payment at the rate of 20% on the gross income should be withheld by the purchaser of the shares if he or she is a resident of Mexico or has a permanent establishment in Mexico.  Otherwise, you would be required to pay directly the corresponding tax.  Under certain circumstances, a possibility could exist for a reduced withholding.

Please consult with your personal tax advisor.

Under Article 109 (XXVI) of the Mexican Income Tax Law and Rule 3.4.9. of the Administrative Guidelines (“Resolución Miscelánea”), the transfer of stock issued by Mexican or foreign companies is exempted from Mexican income taxation if the stock is publicly traded at the Mexican Stock Exchange.  The current criterion of both the Mexican Treasury Department and the National Securities Commission is that such exemption is only available in the case of transfers of shares issued by Mexican companies or foreign companies but traded at the Mexican Stock Exchange, whether or not such shares may in addition be traded over a foreign exchange.  In other words, the sale of your stock through a foreign stock exchange would not be subject, for the time being, to this tax exemption.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Mexico on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Mexican income tax for the United States federal income tax withheld.

Withholding and Reporting

If your local employer reimburses Apple for the spread and you recognize the spread as taxable salary income, your employer will be required to withhold from your regular paycheck income and social security taxes.

Tax Residents of the Netherlands

Option Exchange

In principle, an option exchange is qualified as a deemed disposal of the cancelled options, which may result in taxation if the disposal takes place within three years after the acceptance date.  The Dutch Ministry of Finance is still in the process of preparing a decree that should clarify the tax consequences of an option exchange; however, at this time the decree has not been issued.  You should note that the fact that the outstanding options are currently out of the money will not nullify the entire value of the options (since the outstanding options are exchanged for new options, it must be considered that the outstanding options have some value).

Grant of New Options

You will not be subject to taxation in the Netherlands at the time you are granted a new option.

Vesting of New Options

You will be subject to Dutch taxation on the dates you vest in your new options (i.e., the moment your new options become unconditional exercisable).  The taxable amount is determined under complicated valuation rules, but generally is a percentage of the fair market value of the underlying shares on the date of vesting.  As stated above, you should consult your personal tax advisor for specific information concerning the valuation of your options upon vesting.

Exercise of New Options

If you exercise or otherwise dispose of your new options within three years of the date of acceptance, any gains you realize will constitute additional income from your employment and you will be subject to additional income tax.  However, taxation is limited to the part of the capital gain that exceeds the value of the stock option previously taxed upon the first taxable moment.  Therefore, no additional tax on exercise will occur if the capital gain realized is lower than the amount that was taxed when the option vested.  In that event no tax will be refunded.

Sale of Shares

Generally, once the new option has been taxed at vesting (and at exercise (within 3 years)), gains or losses realized upon the sale of your shares are not taxable, provided you hold less than 5% of Apple’s shares as a private investment.

Deferral of Taxation

Based on the 1964 Dutch Wage Tax Act, you can defer taxation until the moment at which your new options are exercised.  In that event, tax will be imposed on the benefit actually derived (i.e., the value of the underlying shares at that time minus the exercise price of your new options).  Once the choice in favor of deferred taxation has been made, it will be irrelevant at what moment your options vest and within what period your options are exercised (within three years after the acceptance date or at a later date).  Please note that the choice in favor of deferred taxation does not apply to the levy of Dutch social security premiums (if any).

If you opt for taxation at the moment at which your new options are exercised, the choice in favor thereof must be explicitly indicated.  You and the local employer must make the choice in favor of deferred taxation together and in writing.  In addition, the choice must be made known to the Dutch Tax Authorities no later than the moment at which your new options become unconditionally exercisable for the first time.  If your new options become unconditionally exercisable (i.e., if they vest) at different points in time, the choice in favor of deferred taxation must be made known to the Dutch Tax Authorities prior to the first vesting, at the latest.  The choice will apply to all of your new options that are covered by the stock option contract in question.  It is impossible to go back on a choice once it has been made.

If, at the time at which your new options are granted, the exercise price of your new options is lower than the value (price on the stock exchange) of the underlying shares (i.e., if your stock options already had an intrinsic value upon being granted), the following will apply with respect to the choice in favor of deferred taxation.

The intrinsic value that your new options may already have at the time at which they are granted does not qualify for deferral.  Consequently, that value will be taxed at the time at which your new options vest if and insofar the intrinsic value still exists.  In the event that your new options are exercised at a later date, the intrinsic value previously taxed may be deducted.  However, such a deduction will not result in a tax refund.

In view of the above, it is very important if deferred taxation is preferred that the exercise price of your new options be at least equal to the value (price on the stock exchange) of the underlying shares on the grant date.  In this context, the Dutch State Secretary of Finance explicitly indicated that a stock option grant is not perfect for tax purposes until the moment at which the employee accepts the stock options, which in general must be done in writing.  Therefore, the date of acceptance of your new options combined with the value of the shares on that date is decisive for the question whether your new options already had an intrinsic value upon being granted.

Dividends

Under the 2001 Personal Income Tax Act received dividends are exempt from taxation.  However, once a year, the fair market value of the shares (if any) will be taxed against a fixed yield tax of (effectively) 1.2%.

Withholding and Reporting

Your employer is required to withhold wage taxes from your regular paycheck and report any benefits derived from the exchange program or the Plans on its periodic wage tax return.  Furthermore, benefits are subject to social security and national insurance contributions, which will also be withheld from your regular paycheck.  At the time of vesting, and at the time of exercise (in case you have exercised your stock options within three years after the date of acceptance or in case you have chosen for deferral of taxation under the new tax regime), you will have to make arrangements with Apple and your local employer for payment of any applicable withholdings.

Tax Residents of Norway

Option Exchange

You will not be subject to Norwegian taxation as a result of the exchange of an outstanding option for a new option.  Any gain taxed at the time the outstanding option was granted will be tax deductible at the time the option is exchanged for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option and subscribe for shares, you will be subject to Norwegian taxation on the difference between the fair market value of the shares on the date of exercise and the grant price.  This gain will be taxed as employment income.  The gain is also subject to social insurance contributions.  You may be able to exclude an amount equal to 20% of the fair market value of the shares, up to a limit of NOK1,500, from your taxable income provided certain conditions are met.  Please consult with your tax advisor to determine if the exclusion applies to you.

Pursuant to new tax regulations for the income year 2002, it is possible, for calculation purposes, to claim a portion of the taxable income over the income years of the option period (i.e., the number of years between grant and exercise), if this gives a more favorable result than taxing the whole income in the year of exercise.  This may result in a more favorable overall taxation because taxable income is subject to progressive tax rates and social security tax rates.

Sale of Shares

If you acquire shares upon the exercise of your new option, you will be subject to tax upon any gain when you subsequently sell the shares.  Your taxable gain on the sale of shares will be the difference between the sale price and the fair market value on the date of exercise.  This gain is taxed as a capital gain at a rate of 28%.

Wealth Tax

Any shares that you hold at the end of the year will be subject to Norwegian wealth tax at a rate of up to 1.1%, based on the market value of the shares at that time.  Your new option may be subject to wealth tax.  Please consult with your tax advisor to determine if your options are subject to wealth tax.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to Norwegian taxation at a rate of 28% on any dividends received.  In addition, a 15% United States federal withholding tax applies under the terms of the tax treaty between the United States and Norway.  In order to be eligible for the 15% withholding tax rate, you must provide Apple (or its agent) with information proving your eligibility for the tax treaty rate.  Otherwise, the applicable U.S. withholding tax rate will apply.  You may be entitled to a foreign tax credit against your Norwegian income tax for the United States federal withholding tax.  In order to claim a tax credit, you must submit a statement and documentation detailing the amount of dividends received and any United States withholding tax paid.

Withholding and Reporting

Under current laws, withholding and reporting for income tax and social insurance are required when you exercise your new option.  Your employer will report the exercise of options to the Norwegian tax authorities.  Moreover, your employer is required to estimate and report the fair market value of the shares and any benefit due on the exercise of the options.  Your employer is also obligated to withhold income and social security taxes at the applicable tax event (i.e., presently at exercise).  Please note that you should also report income from the option in your annual tax return.  You will be responsible for paying any difference between the actual tax liability and the amount withheld.  It is also your responsibility to pay any tax liability on dividends received.  It is very important that all relevant information regarding the exercise of your option, capital gain on the sale of shares and dividends paid on the shares, is reported correctly in your tax return.  If you maintain that the option is not subject to wealth tax, we recommend that you provide sufficient information in the tax return, enabling the tax authorities to assess your tax position.

Tax Residents of Singapore

Option Exchange

You may be subject to tax as a result of the exchange of an outstanding option for a new option as Inland Revenue (the “IRAS”) may view the exchange as a taxable release.  We believe that in practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them.  However, please consult with your tax advisor.

Exercise of New Option

Assuming you are not taxed as a result of the exchange of an outstanding option for a new option, when you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price unless you are eligible for an exemption or deferral.  Please consult your tax advisor to determine if an exemption or deferral applies to you.

However, if you are neither a Singapore citizen nor a Singapore permanent resident, different rules may apply to you.  Please consult with your tax advisor.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax on gain when you sell the shares, provided you are not in the business of buying and selling securities.

Dividends

If you exercise your new option to purchase shares and hold the shares, you may be entitled to receive dividends.  You will be subject to tax in Singapore on any dividends received into Singapore and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Singapore income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer is not required to withhold income tax or Central Provident Fund Contributions on your new option.  However, if you are not a Singapore citizen or Singapore permanent resident and you are about to cease employment or leave Singapore, special rules will apply to you.  Please consult with your tax advisor.

Your employer will report the exercise of your options on your Form IR8A outlining all salary and benefits paid to you during the year.  Your employer will give your Form IR8A to you and it is your responsibility to file your income tax return and pay all applicable taxes.  You will be responsible for paying any tax liability upon exercise or upon the end of the deferral period, if applicable.  It is also your responsibility to pay any tax liability on dividends received into Singapore.

Reporting Requirements for Directors

If you are a director, associate director or shadow director of a Singapore affiliate of Apple, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Apple, or any related companies.  Please contact the Singapore affiliate to obtain a copy of the notification form.  In addition, you must notify the Singapore affiliate when you sell shares of Apple or any related company.  These notifications must be made within two days of acquiring or disposing of any interest in Apple or any related company.  Finally, a notification must be made of your interests in Apple or any related company within two days of becoming a director.

Tax Residents of Spain

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your stock option that is granted on a regular and recurrent basis, you will be taxed on the spread you receive, which is the difference between the purchase price and the market value of the stock at the time of purchase.  If a stock option is not granted on a regular and recurrent basis and the period of generation of the income represented by the stock option is greater than 2 years, then the income represented by the spread you receive would be taxable as “ordinary irregular income” or income generated during more than 2 years, in which case forty percent (40%) of the spread would not be subject to taxation provided that forty percent (40%) of the spread does not exceed the result of multiplying the average annual gross salary of the Spanish taxpayer during the last three years (e.g., EURO17,900 for the 2003 fiscal year) by the period of generation of the income represented by the spread of the stock option.  In addition, if the stock options are granted to all the employees (including part-time employees) and upon the exercise of the stock options the employee holds the shares during a minimum period of more than 3 years, then the limitation that 40% exempt portion cannot exceed the result of multiplying EURO17,900 by the period of generation of the income represented by the spread of the stock option is multiplied by 2.  In this regard, it should be noted that there is a rebuttable legal presumption that the income represented by the spread of the stock option is deemed to have been generated within 5 years.

The Spanish tax authorities have recently clarified that stock options are deemed not to have been granted on a regular and recurrent basis when they are not granted every year and the vesting period for the exercise of the stock options is at least more than 2 years.

Sale of Shares

Any “capital gain” you realize upon the sale of your stock will be subject to tax.  Capital gains equal the difference between the market value of the stock when sold and the market value of the stock when purchased.  If you hold your stock for 1 year or less, then any gains will be taxed as ordinary income, much like your salary or bonus would be.  If you hold your stock for more than 1 year, then the capital gain would be taxed at a 15% flat rate.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Spain on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Spanish income tax for the United States federal income tax withheld.

Withholding and Reporting

The benefits provided under the Plan may be considered as taxable income.  As a result, to the extent the benefits under the Plan are considered taxable income, your employer is required to withhold wage taxes from your regular paycheck and report any benefits derived from the Plan on its periodic wage tax return.  You will have to make arrangements to pay any required withholding taxes with Apple and your local employer prior to exercising your options.  The amount to be withheld varies between 18% and 45% depending on your net taxable income, family circumstances, etc. Benefits may also be subject to social security contributions, which will also be withheld from your regular paycheck.  A determination will have to be made at the time you exercise your options as to whether or not they are subject to a partial exemption because they are not granted on a regular and recurrent basis.

Exchange Control Information

It is your responsibility to comply with the exchange control regulations in Spain.  The purchase of Apple shares must be declared for statistical purposes to the Spanish Oficina de Politica

Comercial y de Inversiones Extranjeras (the “OPCIE”).  If you purchase the shares through the use of a Spanish financial institution (i.e., a broker operating in Spain), that institution will automatically make the declaration to the OPCIE for you.  Otherwise, you must make the declaration yourself by filing a form with the OPCIE.  When you receive any foreign currency payments (i.e., as a result of the sale of the shares or the receipt of dividends), you must inform the institution receiving the payment of the basis upon which such payment is made and provide certain specific information (e.g., your name, address, and fiscal identification number; the name and corporate domicile of Apple; the amount of the payment; the type of foreign currency received; the country of origin and the reason for the payment).  If you acquire shares upon the exercise of your new option and wish to import the ownership title of such shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the OPCIE.

Tax Residents of Sweden

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax and social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the grant price.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares at a flat 30% rate (2003).  The taxable amount is calculated as the difference between the sale price and the grant price to which an amount is added corresponding to the taxable value at exercise.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will be subject to tax in Sweden on any dividends received and to United States federal withholding tax.

Withholding and Reporting

Your employer is required to withhold and report for income tax and social insurance contributions when you exercise your new option.  You will be responsible for reporting to your employer that you have exercised your new option and the taxable amount.  You must make this report no later than the month after the exercise.

Exchange Control Information

Effective January 1, 2002, employees are no longer required to furnish an undertaking to the National Tax Board nor are they required to deposit foreign shares with a stockbroker.

Foreign and local banks or financial institutions (including brokers) engaged in cross-border transactions that are subject to approval by the Swedish National Finance Inspection Board are required to report income statements to the Swedish National Tax Board.

Sweden has not enacted any exchange controls or restrictions on the amount of money that can be remitted outside of Sweden.  Any payments to or from a foreign country exceeding SEK100,000 must be reported to the Swedish Central Bank (Sw. Riksbanken).  Further, the party arranging the transfer of payment is obliged to issue a statement of the payment to the tax authority.

In addition, in order to prevent money laundering, banks, companies operating in securities, companies conducting exchange business, life assurance companies and other financial institutions are obliged to perform an identity control in case of transactions exceeding SEK110,000.  Financial institutions must also examine all transactions suspected of constituting money laundering and are obliged to report such transactions to the National Swedish Police Board.

Tax Residents of Switzerland

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant or Exercise of New Option

You may be subject to tax when the new option is granted to you.  If taxation occurs at grant, you will be subject to tax on the value of the outstanding option at that time.  To assess this value, your employer will have a valuation performed to determine the taxable amount.  If the taxable event is exercise, you will be taxed on the difference between the fair market value of the shares on the date of exercise and the grant price.  Finally, please note that a new tax law regarding stock options has been proposed in Switzerland.  If passed, this new law may change the tax consequences of your new option.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax upon the subsequent sale.

Dividends

If you exercise your new option to acquire shares, you may be entitled to receive dividends.  You will be subject to tax in Switzerland on any dividends received and also to United States federal withholding tax.  You may be entitled to a foreign tax credit against your Swiss income tax for the United States federal income tax withheld.

Withholding and Reporting

If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer will not withhold income tax at the time of grant, vesting, exercise, or subsequent sale of shares.  Your employer will include your taxable income on your annual “certificate of salary” which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event.  It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the exercise of your options.  If you are a foreign employee holding a “B” permit, or if you are an employee subject to income taxation at source, your employer will withhold and report income tax and social security contributions.  Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes the exact amount of taxes based on your tax return.

Tax Residents of Taiwan

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will not be subject to tax.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

Dividends

If you exercise your new option to purchase shares, you may be entitled to receive dividends.  You will not be subject to tax in Taiwan on any dividends received.  You will, however, be subject to United States federal withholding tax at a rate of 30%.

Withholding and Reporting

Your employer is not required to withhold or report income tax at the time of exercise or sale.

Tax Residents of Thailand

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Because of legal restrictions in Thailand, when you exercise the new option you will be limited to using the cashless exercise for cash exercise method of exercise.  You will be subject to tax on the difference between the fair market value of the shares sold and the grant price.

Sale of Shares

You will not be eligible to acquire shares pursuant to your new award.

Dividends

You will not be eligible to acquire shares pursuant to your new award.

Withholding and Reporting

Generally, your employer will not withhold income taxes at the time of exercise.  You are responsible for reporting and paying any taxes due.  However, if your employer has agreed to reimburse Apple for the spread, then your employer will be required to withhold the withholding tax at the personal income tax rate of between 5% and 37%.

Exchange Control Information

Effective as of 1 September 2002, Thai individuals may remit funds abroad to invest in securities up to a maximum of US$100,000 per year.

15.          Extension of offer; termination; amendment.

We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e–4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing notes sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in the offer or the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least 10 business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

16.          Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.          Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.     Our annual report on Form 10–K for our fiscal year ended September 28, 2002, filed with the SEC on December 19, 2002,
2.     Our quarterly report on Form 10-Q for our quarter ended December 28, 2002, filed with the SEC on February 10, 2003,
3.     The description of our common stock contained in our Registration Statement on Form 8–A, filed with the SEC on May 26, 1989, and
4.     The Certificate of Determination of Preferences of our Series A Non-Voting Convertible Preferred Stock attached as Exhibit 4.9 to our annual report on Form 10-K for our fiscal year ended September 26, 1997.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1–800–SEC–0330.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Apple Computer, Inc., 1 Infinite Loop, Cupertino, California 95014 Attention: Stock Plan Administration, or telephoning Stock Plan Administration at telephone number (408) 996–1010.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.          Financial statements.

Attached as Schedule B to this offer to exchange are our financial statements that are included in our annual report on Form 10–K for our fiscal year ended September 28, 2002, filed with the SEC on December 19, 2002, and our quarterly report on Form 10-Q, filed with the SEC on February 10, 2003.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

19.          Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Apple Computer, Inc.

March 20, 2003

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF APPLE COMPUTER, INC.

The executive officers and directors of Apple Computer, Inc. and their positions and offices as of March 19, 2003, are set forth in the following table:

Name	Position and Offices Held

Steven P. Jobs	Chief Executive Officer and Director
Fred D. Anderson	Executive Vice President and Chief Financial Officer
Timothy D. Cook	Executive Vice President, Worldwide Sales and Operations
Nancy R. Heinen	Senior Vice President, General Counsel and Secretary
Ronald B. Johnson	Senior Vice President, Retail
Peter Oppenheimer	Senior Vice President of Finance and Corporate Controller
Jonathan Rubinstein	Senior Vice President, Hardware Engineering
Philip W. Schiller	Senior Vice President, Worldwide Product Marketing
Sina Tamaddon	Senior Vice President, Applications
Avadis Tevanian, Jr.	Senior Vice President, Software Engineering
William V. Campbell	Director
Millard S. Drexler	Director
Albert Gore, Jr.	Director
Arthur D. Levinson	Director
Jerome B. York	Director

The address of each executive officer and director is: c/o Apple Computer, Inc., 1 Infinite Loop, Cupertino, California 95014.

None of the executive officers or directors identified on this Schedule A are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF APPLE COMPUTER, INC.

All financial statement schedules have been omitted, since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements and Notes thereto.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except share and per share amounts)

	Three Months Ended
	December 28, 2002	December 29, 2001
Net sales	$1,472	$1,375
Cost of sales	1,066	953

Gross margin	406	422

Operating expenses:
Research and development	121	113
Selling, general, and administrative	299	289
Restructuring costs	23	24

Total operating expenses	443	426

Operating income (loss)	(37)	(4)
Other income and expense:
Gains on non-current investments, net	—	23
Interest and other income, net	29	34

Total other income and expense	29	57

Income (loss) before provision for (benefit from) income taxes	(8)	53
Provision for (benefit from) income taxes	(2)	15

Income (loss) before accounting change	(6)	38
Cumulative effect of accounting change, net of income taxes of $1	2	—

Net income (loss)	(8)	$38

Earnings (loss) per common share before accounting change:
Basic	$(0.02)	$0.11
Diluted	$(0.02)	$0.11
Earnings (loss) per common share:
Basic	$(0.02)	$0.11
Diluted	$(0.02)	$0.11
Shares used in computing earnings (loss) per share (in thousands):
Basic	359,057	351,330
Diluted	359,057	357,509

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share amounts)

	December 28, 2002	September 28, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$2,612	$2,252
Short-term investments	1,850	2,085
Accounts receivable, less allowances of $49 and $51, respectively	497	565
Inventories	44	45
Deferred tax assets	177	166
Other current assets	204	275

Total current assets	5,384	5,388
Property, plant and equipment, net	605	621
Non-current debt and equity investments	28	39
Acquired intangible assets	116	119
Other assets	136	131

Total assets	$6,269	$6,298

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$817	$911
Accrued expenses	778	747

Total current liabilities	1,595	1,658
Long-term debt and other non-current liabilities	320	316
Deferred tax liabilities	238	229

Total liabilities	2,153	2,203

Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 900,000,000 shares authorized; 360,257,233 and 358,958,989 shares issued and outstanding, respectively	1,840	1,826
Acquisition-related deferred stock compensation	(1)	(7)
Retained earnings	2,317	2,325
Accumulated other comprehensive income (loss)	(40)	(49)

Total shareholders' equity	4,116	4,095

Total liabilities and shareholders' equity	$6,269	$6,298

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Three Months Ended
	December 28, 2002	December 29, 2001
Cash and cash equivalents, beginning of the period	$2,252	$2,310

Operating:
Net income (loss)	(8)	38
Cumulative effect of accounting change, net of taxes	2	—
Adjustments to reconcile net income to cash generated by (used for) operating activities:
Depreciation and amortization	32	28
Non-cash restructuring	12	4
Provision for deferred income taxes	2	(10)
Loss on disposition of property, plant, and equipment	3	2
Gains on sales of short-term investments	(9)	(3)
Gains on sales of non-current investments	—	(23)
Changes in operating assets and liabilities:
Accounts receivable	68	(32)
Inventories	1	(12)
Other current assets	71	(12)
Other assets	(12)	3
Accounts payable	(94)	29
Other current liabilities	42	30

Cash generated by operating activities	110	42

Investing:
Purchase of short-term investments	(674)	(1,382)
Proceeds from maturities of short-term investments	500	647
Proceeds from sales of short-term investments	409	319
Purchase of property, plant, and equipment	(20)	(36)
Proceeds from sales of non-current investments	13	25
Other	9	10

Cash generated by (used for) investing activities	237	(417)

Financing:
Proceeds from issuance of common stock	13	11

Cash generated by financing activities	13	11

Increase (decrease) in cash and cash equivalents	360	(364)

Cash and cash equivalents, end of the period	$2,612	$1,946

Supplemental cash flow disclosures:
Cash paid for income taxes, net	$17	$8

See accompanying notes to condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1—Summary of Significant Accounting Policies

        Apple Computer, Inc. and its subsidiaries (the Company) designs, manufactures, and markets personal computers and related personal computing and communicating solutions for sale primarily to education, creative, consumer, and business customers.

Basis of Presentation and Preparation

        The accompanying condensed consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Interim information is unaudited; however, in the opinion of the Company's management, all adjustments of a normal recurring nature necessary for a fair statement of interim periods presented have been included. The results for interim periods are not necessarily indicative of results to be expected for the entire year.

        These condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company's annual consolidated financial statements and the notes thereto for the fiscal year ended September 28, 2002, included in its Annual Report on Form 10-K for the year ended September 28, 2002 (the 2002 Form 10-K).

Accounting for Asset Retirement Obligations

        On September 29, 2002, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. All of the Company's existing asset retirement obligations are associated with commitments to return property subject to operating leases to original condition upon lease termination. The Company estimated that as of September 29, 2002, gross expected future cash flows of $9.5 million would be required to fulfill these obligations.

        As of the date of adoption, the Company recorded a $6 million long-term asset retirement liability and a corresponding increase in leasehold improvements. This amount represents the present value of expected future cash flows associated with returning certain of the Company's leased properties to original condition. The difference between the gross expected future cash flow of $9.5 million and its current present value of $6 million will be accreted over the life of the related leases as an operating expense. Net of the related income tax effect of approximately $1 million, adoption of SFAS No. 143 resulted in an unfavorable cumulative-effect type adjustment to net income of approximately $2 million. This adjustment represents cumulative depreciation and accretion that would have been recognized through the date of adoption of SFAS No. 143 had the statement been applied to the Company's existing asset retirement obligations at the time they were initially incurred.

Stock-Based Compensation

        The Company measures compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees and has provided pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense. The Company has elected to follow APB No. 25 because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options and employee stock purchase plan shares. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

        As required under SFAS 123, the pro forma effects of stock based compensation on net income and earnings per common share for employee stock options granted and employee stock purchase plan purchases have been estimated at the date of grant and beginning of the period, respectively, using a Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options and shares are amortized to pro forma net income over the options' vesting period and the shares' plan period.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected life of options and the Company's expected stock price volatility. Because the Company's employee stock options and employee stock purchase plan shares have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable measure of the fair value of the Company's employee stock options and employee stock purchase plan shares.

        For purposes of the pro forma disclosures provided pursuant to SFAS No. 123, the expected volatility assumptions used by the Company have been based solely on historical volatility rates of the Company's common stock. The Company has made no adjustments to its expected volatility assumptions based on current market conditions, current market trends, or expected volatility implicit in market traded options on the Company's stock. The Company will continue to monitor the propriety of this approach to developing its expected volatility assumption and could determine for future periods that adjustments to historical volatility and/or use of a methodology that is based on the expected volatility implicit in market traded options on the Company's common stock are more appropriate based on the facts and circumstances existing in future periods.

        For purposes of pro forma disclosures, the estimated fair value of the options and shares is amortized to pro forma net income over the options' vesting period and the shares' plan period. The

Company's pro forma information for the three months ended December 28, 2002 and December 29, 2001 follows (in millions, except per share amounts):

	Three Months Ended
	12/28/02	12/29/01
Net income (loss)—as reported	$(8)	$38
Stock-based employee compensation expense determined under the fair value based method for all awards, net of tax	(53)	(57)

Net income (loss)—pro forma	$(61)	$(19)

Net income (loss) per common share—as reported
Basic	$(0.02)	$0.11
Diluted	$(0.02)	$0.11
Net income (loss) per common share—pro forma
Basic	$(0.17)	$(0.05)
Diluted	$(0.17)	$(0.05)

Note 2—Financial Instruments

Cash, Cash Equivalents and Short-Term Investments

        The following table summarizes the fair value of the Company's cash and available-for-sale securities held in its short-term investment portfolio, recorded as cash and cash equivalents or short-term investments as of December 28, 2002, and September 28, 2002 (in millions):

	12/28/02	9/28/02
Cash	$162	$161
U.S. Treasury and Agency securities	38	47
U.S. corporate securities	1,610	1,952
Foreign securities	802	92

Total cash equivalents	2,450	2,091
U.S. Treasury and Agency securities	851	681
U.S. corporate securities	713	988
Foreign securities	286	416

Total short-term investments	1,850	2,085

Total cash, cash equivalents, and short-term investments	$4,462	$4,337

        The Company's short-term investment portfolio recorded as cash and cash equivalents or short-term investments consists of investments in U.S. Treasury and Agency securities, U.S. corporate securities, and foreign securities. The Company's U.S. corporate securities consist primarily of commercial paper, loan participations, certificates of deposit, time deposits, and corporate debt securities. Foreign securities consist primarily of foreign commercial paper, loan participation, certificates of deposit and time deposits with foreign institutions, most of which are denominated in U.S. dollars. Net unrealized gains on the Company's investment portfolio, primarily related to investments with stated maturities greater than 1 year, were $11 million as of December 28, 2002 and $20 million as of September 28, 2002. The Company occasionally sells short-term investments prior to their stated maturities. As a result of such sales, the Company recognized gains of $9 million during the first quarter of 2003 and $3 million during the first quarter of 2002. These gains were included in interest and other income, net.

        As of December 28, 2002, $889 million of the Company's investment portfolio was classified as short-term investments with maturities ranging from 1 to 5 years. As of September 28, 2002, $1.087 billion of the Company's investment portfolio was classified as short-term investments with maturities ranging from 1 to 5 years.

Non-Current Debt and Equity Investments and Related Gains

        The Company has held significant investments in ARM Holdings plc (ARM), Samsung Electronics Co., Ltd. (Samsung), Akamai Technologies, Inc. (Akamai) and EarthLink Network, Inc. (EarthLink). These investments have been reflected in the consolidated balance sheets as non-current debt and equity investments and have been categorized as available-for-sale requiring that they be carried at fair value with unrealized gains and losses, net of taxes, reported in equity as a component of accumulated other comprehensive income. All realized gains on the sale of these investments have been included in other income. The combined fair value of these investments held by the Company was $28 million and $39 million as of December 28, 2002, and September 28, 2002, respectively.

        During the first quarter of 2003, the Company sold 2,580,000 shares of EarthLink stock for net proceeds of approximately $13.7 million, an amount that approximated the Company's carrying value of the shares. During the first quarter of 2002, the Company sold 4.7 million shares of ARM stock for both net proceeds and a gain before taxes of $21 million. During the first quarter of 2002, the Company also sold 250,000 shares of Akamai and 117,000 shares of EarthLink stock for net proceeds of approximately $2 million each and a gain before taxes of $710,000 and $223,000, respectively.

Derivative Financial Instruments

        The Company uses derivatives to partially offset its business exposure to foreign exchange and interest rate risk. Foreign currency forward and option contracts are used to offset the foreign exchange risk on certain existing assets and liabilities and to hedge the foreign exchange risk on expected future cash flows on certain forecasted revenues and cost of sales. From time to time, the Company enters into interest rate swap agreements to modify the interest rate profile of certain investments and debt. The Company's accounting policies for these instruments are based on whether the instruments are designated as hedge or non-hedge instruments. The Company records all derivatives on the balance sheet at fair value. As of the end of the first quarter of 2003, the general nature of the Company's risk management activities and the general nature and mix of the Company's derivative financial instruments have not changed materially from the end of fiscal 2002.

Foreign Exchange Risk Management

        The Company enters into foreign currency forward and option contracts with financial institutions primarily to protect against foreign exchange risk associated with existing assets and liabilities, certain firmly committed transactions and certain probable but not firmly committed transactions. Generally, the Company's practice is to hedge a majority of its existing material foreign exchange transaction exposures. However, the Company may not hedge certain foreign exchange transaction exposures due to immateriality, prohibitive economic cost of hedging particular exposures, or limited availability of appropriate hedging instruments.

Interest Rate Risk Management

        The Company sometimes enters into interest rate derivative transactions, including interest rate swaps, collars, and floors, with financial institutions in order to better match the Company's floating-rate interest income on its cash equivalents and short-term investments with its fixed-rate interest expense on its long-term debt, and/or to diversify a portion of the Company's exposure away from fluctuations in short-term U.S. interest rates. The Company may also enter into interest rate contracts that are intended to reduce the cost of the interest rate risk management program. The Company does not hold or transact in such financial instruments for purposes other than risk management.

Accounting for Derivative Financial Instruments

        On October 1, 2000, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, hedging activities, and exposure definition. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. As of December 28, 2002, the Company had a net deferred loss associated with cash flow hedges of approximately $6 million net of taxes, substantially all of which is expected to be reclassified to earnings by the end of the third quarter of fiscal 2003.

Note 3—Condensed Consolidated Financial Statement Details (in millions)

Inventories

	12/28/02	9/28/02
Purchased parts	$1	$9
Work in process	—	—
Finished goods	43	36

Total inventories	$44	$45

Property, Plant, and Equipment

	12/28/02	9/28/02
Land and buildings	$344	$342
Machinery, equipment, and software	342	367
Office furniture and equipment	69	67
Leasehold improvements	291	281

	1,046	1,057

Accumulated depreciation and amortization	(441)	(436)

Total net property, plant, and equipment	$605	$621

Accrued Expenses

	12/28/02	9/28/02
Deferred revenue	$278	$253
Accrued marketing and distribution	158	136
Accrued compensation and employee benefits	90	93
Accrued warranty and related costs	70	69
Other current liabilities	182	196

Total accrued expenses	$778	$747

Interest and Other Income, Net

	Three Months Ended
	12/28/02	12/29/01
Interest income	$23	$34
Interest expense	(2)	(3)
Miscellaneous other income and expense	8	3

Total interest and other income, net	$29	$34

Non-Trade Receivables

        The Company has non-trade receivables from certain of its manufacturing vendors resulting from the sale by the Company of raw material components to these manufacturing vendors who manufacture sub-assemblies or assemble final products for the Company. The Company purchases these raw material components directly from suppliers. These non-trade receivables, which are included in the condensed consolidated balances sheets in other current assets, totaled $94 million and $142 million as of December 28, 2002, and September 28, 2002, respectively. The Company does not recognize any profits on these sales nor does it reflect the sale of these components in its net sales.

Inventory Prepayment

        In April 2002, the Company made a $100 million prepayment to an Asian supplier for the purchase of components over the following nine months. In return for this deposit, the supplier agreed to supply the Company with a specified level of components in the three consecutive fiscal quarters ending December 28, 2002. If the supplier failed to supply the agreed upon level of components in any of those three fiscal quarters, the Company had the right to cancel the arrangement and receive the amount of the prepayment not utilized plus a penalty. Approximately $14 million and $53 million of this deposit remained unused as of December 28, 2002, and September 28, 2002, respectively, and is reflected in the condensed consolidated balance sheets in other current assets. Although the amount of the prepayment that remains outstanding as of December 28, 2002, was refundable to the Company by January 31, 2003, the Company anticipates that it will utilize this amount for the purchase of components during the second quarter of 2003.

        Although the supplier's existing debt is unrated, its public debt pricing is consistent with other BBB rated companies. The deposit is unsecured and has no stated interest component. The Company is imputing an amount to cost of sales and interest income during each period the deposit is outstanding at an appropriate market interest rate to reflect the economics of this transaction. In light of the supplier's implied debt rating and because the Company's prepayment is unsecured, non-performance by and/or economic deterioration of the supplier could place all or some of the Company's outstanding deposit at risk.

Goodwill and Other Intangible Assets

        The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 3 to 7 years. The Company ceased amortization of goodwill at the beginning of fiscal 2002 when it adopted SFAS No. 142, Goodwill and Other Intangible Assets. Amortization expense related to acquired intangible assets for the three months ended December 28, 2002, and December 29, 2001, was $3 million and $1 million, respectively. The following table summarizes the components of gross and net intangible asset balances (in millions):

	December 28, 2002			September 28, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill (a)	$85	$—	$85	$85	$—	$85
Other intangible assets	5	(5)	—	5	(5)	—
Acquired technology	42	(11)	31	42	(8)	34

Total acquired intangible assets	$132	$(16)	$116	$132	$(13)	$119

(a)
Accumulated amortization related to goodwill of $55 million arising prior to the adoption of SFAS No. 142 has been reflected in the gross carrying amount of goodwill as of December 28, 2002, and September 28, 2002.

Accrued Warranty and Related Costs

        The Company offers a basic limited parts and labor warranty on its hardware products. The basic warranty period for hardware products is typically one year from the date of purchase by the end user. The Company also offers a 90-day basic warranty for Apple software and for Apple service parts used to repair Apple hardware products. The Company provides currently for the estimated cost that may be incurred under its basic limited product warranties at the time related revenue is recognized. Factors considered in determining appropriate accruals for product warranty obligations include the size of the installed base of products subject to warranty protection, historical warranty claim rates, historical cost-per-claim, and knowledge of specific product failures that are outside of the Company's typical experience. The Company assesses the adequacy of its preexisting warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future expectations.

        The following table reconciles changes in the Company's accrued warranties and related costs for the three-month periods ended December 28, 2002, and December 29, 2001 (in millions):

	For the Three Months Ended
	12/28/02	12/29/01
Beginning accrued warranty and related costs	$69	$87
Cost of warranty claims	(18)	(21)
Accruals for product warranties	19	17

Ending accrued warranty and related costs	$70	$83

Note 4—Restructuring Actions

2003 Restructuring Actions

        During the first quarter of 2003, the Company's management approved and initiated restructuring actions with a total cost of $24 million that resulted in the termination of manufacturing operations at the Company-owned facility in Singapore, further reductions in headcount resulting from the shift in PowerSchool product strategy that took place at the end of fiscal 2002, and termination of various sales and marketing activities in the United States and Europe. These restructuring actions will result in the elimination of 260 positions worldwide, 197 of which were eliminated by the end of the first quarter.

        Closure of the Company's Singapore manufacturing operations resulted in severance costs of $1.8 million and costs of $6.7 million to write-off manufacturing related fixed assets. PowerSchool related costs included severance of approximately $550,000 and recognition of $5 million of previously deferred stock compensation that arose when PowerSchool was acquired by the Company in 2001 related to certain PowerSchool employee stockholders who were terminated in the first quarter of 2003. Termination of sales and marketing activities and employees, principally in the United States and Europe, resulted in severance costs of $2.8 million and accrual of costs associated with operating leases on closed facilities of $6.7 million. The total net restructuring charge of $23 million recognized during the first quarter of 2003 also reflects the reversal of $600,000 of unused restructuring accrual originally made during the first quarter of 2002.

        The following table summarizes activity associated with restructuring actions initiated during the first quarter of 2003 (in millions):

	Total Charge	Paid	Non-Cash Charges	Accrual at 12/28/02
Employee severance benefits	$5	$(3)	$—	$2
Deferred compensation write-off	5	—	(5)	—
Asset impairments	7	—	(7)	—
Lease and contract cancellations	7	—	—	7

Totals	$24	$(3)	$(12)	$9

        The Company currently anticipates that substantially all of the remaining accrual will be spent by the end of the third quarter of fiscal 2003, except for certain costs associated with operating leases on closed facilities.

2002 Restructuring Actions

        During fiscal 2002, the Company recorded total restructuring charges of approximately $30 million related to actions intended to eliminate certain activities and better align the Company's operating expenses with existing general economic conditions and to partially offset the cost of continuing investments in new product development and investments in the Company's Retail operating segment.

        During the fourth quarter of 2002, the Company's management approved and initiated restructuring actions with a total cost of approximately $6 million designed to reduce headcount costs in corporate operations and sales and to adjust its PowerSchool product strategy. These restructuring actions will result in the elimination of approximately 180 positions worldwide at a cost of $1.8 million, 162 of which were eliminated by December 28, 2002. Eliminated positions were primarily in corporate operations, sales, and PowerSchool related research and development. The shift in product strategy at PowerSchool included discontinuing development and marketing of PowerSchool's PSE product. This shift resulted in the impairment of previously capitalized development costs associated with the PSE product in the amount of $4.5 million. As of December 28, 2002, substantially all of the $6 million accrual had been utilized, except for insignificant severance and related costs associated with the 18 remaining positions.

        During the first quarter of 2002, the Company's management approved and initiated restructuring actions with a total cost of approximately $24 million. These restructuring actions resulted in the elimination of approximately 425 positions worldwide at a cost of $8 million. Positions were eliminated primarily in the Company's operations, information systems, and administrative functions. In addition, these restructuring actions also included significant changes in the Company's information systems strategy resulting in termination of equipment leases and cancellation of existing projects and activities. Related lease and contract cancellation charges totaled $12 million, and charges for asset impairments totaled $4 million. During the first quarter of 2003, the Company reversed the remaining unused accrual of $600,000.

Note 5—Shareholders' Equity

Stock Repurchase Plan

        In July 1999, the Company's Board of Directors authorized a plan for the Company to repurchase up to $500 million of its common stock. This repurchase plan does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time. Since inception of the stock repurchase plan through the end of fiscal 2000, the Company had repurchased a total of 5.05 million shares at a cost of $191 million. No shares have been repurchased since the end of fiscal 2000. During the fourth quarter of 2001, the Company entered into a forward purchase agreement to acquire 1.5 million shares of its common stock in September of 2003 at an average price of $16.64 per share for a total cost of $25.5 million.

Comprehensive Income

        Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of shareholders' equity but are excluded from net income. The Company's other comprehensive income is comprised of foreign currency translation adjustments from those subsidiaries not using the U.S. dollar as their functional currency, from unrealized gains and losses on marketable securities categorized as available-for-sale, and from net deferred gains and losses on certain derivative instruments accounted for as cash flow hedges.

        The following table summarizes components of total comprehensive income, net of taxes, during the three-month periods ended December 28, 2002, and December 29, 2001 (in millions).

	For the Three Months Ended
	12/28/02	12/29/01
Net income (loss)	$(8)	$38
Other comprehensive income:
Change in unrealized gain on derivative instruments	5	25
Change in accumulated translation adjustment	8	(3)
Unrealized gains (losses) on investments	3	(11)
Reclassification adjustment for investment gains included in net income	(7)	(17)

Total comprehensive income	$1	$32

        The following table summarizes activity in other comprehensive income related to derivatives, net of taxes, held by the Company during the three-month periods ended December 28, 2002 and December 29, 2001 (in millions):

	For the Three Months Ended
	12/28/02	12/29/01
Change in fair value of derivatives	$(4)	$26
Adjustment for net losses (gains) realized and included in net income	9	(1)

Change in unrealized gain on derivative instruments	5	25

        The following table summarizes the components of accumulated other comprehensive income, net of taxes, during the three-month periods ended December 28, 2002, and December 29, 2001 (in millions):

	12/28/02	9/28/02
Unrealized gains on available-for-sale securities	$9	$13
Unrealized gains (losses) on derivative investments	(6)	(11)
Cumulative translation adjustments	(43)	(51)

Accumulated other comprehensive income	$(40)	$(49)

Note 6—Employee Benefit Plans

1998 Executive Officer Stock Plan

        The 1998 Executive Officer Stock Plan (the 1998 Plan) is a shareholder approved plan which replaced the 1990 Stock Option Plan terminated in April 1998, the 1981 Stock Option Plan terminated in October 1990, and the 1987 Executive Long Term Stock Option Plan terminated in July 1995. Options granted before these plans' termination dates remain outstanding in accordance with their terms. Options may be granted under the 1998 Plan to the Chairman of the Board of Directors, executive officers of the Company at the level of Senior Vice President and above, and other key employees. These options generally become exercisable over a period of 4 years, based on continued employment, and generally expire 10 years after the grant date. The 1998 Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, and stock purchase rights.

1997 Employee Stock Option Plan

        In August 1997, the Company's Board of Directors approved the 1997 Employee Stock Option Plan (the 1997 Plan), a non-shareholder approved plan for grants of stock options to employees who are not officers of the Company. Options may be granted under the 1997 Plan to employees at not less than the fair market value on the date of grant. These options generally become exercisable over a period of 4 years, based on continued employment, and generally expire 10 years after the grant date.

1997 Director Stock Option Plan

        In August 1997, the Company's Board of Directors adopted a shareholder approved Director Stock Option Plan (DSOP) for non-employee directors of the Company. Initial grants of 30,000 options under the DSOP vest in three equal installments on each of the first through third anniversaries of the date of grant, and subsequent annual grants of 10,000 options are fully vested at grant. Prior to adoption of the DSOP, 60,000 options were granted in total to two then-current members of the Company's Board of Directors.

Employee Stock Purchase Plan

        The Company has a shareholder approved employee stock purchase plan (the Purchase Plan), under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of the lower of the fair market values as of the beginning and end of six-month offering periods. Stock purchases under the Purchase Plan are limited to 10% of an employee's compensation, up to a maximum of $25,000 in any calendar year. During the first quarter of 2003 and 2002, 1.1 million and 692,000 shares, respectively, were issued under the Purchase Plan. As of December 28, 2002, approximately 1 million shares were reserved for future issuance under the Purchase Plan.

Stock Option Activity

        A summary of the Company's stock option activity and related information for the three-month periods ended December 28, 2002, and December 29, 2001 follows (option amounts are presented in thousands):

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at 9/28/02	6,571	109,430	$28.17
Additional Options Authorized	—	—	—
Options Granted	(1,301)	1,301	$15.23
Options Cancelled	1,159	(1,159)	$27.56
Options Exercised	—	(188)	$10.43
Plan Shares Expired	(1)	—	—

Balance at 12/28/02	6,428	109,384	$28.05

Balance at 9/29/01	10,075	97,179	$29.25
Additional Options Authorized	10,000	—
Options Granted	(18,940)	18,940	$19.48
Options Cancelled	1,297	(1,297)	$31.75
Options Exercised	—	(845)	$12.67
Plan Shares Expired	(2)	—

Balance at 12/29/01	2,430	113,977	$27.71

        The options outstanding as of December 28, 2002, have been segregated into five ranges for additional disclosure as follows (option amounts are presented in thousands):

	Options Outstanding
				Options Exercisable
		Weighted- Average Remaining Contractual Life in Years
	Options Outstanding as of December 28, 2002		Weighted Average Exercise Price	Options Exercisable as of December 28, 2002	Weighted Average Exercise Price
$0.83 — $17.31	23,023	6.58	$14.35	13,392	$12.79
$17.32 — $18.50	26,401	8.07	$18.40	13,082	$18.37
$18.51 — $25.93	20,481	8.62	$21.35	5,930	$21.07
$25.94 — $43.59	21,486	7.02	$42.92	21,095	$43.08
$43.60 — $69.78	17,993	7.12	$49.64	11,177	$49.15

$0.83 — $69.78	109,384	7.50	$28.05	64,676	$30.84

Note 7—Stock-Based Compensation

        The Company has provided pro forma disclosures in Note 1 of these Notes to Condensed Consolidated Financial Statements of the effect on net income and earnings per share as if the fair value method of accounting for stock compensation had been used for its employee stock option grants and employee stock purchase plan purchases. These pro forma effects have been estimated at the date of grant and beginning of the period, respectively, using a Black-Scholes option pricing model.

        The assumptions used for the three-month periods ended December 28, 2002, and December 29, 2001, and the resulting estimates of weighted-average fair value per share of options granted and for stock purchases during those periods are as follows:

	For the Three Months Ended
	12/28/02	12/29/01
Expected life of stock options	4 years	4 years
Expected life of stock purchases	6 months	6 months
Interest rate—stock options	2.45%	3.90%
Interest rate—stock purchases	1.75%	3.61%
Volatility—stock options	63%	64%
Volatility—stock purchases	44%	50%
Dividend yields	0	0
Weighted-average fair value of options granted during the period	$7.57	$9.99
Weighted-average fair value of stock purchases during the period	$4.67	$7.01

Note 8—Contingencies

Lease Commitments

        The Company leases various equipment and facilities, including retail space, under noncancelable operating lease arrangements. The Company does not currently utilize any other off-balance-sheet financing arrangements. The major facility leases are for terms of 5 to 10 years and generally provide renewal options for terms of 3 to 5 additional years. Leases for retail space are for terms of 5 to 12 years and often contain multi-year renewal options. As of September 28, 2002, the Company's total future minimum lease payments under noncancelable operating leases were $464 million, of which $209 million related to leases for retail space. As of December 28, 2002, total future minimum lease payments related to leases for retail space increased to $269 million.

Contingencies

        Beginning on September 27, 2001, three shareholder class action lawsuits were filed in the United States District Court for the Northern District of California against the Company and its Chief Executive Officer. These lawsuits are substantially identical, and purport to bring suit on behalf of persons who purchased the Company's publicly traded common stock between July 19, 2000, and September 28, 2000. The complaints allege violations of the 1934 Securities Exchange Act and seek unspecified compensatory damages and other relief. The Company believes these claims are without merit and intends to defend them vigorously. The Company filed a motion to dismiss on June 4, 2002, which was heard by the Court on September 13, 2002. On December 11, 2002, the Court granted the Company's motion to dismiss for failure to state a cause of action, with leave to plaintiffs to amend their complaint. Plaintiff filed their amended complaint on January 31, 2003.

        The Company is subject to certain other legal proceedings and claims that have arisen in the ordinary course of business and have not been fully adjudicated. In the opinion of management, the Company does not have a potential liability related to any current legal proceedings and claims that would have a material adverse effect on its financial condition, liquidity or results of operations. However, the results of legal proceedings cannot be predicted with certainty. Should the Company fail to prevail in any of these legal matters or should several of these legal matters be resolved against the Company in the same reporting period, the operating results of a particular reporting period could be materially adversely affected.

        The parliament of the European Union is working on finalizing the Waste Electrical and Electronic Equipment Directive (the Directive). The Directive makes producers of electrical goods, including personal computers, financially responsible for the collection, recycling, and safe disposal of past and future products. The Directive must now be approved and implemented by individual European Union governments by June 2004, while the producers' financial obligations are scheduled to start June 2005. The Company's potential liability resulting from the Directive related to past sales of its products and expenses associated with future sales of its product may be substantial. However, because it is likely that specific laws, regulations, and enforcement policies will vary significantly between individual European member states, it is not currently possible to estimate the Company's existing liability or future expenses resulting from the Directive. As the European Union and its individual member states clarify specific requirements and policies with respect to the Directive, the Company will continue to assess its potential financial impact. Similar legislation may be enacted in other geographies, including federal and state legislation in the United States, the cumulative impact of which could be significant.

Note 9—Segment Information and Geographic Data

        The Company manages its business primarily on a geographic basis. The Company's reportable segments are comprised of the Americas, Europe, Japan, and Retail. The Americas segment includes both North and South America, except for the activities of the Company's Retail segment. The Europe segment includes European countries as well as the Middle East and Africa. The Japan segment includes only Japan. The Retail segment operates Apple-owned retail stores in the United States. Other operating segments include Asia-Pacific, which includes Australia and Asia except for Japan, and the Company's subsidiary, Filemaker, Inc. Each reportable geographic operating segment provides similar hardware and software products and similar services, and the accounting policies of the various segments are the same as those described in the Summary of Significant Accounting Policies in Note 1, except as described below for the Retail segment.

        The Company evaluates the performance of its operating segments based on net sales and operating income. Net sales for geographic segments are based on the location of the customers. Operating income for each segment includes revenue from third-parties, cost of sales, and operating expenses directly attributable to the segment. Operating income for each segment excludes other income and expense and certain expenses that are managed outside the operating segments. Costs excluded from segment operating income include various corporate expenses, manufacturing costs not included in standard costs, income taxes, and various nonrecurring charges. Corporate expenses include research and development, corporate marketing expenses, and other separately managed general and administrative expenses including certain corporate expenses associated with support of the Retail segment. The Company does not include intercompany transfers between segments for management reporting purposes. Segment assets exclude corporate assets. Corporate assets include cash, short-term and long-term investments, manufacturing facilities, miscellaneous corporate infrastructure, goodwill and other acquired intangible assets, and retail store construction-in-progress that is not subject to depreciation. Except for the Retail segment, capital expenditures for long-lived assets are not reported to management by segment. Capital expenditures by the Retail segment were $6 million in the first quarter of 2003 and $27 million in the first quarter of 2002.

        Operating income for all segments except Retail includes cost of sales at standard cost. Certain manufacturing expenses and related adjustments not included in segment cost of sales, including variances between standard and actual manufacturing costs and the mark-up above standard cost for product supplied to the Retail segment, are included in corporate expenses.

        To assess the operating performance of the Retail segment several significant items are included in its results for internal management reporting that are not included in results of the Company's other segments. First, cost of sales for the Retail segment includes a mark-up above the Company's standard cost to approximate the price normally charged to the Company's major channel partners operating retail stores in the United States. For the quarters ended December 28, 2002 and December 29, 2001, this resulted in the recognition of additional cost of sales above standard cost by the Retail segment and an offsetting benefit to corporate expenses of approximately $23 million and $8.6 million, respectively.

        Second, the Retail segment includes in its net sales proceeds from sales of the Company's extended warranty and support contracts and also recognizes related cost of sales based on the amount such contracts are normally sold to the Company's major channel partners operating retail stores in the United States. This treatment is consistent with how the Company's major channel partners account for the sales and cost of the Company's extended warranty and support contracts. Because the Company has not yet earned the revenue or incurred the costs associated with the sale of these contracts, an offset to these amounts is recognized in the Americas segment's net sales and cost of sales. For the first quarter of 2003, this resulted in the recognition of additional net sales and cost of sales by the Retail segment, with corresponding offsets in the Americas segment, of $5.9 million and $4.2 million, respectively. For the first quarter of 2002, the net sales and cost of sales recognized by the Retail segment for sales of extended warranty and support contracts were $1.1 million and $750,000, respectively.

        Third, a portion of the operating expenses associated with certain high profile retail stores are allocated from the Retail segment to corporate marketing expense. Allocation of these expenses reflects the unique nature of these stores which, given their larger size and extraordinary design elements, function as vehicles for general corporate marketing, corporate sales and marketing events, and brand awareness. Allocated operating costs are those in excess of operating costs incurred by one of the Company's more typical retail locations. Stores were open in two such high profile locations in New York and Los Angeles as of December 28, 2002, both of which were opened in fiscal 2002. Expenses allocated to corporate marketing resulting from the operations of these two stores was $1.1 million in the first quarter of 2003.

        Summary information by operating segment follows (in millions):

	Three Months Ended
	12/28/02	12/29/01
Americas:
Net sales	$738	$703
Operating income	$41	$41
Europe:
Net sales	$351	$363
Operating income	$26	$43
Japan:
Net sales	$139	$183
Operating income	$13	$30
Retail:
Net sales	$148	$48
Operating income (loss)	$(1)	$(8)
Other Segments (a):
Net sales	$96	$78
Operating income	$13	$6

  (a)
  Other Segments constitutes Asia-Pacific and Filemaker. Certain amounts in the first quarter of 2002 related to recent acquisitions and Internet services have been reclassified from Other Segments to the Americas segment to conform to the first quarter of 2003 presentation.

        A reconciliation of the Company's segment operating income to the consolidated financial statements follows (in millions):

	Three Months Ended
	12/28/02	12/29/01
Segment operating income (loss)	$92	$112
Corporate expenses, net	(106)	(92)
Restructuring costs	(23)	(24)

Total operating loss	$(37)	$(4)

Note 10—Earnings Per Share

        Basic earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the dilutive potential shares of common stock had been issued. The dilutive effect of outstanding options is reflected in diluted earnings per share by application of the treasury stock method. Dilutive potential shares of common stock related to stock options were excluded from the calculation of diluted loss per common share for the first quarter of 2003 because their effect would have been antidilutive.

        The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except net income (loss) and per share amounts):

	For the Three Months Ended
	12/28/02	12/29/01
Numerator (in millions):
Income (loss) before accounting change	$(6)	$38

Net income (loss)	$(8)	$38

Denominator:
Weighted-average shares outstanding	359,057	351,330
Effect of dilutive options	—	6,179

Denominator for diluted earnings (loss) per share	359,057	357,509

Basic earnings (loss) per share before accounting change	$(0.02)	$0.11
Cumulative effect of accounting change, net of tax	$—	$—

Basic earnings (loss) per share after accounting change	$(0.02)	$0.11

Diluted earnings (loss) per share before accounting change	$(0.02)	$0.11
Cumulative effect of accounting change, net of tax	$—	$—

Diluted earnings (loss) per share after accounting change	$(0.02)	$0.11

        At December 28, 2002, the Company had options to purchase approximately 109.4 million shares of its common stock outstanding, all of which were excluded from the computation of diluted loss per share for the first quarter of 2003 because the effect would have been antidilutive. Options to purchase approximately 58.4 million shares of common stock that were outstanding at December 29, 2001, were not included in the computation of diluted earnings per share for the first quarter of 2002 because the options' exercise price was greater than the average market price of the Company's common stock during this period, and therefore, the effect would be antidilutive.

Note 11—Related Party Transactions

        Mr. Jerome York, a member of the Board of Directors of the Company, is a member of an investment group that purchased MicroWarehouse, Inc. ("MicroWarehouse") in January 2000. He also serves as its Chairman, President and Chief Executive Officer. MicroWarehouse is a multi-billion dollar specialty catalog and online retailer and direct marketer of computer products, including products made by the Company, through its MacWarehouse catalogue. MicroWarehouse accounted for 3.2% of net sales in the first quarter of fiscal 2003 and 3.3% of the Company's net sales in fiscal 2002. Trade receivables from MicroWarehouse were $23.7 million and $20.9 million as of December 28, 2002, and September 28, 2002, respectively. In addition, the Company purchases miscellaneous equipment and supplies from MicroWarehouse. Total purchases amounted to approximately $834,000 in the first quarter of 2003 and $2.9 million in fiscal 2002.

        In March 2002, the Company entered into a Reimbursement Agreement with its Chief Executive Officer, Mr. Steven P. Jobs, for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for Apple business. The Reimbursement Agreement is effective for expenses incurred by Mr. Jobs for Apple business purposes since he took delivery of the plane in May 2001. During the first quarter of 2003, the Company recognized a total of $84,000 in expenses pursuant to this reimbursement agreement. During fiscal 2002, the Company recognized a total of $1,168,000 in expenses pursuant to this reimbursement agreement related to expenses incurred by Mr. Jobs during 2001 and 2002.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	September 28, 2002	September 29, 2001
ASSETS:
Current assets:
Cash and cash equivalents	$2,252	$2,310
Short-term investments	2,085	2,026
Accounts receivable, less allowances of $51 and $51, respectively	565	466
Inventories	45	11
Deferred tax assets	166	169
Other current assets	275	161

Total current assets	5,388	5,143
Property, plant, and equipment, net	621	564
Non-current debt and equity investments	39	128
Acquired intangible assets	119	76
Other assets	131	110

Total assets	$6,298	$6,021

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$911	$801
Accrued expenses	747	717

Total current liabilities	1,658	1,518
Long-term debt	316	317
Deferred tax liabilities	229	266

Total liabilities	2,203	2,101

Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 900,000,000 shares authorized; 358,958,989 and 350,921,661 shares issued and outstanding, respectively	1,826	1,693
Acquisition-related deferred stock compensation	(7)	(11)
Retained earnings	2,325	2,260
Accumulated other comprehensive income (loss)	(49)	(22)

Total shareholders' equity	4,095	3,920

Total liabilities and shareholders' equity	$6,298	$6,021

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

Three fiscal years ended September 28, 2002	2002	2001	2000
Net sales	$5,742	$5,363	$7,983
Cost of sales	4,139	4,128	5,817

Gross margin	1,603	1,235	2,166

Operating expenses:
Research and development	446	430	380
Selling, general, and administrative	1,111	1,138	1,166
Special charges:
Restructuring costs	30	—	8
In-process research and development	1	11	—
Executive bonus	(2)	—	90

Total operating expenses	1,586	1,579	1,644

Operating income (loss)	17	(344)	522
Other income and expense:
Gains (losses) on non-current investments, net	(42)	88	367
Unrealized loss on convertible securities	—	(13)	—
Interest and other income, net	112	217	203

Total other income and expense	70	292	570

Income (loss) before provision for income taxes	87	(52)	1,092
Provision for (benefit from) income taxes	22	(15)	306

Income (loss) before accounting change	65	(37)	786

Cumulative effect of accounting change, net of income taxes of $5	—	12	—

Net income (loss)	$65	$(25)	$786

Earnings (loss) per common share before accounting change:
Basic	$0.18	$(0.11)	$2.42
Diluted	$0.18	$(0.11)	$2.18
Earnings (loss) per common share:
Basic	$0.18	$(0.07)	$2.42
Diluted	$0.18	$(0.07)	$2.18
Shares used in computing earnings (loss) per share (in thousands):
Basic	355,022	345,613	324,568
Diluted	361,785	345,613	360,324

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In millions, except share amounts which are in thousands)

	Preferred Stock		Common Stock			Acquisition- Related Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)
					Retained Earnings			Total Shareholders' Equity
	Shares	Amount	Shares	Amount
Balances as of September 25, 1999	150	$150	321,598	$1,349	$1,499	$—	$106	$3,104
Components of comprehensive income:
Net income					786			786
Foreign currency translation	—	—	—	—	—	—	(17)	(17)
Change in unrealized gain on available-for-sale securities, net of tax	—	—	—	—	—	—	155	155

Total comprehensive income								924
Common stock issued under stock option and purchase plans	—	—	7,632	85	—	—	—	85
Conversion of Series A preferred stock	(74)	(74)	9,000	74	—	—	—	—
Common stock repurchased	—	—	(2,553)	(116)	—	—	—	(116)
Tax benefit related to stock options	—	—	—	110	—	—	—	110

Balances as of September 30, 2000	76	$76	335,677	$1,502	$2,285	$—	$244	$4,107
Components of comprehensive income (loss):
Net income (loss)					(25)			(25)
Foreign currency translation	—	—	—	—	—	—	(3)	(3)
Change in unrealized gain on available-for-sale securities, net of tax	—	—	—	—	—	—	(267)	(267)
Change in unrealized gain on derivative investments, net of tax	—	—	—	—	—	—	4	4

Total comprehensive income (loss)								(291)
Issuance of common stock and assumption of stock options in connection with acquisition	—	—	2,403	66	—	(13)	—	53
Amortization of acquisition-related deferred stock compensation	—	—	—	—	—	2	—	2
Common stock issued under stock option and purchase plans	—	—	3,660	42	—	—		42
Conversion of Series A preferred stock	(76)	(76)	9,182	76	—	—	—	—
Tax benefit related to stock options	—	—	—	7	—	—	—	7

Balances as of September 29, 2001	—	$—	350,922	$1,693	$2,260	$(11)	$(22)	$3,920
Components of comprehensive income (loss):
Net income (loss)					65			65
Foreign currency translation	—	—	—	—	—	—	5	5
Change in unrealized gain on available-for-sale securities, net of tax	—	—	—	—	—	—	(17)	(17)
Change in unrealized gain on derivative investments, net of tax	—	—	—	—	—	—	(15)	(15)

Total comprehensive income (loss)								38
Amortization of acquisition-related deferred stock compensation	—	—	—	—	—	4	—	4
Common stock issued under stock option and purchase plans	—	—	8,037	105	—	—		105
Tax benefit related to stock options	—	—	—	28	—	—	—	28

Balances as of September 28, 2002	—	$—	358,959	$1,826	$2,325	$(7)	$(49)	$4,095

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

Three fiscal years ended September 28, 2002	2002	2001	2000
Cash and cash equivalents, beginning of the year	$2,310	$1,191	$1,326

Operating:
Net income (loss)	65	(25)	786
Cumulative effect of accounting change, net of taxes	—	(12)	—
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	118	102	84
Provision for deferred income taxes	(34)	(36)	163
Loss on disposition of property, plant, and equipment	7	9	10
(Gains) losses on investments, net	35	(88)	(367)
Unrealized loss on convertible securities	—	13	—
Purchased in-process research and development	1	11	—
Changes in operating assets and liabilities:
Accounts receivable	(99)	487	(272)
Inventories	(34)	22	(13)
Other current assets	(114)	106	(37)
Other assets	(11)	12	20
Accounts payable	110	(356)	318
Other current liabilities	45	(60)	176

Cash generated by operating activities	89	185	868

Investing:
Purchase of short-term investments	(4,144)	(4,268)	(4,267)
Proceeds from maturities of short-term investments	2,846	4,811	3,075
Proceeds from sales of short-term investments	1,254	278	256
Purchases of long-term investments	—	(1)	(232)
Purchase of property, plant, and equipment	(174)	(232)	(142)
Proceeds from sales of equity investments	25	340	372
Cash used for business acquisitions	(52)	—	—
Other	(7)	(36)	(34)

Cash generated by (used for) investing activities	(252)	892	(972)

Financing:
Proceeds from issuance of common stock	105	42	85
Cash used for repurchase of common stock	—	—	(116)

Cash generated by (used for) financing activities	105	42	(31)

Increase (decrease) in cash and cash equivalents	(58)	1,119	(135)

Cash and cash equivalents, end of the year	$2,252	$2,310	$1,191

Supplemental cash flow disclosures:
Cash paid during the year for interest	$20	$20	$20
Cash paid for income taxes, net	$11	$42	$47
Noncash transactions:
Issuance of common stock for conversion of Series A preferred stock	$—	$76	$74
Issuance of common stock in connection with acquisition	$—	$66	$—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

Apple Computer, Inc. and its subsidiaries (the Company) designs, manufactures, and markets personal computers and related personal computing and communicating solutions for sale primarily to education, creative, consumer, and business customers.

Basis of Presentation and Preparation

The accompanying consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Typically, the Company's fiscal year ends on the last Saturday of September. Fiscal years 2002 and 2001 were each 52-week years. However, approximately every six years, the Company reports a 53-week fiscal year to align its fiscal quarters with calendar quarters by adding a week to its first fiscal quarter. Consequently, an additional week was added to the first quarter of fiscal 2000. All information presented herein is based on the Company's fiscal calendar.

Financial Instruments

Investments

The Company places its short-term investments in highly liquid securities issued by high credit quality issuers. All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash equivalents; highly liquid investments with maturities greater than three months are classified as short-term investments. Management determines the appropriate classification of its investments in debt and marketable equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's marketable debt and equity securities have been classified and accounted for as available-for-sale. These securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as a component of shareholders' equity. The cost of securities sold is based upon the specific identification method.

Derivative Financial Instruments

On October 1, 2000, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, hedging activities, and exposure definition. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. Net of the related income tax effect of approximately $5 million, adoption of SFAS No. 133 resulted in a favorable cumulative-effect-type adjustment to net income of approximately $12 million. Net of the related income tax effect of approximately $5 million, adoption of SFAS No. 133 resulted in a favorable cumulative-effect-type adjustment to other comprehensive income of approximately $12 million, all of which was reclassified to earnings during 2001. Management does not believe that ongoing application of SFAS No. 133 will significantly alter the Company's hedging strategies. However, its application may increase the volatility of other income and expense and other comprehensive income.

For derivative instruments that hedge the exposure to variability in expected future cash flows that are attributable to a particular risk and that are designated as cash flow hedges, the net gain or loss on the derivative instrument is reported as a component of other comprehensive income in stockholders' equity and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in achieving offsetting changes to expected future cash flows on hedged transactions. For derivative instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that are attributable to a particular risk and that are designated as fair value hedges, the net gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in earnings in the current period. The net gain or loss on the effective portion of a derivative instrument that is designated as an economic hedge of the foreign currency translation exposure of the net investment in a foreign operation is reported in the same manner as a foreign currency translation adjustment. For forward contracts designated as net investment hedges, the Company excludes changes in fair value relating to changes in the forward carry component from its definition of effectiveness. Accordingly, any gains or losses related to this component are recognized in current earnings. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in earnings in the current period.

For foreign currency forward contracts designated as cash flow hedges, hedge effectiveness is measured based on changes in the fair value of the contract attributable to changes in the forward exchange rate. Changes in the expected future cash flows on the forecasted hedged transaction and changes in the fair value of the forward hedge are both measured from the contract rate to the forward exchange rate associated with the forward contract's maturity date. For currency option contracts designated as cash flow hedges, hedge effectiveness is measured based on changes in total fair value of the option contract. Hedge effectiveness is assessed by comparing the present value of the cumulative change in expected cash flows on the hedged transactions determined as the sum of the probability-weighted outcomes with respect to the option strike rates with the total change in fair value of the option hedge. For interest rate swap agreements qualifying as fair value hedges, the Company assumes no ineffectiveness because these swaps meet the criteria for accounting under the short-cut method defined in SFAS No. 133.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. If the cost of the inventories exceeds their market value, provisions are made currently for the difference between the cost and the market value.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is computed by use of the declining balance and straight-line methods over the estimated useful lives of the assets, which are 30 years for buildings, from 2 to 5 years for equipment, and the shorter of lease terms or estimated useful lives for leasehold improvements. The Company capitalizes eligible costs to acquire or develop internal-use software that are incurred subsequent to the preliminary project stage. Capitalized costs related to internal-use software are amortized using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years.

Prior to the fourth quarter of 2001, the Company had classified capitalized costs related to internal-use software on the balance sheet in other assets. Effective as of September 29, 2001, and for all other periods presented, the Company has reclassified internal-use software to property, plant, and equipment and reclassified related cash flows for the purchase or development of internal-use software from cash flow from operations to cash flow from investing activities.

Non-Current Debt and Equity Investments

Investments categorized as non-current debt and equity investments on the consolidated balance sheet are in equity and debt instruments of public companies. They are not categorized as current assets either because, given their nature, they are not readily convertible into cash or because they represent potentially longer-term investments by the Company. Further, the fair value of these investments has been subject to a high degree of volatility. The Company's non-current debt and equity investments have been categorized as available-for-sale requiring that they be carried at fair value with unrealized gains and losses, net of taxes, reported in equity as a component of accumulated other comprehensive income. However, the Company recognizes an impairment charge to earnings in the event a decline in fair value below the cost basis of one of these investments is determined to be other-than-temporary. The Company includes recognized gains and losses resulting from the sale or from other-than-temporary declines in fair value associated with these investments in other income and expense. Occasionally, the Company uses short-term equity derivatives to manage potential dispositions of non-current debt and equity investments. Any gains or losses associated with such derivatives are recognized currently in other income and expense.

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property, plant, and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate. If property, plant, and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value. For the three years ended September 28, 2002, the Company has made no material adjustments to its long-lived assets except those made in connection with the restructuring actions described in Note 5.

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, in the first quarter of fiscal 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. Prior to fiscal 2002, goodwill was amortized using the straight-line method over its estimated useful life. The Company completed its transitional and annual goodwill impairment tests as of October 1, 2001, and August 30, 2002, respectively, and found no impairment. The Company established reporting units based on its current reporting structure. For purposes of testing goodwill for impairment, goodwill has been allocated to these reporting units to the extent it relates to each reporting unit.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 3 to 7 years.

Foreign Currency Translation

The Company translates the assets and liabilities of its international non-U.S. functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenues and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are credited or charged to "accumulated translation adjustment" included in "accumulated other comprehensive income (loss)" in shareholders' equity. The Company's foreign manufacturing subsidiaries and certain other international subsidiaries that use the U.S. dollar as their functional currency, remeasure monetary assets and liabilities at year-end exchange rates, and inventories, property, and nonmonetary assets and liabilities at historical rates. Gains and losses from these translations are included in the Company's results of operations.

Revenue Recognition

Net sales consist primarily of revenue from the sale of products (hardware, software, and peripherals), consulting and implementation services, and extended warranty and support contracts. The Company recognizes revenue pursuant to applicable accounting standards, including Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable. Product is considered delivered to the customer once it has been shipped, and title and risk of loss have been transferred. For online sales to individuals, for some sales to education customers in the United States, and for certain other sales, the Company defers revenue until product is received by the customer because the Company legally retains a portion of the risk of loss on these sales during transit. For other product sales, these criteria are met by the Company at the time product is shipped. The Company records reductions to revenue for estimated commitments related to price protection and for customer incentive programs, including reseller and end user rebates and other sales programs and volume-based incentives.

Revenue for consulting and implementation services is recognized upon performance and acceptance by the customer. Revenue from extended warranty and support contracts is recognized ratably over the contract period. Amounts billed to customers in excess of revenue recognized on extended warranty and support contracts are recognized as deferred revenue until revenue recognition criteria are met.

Revenue on arrangements that include multiple elements such as hardware, software, and services is allocated to each element based on vendor specific objective evidence of the fair value of each element. Allocated revenue for each element is recognized when revenue recognition criteria have been met for each element. Vendor specific objective evidence of fair value is generally determined based on the price charged when each element is sold separately.

Shipping Costs

The Company's shipping and handling costs are included in cost of sales for all periods presented.

Warranty Expense

The Company provides currently for the estimated cost that may be incurred under product warranties at the time related revenue is recognized.

Research and Development

Research and development costs are expensed as incurred. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company's products are released soon after technological feasibility has been established. Therefore, costs incurred subsequent to achievement of technological feasibility are usually not significant, and generally all software development costs have been expensed.

During the third and fourth quarter of 2002, the Company incurred substantial development costs associated with the development of Mac OS X version 10.2 (code-named "Jaguar") subsequent to achievement of technological feasibility as evidenced by public demonstration and release of a developer beta in May 2002 and prior to release of the final version of the product in the fourth quarter. As such, the Company capitalized approximately $13.3 million of development costs associated with development of

Jaguar. Amortization of this asset began in the fourth quarter when Jaguar was shipped and is being recognized on a straight-line basis over 3 years. In addition, during 2002, the Company also began capitalizing certain costs related to development of its new PowerSchool enterprise student information system. Capitalization, which began upon achievement of technological feasibility in the first quarter, amounted to approximately $6 million during the first nine months of fiscal 2002. The final version of the enterprise student information system was released in July.

During 2001 the Company incurred substantial development costs associated with the development of the original version of Mac OS X, subsequent to release of a public beta version of the product and prior to release of the final product version. As a result, the Company capitalized approximately $5.4 million of development costs during 2001 associated with development of Mac OS X. Related amortization is computed by use of the straight-line method over the estimated useful life of the asset of 8 years.

Total amortization related to capitalized software development costs was $1.2 million and $350,000 in 2002 and 2001, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $209 million, $261 million, and $281 million for 2002, 2001, and 2000, respectively.

Stock-Based Compensation

The Company measures compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees and has provided pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense. The Company has elected to follow APB No. 25 because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options and employee stock purchase plan shares. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

Pro forma information regarding net income (loss) per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options granted and employee stock purchase plan purchases subsequent to September 29, 1995, under the fair value method of that statement. The fair values for these options and stock purchases were estimated at the date of grant and beginning of the period, respectively, using a Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options and shares are amortized to pro forma net income over the options' vesting period and the shares' plan period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected life of options and the Company's expected stock price volatility. Because the Company's employee stock options and employee stock purchase plan shares have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable measure of the fair value of the Company's employee stock options and employee stock purchase plan shares.

For purposes of the pro forma disclosures pursuant to SFAS No. 123 provided in the Company's annual reports through 2002, the expected volatility assumptions used by the Company have been based solely on historical volatility rates of the Company's common stock. The Company has made no adjustments to its expected volatility assumptions based on current market conditions, current market trends, or expected volatility implicit in market traded options on the Company's stock. The Company will continue to monitor the propriety of this approach to developing its expected volatility assumption and could determine for future periods that adjustments to historical volatility and/or use of a methodology that is based on the expected volatility implicit in market traded options on the Company's common stock are more appropriate based on the facts and circumstances existing in future periods.

Earnings Per Common Share

Basic earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the dilutive potential shares of common stock had been issued. The dilutive effect of outstanding options is reflected in diluted earnings per share by application of the treasury stock method. The dilutive effect of convertible securities is reflected using the if-converted method. Dilutive potential shares of common stock related to stock options were excluded from the calculation of diluted loss per common share for fiscal 2001 because their effect would have been antidilutive.

Stock Split

On June 21, 2000, the Company affected a two-for-one stock split in the form of a Common Stock dividend to shareholders of record as of May 19, 2000. All per share data and numbers of Common shares have been retroactively adjusted to reflect the stock split.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of shareholders' equity but are excluded from net income. The Company's other comprehensive income is comprised of foreign currency translation adjustments from those subsidiaries not using the U.S. dollar as their functional currency, from unrealized gains and losses on marketable securities categorized as available-for-sale, and from net deferred gains and losses on certain derivative instruments accounted for as cash flow hedges.

Segment Information

The Company reports segment information based on the "management" approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company's reportable segments. Information about the Company's products, major customers, and geographic areas on a company-wide basis is also disclosed.

Note 2—Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to the short maturities of those instruments.

Cash, Cash Equivalents and Short-Term Investments

The following table summarizes the fair value of the Company's cash and available-for-sale securities held in its short-term investment portfolio, recorded as cash and cash equivalents or short-term investments as of September 28, 2002, and September 29, 2001 (in millions):

	September 28, 2002	September 29, 2001
Cash	$161	$138
U.S. Treasury and Agency securities	47	—
U.S. corporate securities	1,952	1,998
Foreign securities	92	174

Total cash equivalents	2,091	2,172
U.S. Treasury and Agency securities	681	1,042
U.S. corporate securities	988	692
Foreign securities	416	292

Total short-term investments	2,085	2,026

Total cash, cash equivalents, and short-term investments	$4,337	$4,336

The Company's U.S. corporate securities include commercial paper, loan participations, certificates of deposit, time deposits and corporate debt securities. Foreign securities include foreign commercial paper, loan participation, certificates of deposit and time deposits with foreign institutions, most of which are denominated in U.S. dollars. Net unrealized gains on the Company's investment portfolio, primarily related to investments with stated maturities greater than 1 year, were $20 million as of September 28, 2002 and $11 million as of September 29, 2001. The Company occasionally sells short-term investments prior to their stated maturities. As a result of such sales, the Company recognized net gains of $7 million in 2002 and $1 million in 2001. These net gains were included in interest and other income, net.

As of September 28, 2002, approximately $1.087 billion of the Company's short-term investments had underlying maturities of between 1 and 5 years. The remaining short-term investments as of September 28, 2002 all had maturities of between 3 and 12 months. As of September 29, 2001, approximately $313 million of the Company's short-term investments in U.S. agency securities had underlying maturities of between 1 and 4 years. The remaining short-term investments as of September 29, 2001, all had maturities of between 3 and 12 months.

Accounts Receivable

Trade Receivables

The Company distributes its products through third-party computer resellers and directly to certain education and consumer customers. The Company generally does not require collateral from its customers. However, when possible the Company does attempt to limit credit risk on trade receivables through the use of flooring arrangements for selected customers with third-party financing companies and credit insurance for certain customers in Latin America and Asia. However, considerable trade receivables that are not covered by collateral or credit insurance are outstanding with the Company's distribution and retail channel partners. Trade receivables from a single customer, Ingram Micro, Inc., accounted for approximately 10.8% and 9.4% of net accounts receivable as of September 28, 2002, and September 29, 2001, respectively.

The following table summarizes the activity in the allowance for doubtful accounts (in millions).

	2002	2001	2000
Beginning allowance balance	$51	$64	$68
Charged to costs and expenses	10	7	5
Deductions (a)	(10)	(20)	(9)

Ending allowance balance	$51	$51	$64

  (a)
  Represent amounts written off against the allowance, net of recoveries.

Non-Trade Receivables

The Company has non-trade receivables from certain of its manufacturing vendors resulting from the sale by the Company of raw material components to these manufacturing vendors who manufacture sub-assemblies or assemble final products for the Company. The Company purchases these raw material components directly from suppliers. These non-trade receivables, which are included in the consolidated balances sheets in other current assets, totaled $142 million and $68 million as of September 28, 2002, and September 29, 2001, respectively. The Company does not recognize any profits on these sales or reflect the sale of these components in its net sales.

Inventory Prepayment

In April 2002, the Company made a $100 million prepayment to an Asian supplier for the purchase of components over the following nine months. In return for this deposit, the supplier agreed to supply the Company with a specified level of components in the three consecutive fiscal quarters ending December 28, 2002. If the supplier fails to supply the agreed upon level of components in any of those three fiscal quarters, the Company may cancel the arrangement and receive the amount of the prepayment not utilized plus a penalty. Approximately $53 million of this deposit remained unused as of September 28, 2002, and is reflected in the condensed consolidated balance sheets in other current assets. The amount of the prepayment not utilized by the Company on or before December 31, 2002, is refundable to the Company by January 31, 2003.

Although the supplier's existing debt is unrated, its public debt pricing is consistent with other BBB rated companies. The deposit is unsecured and has no stated interest component. The Company is imputing an amount to cost of sales and interest income during each period the deposit is outstanding at an appropriate market interest rate to reflect the economics of this transaction. In light of the supplier's implied debt rating and because the Company's prepayment is unsecured, non-performance by and/or economic deterioration of the supplier could place all or some of the Company's deposit at risk.

Derivative Financial Instruments

The Company uses derivatives to partially offset its business exposure to foreign exchange and interest rate risk. Foreign currency forward and option contracts are used to offset the foreign exchange risk on certain existing assets and liabilities and to hedge the foreign exchange risk on expected future cash flows on certain forecasted revenues and cost of sales. From time to time, the Company enters into interest rate swap agreements to modify the interest rate profile of certain investments and debt. The Company's accounting policies for these instruments are based on whether the instruments are designated as hedge or non-hedge instruments. The Company records all derivatives on the balance sheet at fair value.

The following table shows the notional principal, net fair value, and credit risk amounts of the Company's interest rate derivative and foreign currency instruments as of September 28, 2002 and September 29, 2001 (in millions).

	September 28, 2002			September 29, 2001
	Notional Principal	Fair Value	Credit Risk Amounts	Notional Principal	Fair Value	Credit Risk Amounts
Transactions qualifying as accounting hedges:
Interest rate instruments:
Swaps	$—	$—	$—	$—	$—	$—
Foreign exchange instruments:
Spot/Forward contracts, net	$462	$1	$1	$562	$8	$8
Purchased options, net	$196	$—	$—	$551	$11	$11
Sold options, net	$392	$(4)	$—	$712	$(8)	$—
Transactions other than accounting hedges:
Foreign exchange instruments:
Spot/Forward contracts, net	$302	$—	$—	$455	$(4)	$—
Purchased options, net	$—	$—	$—	$334	$1	$1
Sold options, net	$—	$—	$—	$354	$(1)	$—

The notional principal amounts for derivative instruments provide one measure of the transaction volume outstanding as of year-end, and do not represent the amount of the Company's exposure to credit or market loss. The credit risk amount shown in the table above represents the Company's gross exposure to potential accounting loss on these transactions if all counterparties failed to perform according to the terms of the contract, based on then-current currency exchange and interest rates at each respective date. The Company's exposure to credit loss and market risk will vary over time as a function of interest rates and currency exchange rates.

The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of September 28, 2002 and September 29, 2001. In certain instances where judgment is required in estimating fair value, price quotes were obtained from several of the Company's counterparty financial institutions. Although the table above reflects the notional principal, fair value, and credit risk amounts of the Company's interest rate and foreign exchange instruments, it does not reflect the gains or losses associated with the exposures and transactions that the interest rate and foreign exchange instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

Foreign Exchange Risk Management

The Company enters into foreign currency forward and option contracts with financial institutions primarily to protect against foreign exchange risk associated with existing assets and liabilities, certain firmly committed transactions and certain probable but not firmly committed transactions. Generally, the Company's practice is to hedge a majority of its existing material foreign exchange transaction exposures. However, the Company may not hedge certain foreign exchange transaction exposures due to immateriality, prohibitive economic cost of hedging particular exposures, or availability of appropriate hedging instruments.

In accordance with SFAS No. 133, hedges related to probable but not firmly committed transactions of an anticipatory nature are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly. For currency forward contracts, hedge effectiveness is measured based on changes in the total fair value of the contract attributable to changes in the forward exchange rate. Changes in the expected future cash flows on the forecasted hedged transaction and changes in the fair value of the forward hedge are both measured from the contract rate to the forward exchange rate associated with the forward contract's maturity date.

For currency option contracts, hedge effectiveness is measured based on changes in the total fair value of the option contract. Hedge effectiveness is assessed by comparing the present value of the cumulative change in expected future cash flows on the hedged transaction determined as the sum of the probability-weighted outcomes with respect to the option strike rates with the total change in fair value of the option hedge. The net gains or losses on derivative instruments qualifying as cash flow hedges are reported as components of other comprehensive income in stockholders' equity and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Any residual changes in fair value of these instruments are recognized in current earnings in other income and expense.

To protect gross margins from fluctuations in foreign currency exchange rates, the Company's U.S. dollar functional subsidiaries hedge a portion of forecasted foreign currency revenues, and the Company's non-U.S. dollar functional subsidiaries selling in local currencies hedge a portion of forecasted inventory purchases not denominated in the subsidiaries' functional currency. Other comprehensive income associated with hedges of foreign currency revenues is recognized as a component of net sales in the same period as the related sales are recognized, and other comprehensive income related to inventory purchases is recognized as a component of cost of sales in the same period as the related costs are recognized. Typically, the Company hedges portions of its forecasted foreign currency exposure associated with revenues and inventory purchases over a time horizon of 3 to 9 months.

The Company also enters into foreign currency forward and option contracts to offset the foreign exchange gains and losses generated by the re-measurement of certain recorded assets and liabilities in non-functional currencies. Changes in the fair value of these derivatives are recognized in current earnings in other income and expense as offsets to the changes in the fair value of the related assets or liabilities.

The Company may enter into foreign currency forward contracts to offset the translation and economic exposure of a net investment position in a foreign subsidiary. Hedge effectiveness on forwards designated as net investment hedges is measured based on changes in the fair value of the contract attributable to changes in the spot exchange rate. The effective portion of the net gain or loss on a derivative instrument designated as a hedge of the net investment position in a foreign subsidiary is reported in the same manner as a foreign currency translation adjustment. Any residual changes in fair value of the forward contract, including changes in fair value based on the differential between the spot and forward exchange rates are recognized in current earnings in other income and expense.

As discussed above, the Company enters into foreign currency option contracts as items that provide an offset to the re-measurement of certain recorded assets and liabilities denominated in non-functional currencies. All changes in the fair value of these derivative contracts based on changes in option time value are recorded in current earnings in other income and expense. Due to market movements, changes in option time value can lead to increased volatility in other income and expense.

Derivative instruments designated as cash flow hedges must be de-designated as hedges when it is probable that the forecasted hedged transaction will not occur in the initially identified time period or within a subsequent 2 month time period. Deferred gains and losses in other comprehensive income associated with such derivative instruments are immediately reclassified into earnings in other income and expense. Any subsequent changes in fair value of such derivative instruments are also reflected in current earnings unless they are re-designated as hedges of other transactions. During 2002, the Company recorded net gains of $2.5 million in other income and expense related to the loss of hedge designation on discontinued cash flow hedges due to changes in the Company's forecast of future net sales and cost of sales and due to prevailing market conditions. During 2001, the Company recorded a net gain of $5.1 million in other income and expense related to the loss of hedge designation on discontinued cash flow hedges due to changes in the Company's forecast of future net sales and cost of sales.

Interest Rate Risk Management

The Company sometimes enters into interest rate derivative transactions, including interest rate swaps, collars, and floors, with financial institutions in order to better match the Company's floating-rate interest income on its cash equivalents and short-term investments with its fixed-rate interest expense on its long-term debt, and/or to diversify a portion of the Company's exposure away from fluctuations in short-term U.S. interest rates. The Company may also enter into interest rate contracts that are intended to reduce the cost of the interest rate risk management program. The Company does not hold or transact in such financial instruments for purposes other than risk management.

As of September 30, 2000, the Company had entered into interest rate swaps with financial institutions in order to better match the Company's floating-rate interest income on its cash equivalents and short-term investments with its fixed-rate interest expense on its long-term debt, and to diversify a portion of the Company's exposure away from fluctuations in short-term U.S. interest rates. The interest rate swaps generally required the Company to pay a floating interest rate based on the three- or six-month U.S. dollar LIBOR and receive a fixed rate of interest without exchanges of the underlying notional amounts. These swaps effectively converted the Company's fixed-rate 10-year debt to floating-rate debt and converted a portion of the floating rate investments to fixed rate. The Company assumed no ineffectiveness with regard to the debt interest swaps as each debt interest rate swap met the criteria for accounting under the short-cut method defined in SFAS No. 133 for fair value hedges of debt instruments. Accordingly, no net gains or losses were recorded in income relative to the Company's underlying debt interest rate swaps. During fiscal 2001, the Company closed out all of its existing debt interest rate swap positions due to prevailing market interest rates realizing a gain of $17 million. This gain was deferred, recognized in long-term debt and is being amortized to other income and expense over the remaining life of the debt.

The unrealized loss on the assets swaps as of September 30, 2000, of $5.7 million was deferred and then recognized in income in 2001 as part of the SFAS No. 133 transition adjustment effective on October 1, 2000. The Company closed out all of its existing interest rate asset swaps during 2001 realizing a gain of $1.1 million.

As of September 28, 2002, the Company had no interest rate derivatives outstanding. Due to perceived market risk, the Company entered into interest rate swaps in early 2002. These interest rate swaps were entered into with financial institutions in order to better match the Company's floating-rate interest income on its cash equivalents and short-term investments with its fixed-rate interest expense on its long-term debt. The interest rate swaps required the Company to pay a floating interest rate based on six-month U.S. dollar LIBOR and receive a fixed rate of interest without exchanges of the underlying notional amounts. These swaps effectively converted the Company's fixed-rate 10-year debt to floating-rate debt. The Company assumed no ineffectiveness with regard to the debt interest swaps as each debt interest rate swap met the criteria for accounting under the short-cut method defined in SFAS No. 133 for fair value hedges of debt instruments. Accordingly, no net gains or losses were recorded in income relative to the Company's underlying debt interest rate swaps during fiscal 2002 until the Company closed out the positions in late 2002 due to prevailing market interest rates. Closing the debt interest rate swaps resulted in a realized gain of $6 million. This gain was deferred, recognized in long-term debt and is being amortized to other income and expense over the remaining life of the debt.

Long-Term Debt

During 1994, the Company issued $300 million aggregate principal amount of 6.5% unsecured notes in a public offering registered with the SEC. The notes were sold at 99.925% of par, for an effective yield to maturity of 6.51%. The notes pay interest semiannually and mature on February 15, 2004. As of September 28, 2002 and September 29, 2001, the carrying amount of these notes, including unamortized deferred gains associated with closed debt interest rate swaps, was $316 million and $317 million, respectively, while the fair value was $299 million and $295 million, respectively. The fair value of the notes is based on their listed market values as of September 28, 2002 and September 29, 2001.

Non-Current Debt and Equity Investments and Related Gains and Losses

The Company has held significant investments in EarthLink Network, Akamai Technologies, Inc. (Akamai), ARM Holdings plc (ARM), and Samsung Electronics Co., Ltd (Samsung). These investments have been reflected in the consolidated balance sheets as non-current debt and equity investments, and their combined fair value was $39 million and $128 million as of September 28, 2002, and September 29, 2001, respectively.

EarthLink

In January 2000, the Company invested $200 million in EarthLink, an Internet service provider (ISP). The investment is in EarthLink's Series C Convertible Preferred Stock, which is convertible by the Company after January 4, 2001, into approximately 7.1 million shares of EarthLink common stock. Concurrent with this investment, EarthLink and the Company entered into a multi-year agreement to deliver ISP service to Macintosh users in the United States. Under the terms of the agreement, the Company profits from each new Mac customer that subscribes to EarthLink's ISP service for a specified period of time, and EarthLink is the default ISP in the Company's Internet Setup Software included with all Macintosh computers sold in the United States.

During the second quarter of 2001, the Company determined that the then current decline in the fair value of its investment in EarthLink was other-than-temporary requiring that its cost basis be written down to fair value as a new cost basis and the amount of the write-down be included in earnings. As a result, the Company recognized a $114 million charge to earnings to write-down the basis of its investment in EarthLink to $86 million. This charge was included in gains (losses) on non-current investments, net. During the fourth quarter of 2001, the Company sold a total of approximately 425,000 shares of EarthLink stock for net proceeds of approximately $6 million and recorded a gain before taxes of approximately $800,000. As of September 29, 2001, the Company held 6.7 million shares of EarthLink stock with a fair value of approximately $102 million.

During the first quarter of 2002, the Company sold 117,000 shares of EarthLink stock for net proceeds of $2 million and a gain before taxes of $223,000. No sales of EarthLink were made in any of the subsequent quarters of fiscal 2002. However, during the fourth quarter of 2002, the Company determined that the then current decline in the fair value of its investment in EarthLink was other-than-temporary. As a result, the Company recognized a $44 million charge to earnings to write-down the basis of its investment in

EarthLink to $35 million. This charge was included in gains (losses) on non-current investments, net. As of September 28, 2002, the Company holds 6.5 million shares of EarthLink stock valued at $35 million.

Akamai

In June 1999, the Company invested $12.5 million in Akamai, a global Internet content delivery service. The investment was in the form of convertible preferred stock that converted into 4.1 million shares of Akamai common stock (adjusted for subsequent stock splits) at the time of Akamai's initial public offering in October 1999. Beginning in the first quarter of 2000, the Company categorized its shares in Akamai as available-for-sale. The fair value of the Company's investment in Akamai was approximately $216 million as of September 30, 2000. During 2001, the Company sold a total of approximately 1 million shares of Akamai stock for net proceeds of approximately $39 million and recorded a gain before taxes of approximately $36 million. As of September 29, 2001, the Company held 3.1 million shares of Akamai stock valued at $9 million.

During the first quarter of 2002, the Company sold 250,000 shares of Akamai stock for net proceeds of $2 million and a gain before taxes of $710,000. No sales of Akamai were made in any of the subsequent quarters of fiscal 2002. However, during the fourth quarter of 2002, the Company determined that the decline in the fair value of its investment in Akamai was other-than-temporary. As a result, the Company recognized a $6 million charge to earnings to write-down the basis of its investment in Akamai to $3 million. This charge was included in gains (losses) on non-current investments, net. As of September 28, 2002, the Company holds 2.9 million shares of Akamai stock valued at $3 million.

ARM Holdings

ARM is a publicly held company in the United Kingdom involved in the design and licensing of high performance microprocessors and related technology. During the first quarter of 2002, the Company sold 4.7 million shares of ARM stock for both net proceeds and a gain before taxes of $21 million. No sales of ARM were made in any of the subsequent quarters of fiscal 2002. As of September 28, 2002, the Company holds 278,000 shares of ARM stock valued at $578,000.

During 2001, the Company sold a total of approximately 29.8 million shares of ARM stock for net proceeds of approximately $176 million and recorded a gain before taxes of approximately $174 million. As of September 29, 2001, the Company held 5 million shares of ARM stock valued at $17 million. During 2000, the Company sold a total of approximately 45.2 million shares of ARM stock for net proceeds of approximately $372 million and recorded a gain before taxes of approximately $367 million.

Samsung

During the fourth quarter of 1999, the Company invested $100 million in Samsung to assist in the further expansion of Samsung's TFT-LCD flat-panel display production capacity. The investment was in the form of three year unsecured bonds, which were convertible into approximately 550,000 shares of Samsung common stock beginning in July 2000. The bonds carried an annual coupon rate of 2% and pay a total yield to maturity of 5% if redeemed at their maturity. The fair value of the Company's investment in Samsung was approximately $123 million as of September 30, 2000.

Prior to its sale, the Company had categorized its investment in Samsung as available-for-sale requiring that it be carried at fair value with unrealized gains and losses, net of taxes, reported in equity as a component of accumulated other comprehensive income. The fair value of the Company's investment in Samsung was approximately $123 million as of September 30, 2000. With the adoption of SFAS No. 133 on October 1, 2000, the Company was required to account for the conversion option embedded in the

Samsung bonds separately from the related debt. The conversion feature was carried at fair value with any changes in fair value recognized in earnings in the period in which they occur. Included in the $17 million gross SFAS No. 133 transition adjustment recorded in earnings during the first quarter of fiscal 2001 was a $23 million favorable adjustment for the restatement to fair value as of October 1, 2000, of the derivative component of the Company's investment in Samsung. To adjust the carrying value of the derivative component of its investment in Samsung to fair value as of December 30, 2000, the Company recognized an unrealized loss of approximately $13 million during the first quarter of 2001. During the second quarter of 2001, the Company sold this investment for book value, including accrued interest, and received net proceeds of approximately $117 million.

Other Strategic Investments

The Company has made additional minority debt and equity investments in several privately held technology companies which were reflected in the consolidated balance sheets in other assets. These investments are inherently risky because the products and/or markets of these companies are typically not fully developed. During 2001 the Company determined that the decline in fair value of certain of these investments was other-than-temporary and, accordingly, recognized a charge to earnings of approximately $8 million. This charge was included in gains (losses) on non-current investments, net. During 2002, the Company determined that the decline in fair value of certain of these investments was other-than-temporary and, accordingly, recognized a charge to earnings of $15 million. These charges were included in gains (losses) on non-current investments, net. As of September 28, 2002, the Company has no private debt or equity investments reflected in its consolidated balance sheet.

Note 3—Consolidated Financial Statement Details

Inventories (in millions)

	2002	2001
Purchased parts	$9	$1
Work in process	—	—
Finished goods	36	10

Total inventories	$45	$11

Property, Plant, and Equipment (in millions)

	2002	2001
Land and buildings	$342	$337
Machinery and equipment	183	182
Office furniture and equipment	67	63
Internal-use software	184	192
Leasehold improvements	281	186

	1,057	960
Accumulated depreciation and amortization	(436)	(396)

Net property, plant, and equipment	$621	$564

Accrued Expenses (in millions)

	2002	2001
Accrued compensation and employee benefits	$93	$88
Accrued marketing and sales programs	136	131
Deferred revenue	253	184
Accrued warranty and related costs	69	87
Other current liabilities	196	227

Total accrued expenses	$747	$717

Interest and Other Income, Net (in millions)

	2002	2001	2000
Interest income	$118	$218	$210
Interest expense	(11)	(16)	(21)
Foreign currency gain (loss), net	4	15	1
Net premiums and discounts on foreign exchange instruments	(11)	(8)	7
Miscellaneous other income and expense	12	8	6

Total interest and other income, net	$112	$217	$203

Note 4—Acquisitions

Goodwill and Other Acquisition-Related Intangibles

The following table summarizes the components of gross and net intangible asset balances (in millions):

	September 28, 2002			September 29, 2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill (a)	$85	—	$85	$66	—	$66
Other acquired intangible assets	5	(5)	—	5	(4)	1
Acquired technology	42	(8)	34	12	(3)	9

Total acquired intangible assets	$132	$(13)	$119	$83	$(7)	$76

(a)
Accumulated amortization related to goodwill of $55 million arising prior to the adoption of SFAS No. 142 has been reflected in the gross carrying amount of goodwill as of September 28, 2002 and September 29, 2001.

Expected annual amortization expense related to acquired technology is as follows (in millions):

Fiscal Years:
2003	$9
2004	7
2005	6
2006	3
Thereafter	9

Total expected annual amortization expense	$34

Amortization expense related to acquired intangible assets is as follows (in millions):

	2002	2001	2000
Goodwill amortization	$—	$16	$21
Other acquired intangible assets amortization	1	3	3
Acquired technology amortization	5	2	—

Total amortization	$6	$21	$24

Net income (loss) and net income (loss) per share adjusted to exclude amortization of goodwill in fiscal periods prior to 2002 follows (in millions, except per share amounts):

	2002	2001	2000
Net income (loss), as reported	$65	$(25)	$786
Add: goodwill amortization	$—	$16	$21

Net income (loss), as adjusted	$65	$(9)	$807

Basic earnings (loss) per share, as reported	$0.18	$(0.07)	$2.42
Add: goodwill amortization	$—	$0.04	$0.06

Basic earnings (loss) per share, as adjusted	$0.18	$(0.03)	$2.48

Diluted earnings (loss) per share, as reported	$0.18	$(0.07)	$2.18
Add: goodwill amortization	$—	$0.04	$0.06

Diluted earnings (loss) per share, as adjusted	$0.18	$(0.03)	$2.24

Acquisition of Emagic

During the fourth quarter of 2002, the Company acquired Emagic GmbH, a provider of professional software solutions for computer based music production, for approximately $30 million in cash; $26 million of which was paid immediately upon closing of the deal and $4 million of which was held-back for future payment contingent on continued employment by certain employees that will be allocated to future compensation expense in the appropriate periods over the next 3 years. The acquisition has been accounted for as a purchase. The portion of the purchase price allocated to purchased in-process research and development (IPR&D) was expensed immediately, and the portion of the purchase price allocated to acquired technology and to tradename will be amortized over their estimated useful lives of 3 years. Total consideration was allocated as follows (in millions):

Net tangible assets acquired	$2.3
Acquired technology	3.8
Tradename	0.8
In-process research and development	0.5
Goodwill	18.6

Total consideration	$26.0

The amount of the purchase price allocated to IPR&D was expensed upon acquisition, because the technological feasibility of products under development had not been established and no alternative future uses existed. The IPR&D relates primarily to Emagic's Logic series technology and extensions. At the date of the acquisition, the products under development were between 43%-83% complete, and it was expected that the remaining work would be completed during the Company's fiscal 2003 at a cost of approximately $415,000. The remaining efforts include finalizing user interface design and development, and testing. The fair value of the IPR&D was determined by an independent third-party valuation using the income approach, which reflects the projected free cash flows that will be generated by the IPR&D projects and that are attributable to the acquired technology, and discounting the projected net cash flows back to their present value using a discount rate of 25%.

Acquisition of certain assets of Zayante, Inc., Prismo Graphics, and Silicon Grail

During fiscal 2002 the Company acquired certain technology and patent rights of Zayante, Inc., Prismo Graphics, and Silicon Grail Corporation for a total of $20 million in cash. These transactions have been accounted for as asset acquisitions. The purchase price for these asset acquisitions, except for $1 million identified as contingent consideration which will be allocated to compensation expense over the next 3 years, has been allocated to acquired technology and will be amortized on a straight-line basis over 3 years, except for certain assets acquired from Zayante associated with patent royalty streams that will be amortized over 10 years.

Acquisition of Nothing Real, LLC

During the second quarter of 2002, the Company acquired certain assets of Nothing Real, LLC (Nothing Real), a privately-held company that develops and markets high performance tools designed for the digital image creation market. Of the $15 million purchase price, the Company has allocated $7 million to acquired technology, which will be amortized over its estimated life of 5 years. The remaining $8 million, which has been identified as contingent consideration, rather than recorded as an additional component of the cost of the acquired assets, will be allocated to future compensation expense in the appropriate periods over the next 3 years.

Acquisition of Spruce Technologies, Inc.

In July 2001, the Company acquired Spruce Technologies, Inc. (Spruce), a privately-held company that develops and markets DVD authoring products, for $14.9 million in cash. Goodwill associated with the acquisition of Spruce is not subject to amortization pursuant to the transition provisions of SFAS No. 142.

The consolidated financial statements include the operating results of Spruce from the date of acquisition. Total consideration was allocated as follows (in millions):

Net tangible liabilities assumed	$(0.7)
Identifiable intangible assets	5.9
Goodwill	9.7

Total consideration	$14.9

Acquisition of PowerSchool, Inc.

In May 2001, the Company acquired PowerSchool, Inc. (PowerSchool), a provider of web-based student information systems for K-12 schools and districts that enables schools to record, access, report, and manage their student data and performance in real-time, and gives parents real-time web access to track their children's progress. The consolidated financial statements include the operating results of PowerSchool from the date of acquisition.

The purchase price of approximately $66.1 million consisted of the issuance of approximately 2.4 million shares of the Company's common stock with a fair value of $61.2 million, the issuance of stock options with a fair value of $4.5 million, and $300,000 of direct transaction costs. The fair value of the common stock options issued was determined using a Black-Scholes option pricing model with the following assumptions: volatility of 67%, expected life of 4 years, dividend rate of 0%, and risk-free rate of 4.73%. Total consideration was allocated as follows (in millions):

Net tangible assets acquired	$0.2
Deferred stock compensation	12.8
Identifiable intangible assets	2.6
In-process research and development	10.8
Goodwill	39.7

Total consideration	$66.1

The amount of the purchase price allocated to IPR&D was expensed upon acquisition, because the technological feasibility of products under development had not been established and no alternative future uses existed. The IPR&D relates to technologies representing processes and expertise employed to design, develop, and deploy a functioning, scalable web-based student information system for use by K-12 schools. At the date of the acquisition, the product under development was approximately 50% complete, and it was expected that the remaining 50% would be completed during the Company's fiscal 2002 at a cost of approximately $9.25 million. The remaining efforts, which were completed in 2002, included completion of coding, finalizing user interface design and development, and testing. The fair value of the IPR&D was determined by an independent third-party valuation using the income approach, which reflects the projected free cash flows that will be generated by the IPR&D projects and that are attributable to the acquired technology, and discounting the projected net cash flows back to their present value using a discount rate of 25%. The acquired intangibles are being amortized over their estimated useful lives of three years, respectively. Deferred stock compensation associated with restricted stock and options is being amortized over the required future vesting period of three years.

In the fourth quarter of 2001, an adjustment was made to increase goodwill associated with the acquisition of PowerSchool by $5.9 million due to the identification of previously unidentified loss contingencies that were in existence prior to consummation of the acquisition.

Acquisition-Related Deferred Stock Compensation

The Company allocated $12.8 million of its purchase consideration for PowerSchool to acquisition-related deferred stock compensation within shareholders' equity. This amount represents the intrinsic value of stock options assumed that vest as future services are provided by employees and related to 445,000 common shares issued contingent on continued employment of certain PowerSchool employee stockholders.

Pro Forma Financial Information

The unaudited pro forma financial information below presents the condensed consolidated financial results of the Company assuming that PowerSchool and Spruce, acquired in 2001, had been acquired at the beginning of 2000 and includes the effect of amortization of goodwill and other acquired identifiable intangible assets from that date. The impact of the charge for IPR&D associated with the acquisition of PowerSchool has been excluded. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of future operations that would have been achieved had the acquisitions taken place at the beginning of 2000. Pro forma information follows (in millions, except per share amounts):

	2001	2000
Net sales	$5,370	$7,994
Net income (loss)	$(44)	$767
Basic earnings (loss) per common share	$(0.13)	$2.35
Diluted earnings (loss) per common share	$(0.13)	$2.11

Note 5—Special Charges

Restructuring Actions

2002 Restructuring Actions

During fiscal 2002, the Company recorded total restructuring charges of approximately $30 million related to actions intended to eliminate certain activities and better align the Company's operating expenses with existing general economic conditions and to partially offset the cost of continuing investments in new product development and investments in the Company's Retail operating segment.

During the fourth quarter of 2002, the Company's management approved and initiated restructuring actions with a total cost of approximately $6 million designed to reduce headcount costs in Corporate operations and sales and to adjust its PowerSchool product strategy. These restructuring actions resulted in the elimination of approximately 180 positions worldwide at a cost of $1.8 million, 161 of which were eliminated by September 28, 2002. Eliminated positions were primarily in Corporate operations, sales, and PowerSchool related research and development. The shift in product strategy at PowerSchool included discontinuing development and marketing of PowerSchool's PSE product. This shift resulted in the impairment of previously capitalized development costs associated with the PSE product in the amount of $4.5 million. As of September 28, 2002, substantially all of the $6 million accrual had been utilized, except for insignificant severance and related costs associated with the 19 remaining positions.

During the first quarter of 2002, the Company's management approved and initiated restructuring actions with a total cost of approximately $24 million. These restructuring actions will result in the elimination of approximately 425 positions worldwide, 415 of which were eliminated by September 28, 2002, at a cost of $8 million. Positions were eliminated primarily in the Company's operations, information systems, and administrative functions. In addition, these restructuring actions also included significant changes in the Company's information systems strategy resulting in termination of equipment leases and cancellation of existing projects and activities. Related lease and contract cancellation charges totaled $12 million, and charges for asset impairments totaled $4 million. Of the original $24 million restructuring charge made during the first quarter of 2002, approximately $23 million had been spent as of September 28, 2002 and approximately $250,000 was reversed during the second quarter of 2002 due to lower actual costs than originally estimated for certain lease commitments and severance benefits. The remaining $1 million accrual relates primarily to future payments on abandoned operating leases.

2000 Restructuring Actions

During the first quarter of 2000, the Company initiated restructuring actions resulting in recognition of an $8 million restructuring charge. This charge was comprised of $3 million for the write-off of various operating assets and $5 million for severance payments to approximately 95 employees associated with consolidation of various domestic and international sales and marketing functions. Of the $5 million accrued for severance, $2.5 million had been spent before the end of 2000, and the remainder was spent in 2001. Of the $3 million accrued for the write-off of various assets, substantially all was utilized before the end of 2000.

Executive Bonus

During the first quarter of 2000, the Company's Board of Directors approved a special executive bonus for the Company's Chief Executive Officer for past services in the form of an aircraft with a total cost to the Company of approximately $90 million, the majority of which was not tax deductible. Approximately half of the total charge is for the cost of the aircraft. The other half represents all other costs and taxes associated with the bonus. In the fourth quarter of 2002, all significant work and payments associated with the aircraft were complete. Of the original $90 million accrual, $2.4 million remained unspent at the end of fiscal 2002 and was reversed.

Technology Acquisition

As discussed in Note 4, during both 2002 and 2001 in its acquisition of Emagic and PowerSchool, respectively, the Company acquired certain technology that was under development and had no alternative future use. This resulted in the recognition of purchased in-process research and development in the amount of $551,000 for Emagic and $10.8 million for PowerSchool, which was charged to operations upon acquisition.

Note 6—Income Taxes

The provision for income taxes consisted of the following (in millions):

	2002	2001	2000
Federal:
Current	$8	$(20)	$9
Deferred	(28)	(8)	239

	(20)	(28)	248

State:
Current	2	—	—
Deferred	7	(10)	23

	9	(10)	23

Foreign:
Current	29	21	37
Deferred	4	2	(2)

	33	23	35

Provision for income taxes	$22	$(15)	$306

The foreign provision for income taxes is based on foreign pretax earnings of approximately $284 million, $363 million and $1.019 billion in 2002, 2001, and 2000, respectively. As of September 28, 2002, approximately half of the Company's cash, cash equivalents, and short-term investments is held by foreign subsidiaries and is generally based in U.S. dollar-denominated holdings. Amounts held by foreign subsidiaries would be subject to U.S. income taxation on repatriation to the United States. The Company's consolidated financial statements fully provide for any related tax liability on amounts that may be repatriated, aside from undistributed earnings of certain of the Company's foreign subsidiaries that are intended to be indefinitely reinvested in operations outside the United States. U.S. income taxes have not been provided on a cumulative total of $755 million of such earnings. It is not practicable to determine the income tax liability that might be incurred if these earnings were to be distributed.

Deferred tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

As of September 28, 2002 and September 29, 2001, the significant components of the Company's deferred tax assets and liabilities were (in millions):

	2002	2001
Deferred tax assets:
Accounts receivable and inventory reserves	$23	$26
Accrued liabilities and other reserves	102	110
Basis of capital assets and investments	35	54
Tax losses and credits	209	319

Total deferred tax assets	369	509
Less valuation allowance	30	33

Net deferred tax assets	339	476

Deferred tax liabilities:
Unremitted earnings of subsidiaries	308	489
Available-for-sale securities	1	14
Other	26	18

Total deferred tax liabilities	335	521

Net deferred tax asset (liability)	$4	$(45)

As of September 28, 2002, the Company had operating loss carryforwards for federal tax purposes of approximately $72 million, which expire from 2009 through 2021. These carryforwards are comprised of remaining operating loss carryforwards acquired from NeXT and other acquisitions, the utilization of which is subject to certain limitations imposed by the Internal Revenue Code. The Company also has Federal credit carryforwards and various state and foreign tax loss and credit carryforwards, the tax effect of which is approximately $94 million and which expire between 2003 and 2022. The remaining benefits from tax losses and credits do not expire. As of September 28, 2002, a valuation allowance of $30 million was recorded against the deferred tax asset for the benefits of tax losses that may not be realized. The valuation allowance relates primarily to the operating loss carryforwards acquired from NeXT and other acquisitions. Management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with the tax effects of the deferred tax liabilities, will be sufficient to fully recover the remaining deferred tax assets.

A reconciliation of the provision for income taxes, with the amount computed by applying the statutory federal income tax rate (35% in 2001, 2000, and 1999) to income (loss) before provision for income taxes, is as follows (in millions):

	2002	2001	2000
Computed expected tax (benefit)	$30	$(18)	$382
State taxes, net of federal effect	7	(7)	15
Indefinitely invested earnings of foreign subsidiaries	—	—	(82)
Nondeductible executive compensation	(1)	—	32
Purchase accounting and asset acquisitions	3	10	—
Change in valuation allowance	(16)	—	(27)
Research & development credit, net	(8)	(5)	(5)
Nondeductible expenses	4	3	—
Other items	3	2	(9)

Provision for (benefit from) income taxes	$22	$(15)	$306

Effective tax rate	25%	30%	28%

The Internal Revenue Service (IRS) has completed audits of the Company's federal income tax returns through 1997. Substantially all IRS audit issues for years through 1997 have been resolved. The IRS is currently auditing the Company's federal income tax returns for fiscal years 1998 through 2000. Management believes that adequate provision has been made for any adjustments that may result from tax examinations.

Note 7—Shareholders' Equity

Stock Repurchase Plan

In July 1999, the Company's Board of Directors authorized a plan for the Company to repurchase up to $500 million of its common stock. This repurchase plan does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time. During 2000, the Company repurchased a total of 2.55 million shares of its common stock at a cost of $116 million. During the fourth quarter of 2001, the Company entered into a forward purchase agreement to acquire 1.5 million shares of its common stock in September of 2003 at an average price of $16.64 per share for a total cost of $25.5 million. The Company engaged in no transactions relating to the stock repurchase plan in fiscal 2002. Since inception of the repurchase plan, the Company has repurchased or committed to repurchase a total of 6.55 million shares of its common stock at a cost of $217 million.

Preferred Stock

In August 1997, the Company and Microsoft Corporation (Microsoft) entered into a patent cross license and technology agreements. In addition, Microsoft purchased 150,000 shares of Apple Series A nonvoting convertible preferred stock ("preferred stock") for $150 million. These shares were convertible by Microsoft after August 5, 2000, into shares of the Company's common stock at a conversion price of $8.25 per share. During 2000, 74,250 shares of preferred stock were converted to 9 million shares of the Company's common stock. During 2001, the remaining 75,750 preferred shares were converted into 9.2 million shares of the Company's common stock.

Comprehensive Income

The following table summarizes the components of accumulated other comprehensive income, net of taxes, (in millions):

	2002	2001	2000
Unrealized gains on available-for-sale securities	$13	$30	$297
Unrealized gains (losses) on derivative investments	(11)	4	—
Cumulative translation adjustments	(51)	(56)	(53)

Accumulated other comprehensive income (loss)	$(49)	$(22)	$244

The following table summarizes activity in other comprehensive income related to available-for-sale securities, net of taxes (in millions):

	2002	2001	2000
Change in fair value of available-for-sale securities	$(49)	$(183)	$427
Less: adjustment for net (gains) losses realized and included in net income	32	(84)	(272)

Change in unrealized gain on available-for-sale securities	$(17)	$(267)	$155

The tax effect related to the change in unrealized gain on available-for-sale securities was $10 million, $157 million, $(91) million for fiscal 2002, 2001, and 2000, respectively. The tax effect on the reclassification adjustment for net gains included in net income was $10 million, $35 million and $94 million for fiscal 2002, 2001, and 2000, respectively.

The following table summarizes activity in other comprehensive income related to derivatives, net of taxes, held by the Company (in millions):

	2002	2001
Cumulative effect of adopting SFAS No. 133	$—	$12
Changes in fair value of derivatives	4	45
Less: adjustment for net gains realized and included in net income	(19)	(53)

Change in unrealized gain on derivatives	$(15)	$4

The tax effect related to the cumulative effect of adopting SFAS No. 133 was $(5) as of September 29, 2001. The tax effect related to the changes in fair value of derivatives was $(2) million and $(19) million for fiscal 2002 and 2001, respectively. The tax effect related to derivative gains reclassified from OCI was $8 million and $23 million for fiscal 2002 and 2001, respectively.

Note 8—Employee Benefit Plans

1998 Executive Officer Stock Plan

The 1998 Executive Officer Stock Plan (the 1998 Plan) is a shareholder approved plan which replaced the 1990 Stock Option Plan terminated in April 1998, the 1981 Stock Option Plan terminated in October 1990, and the 1987 Executive Long Term Stock Option Plan terminated in July 1995. Options granted before these plans' termination dates remain outstanding in accordance with their terms. Options may be granted under the 1998 Plan to the Chairman of the Board of Directors, executive officers of the Company at the level of Senior Vice President and above, and other key employees. These options generally become exercisable over a period of 4 years, based on continued employment, and generally expire 10 years after the grant date. The 1998 Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, and stock purchase rights.

1997 Employee Stock Option Plan

In August 1997, the Company's Board of Directors approved the 1997 Employee Stock Option Plan (the 1997 Plan), a non-shareholder approved plan for grants of stock options to employees who are not officers of the Company. Options may be granted under the 1997 Plan to employees at not less than the fair market value on the date of grant. These options generally become exercisable over a period of 4 years, based on continued employment, and generally expire 10 years after the grant date.

1997 Director Stock Option Plan

In August 1997, the Company's Board of Directors adopted a shareholder approved Director Stock Option Plan (DSOP) for non-employee directors of the Company. Initial grants of 30,000 options under the DSOP vest in three equal installments on each of the first through third anniversaries of the date of grant, and subsequent annual grants of 10,000 options are fully vested at grant. Prior to adoption of the DSOP, 60,000 options were granted in total to two then-current members of the Company's Board of Directors.

Employee Stock Purchase Plan

The Company has a shareholder approved employee stock purchase plan (the Purchase Plan), under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of the lower of the fair market values as of the beginning and end of six-month offering periods. Stock purchases under the Purchase Plan are limited to 10% of an employee's compensation, up to a maximum of $25,000 in any calendar year. During 2002, 2001, and 2000, 1.8 million, 1.8 million and 766,000 shares, respectively, were issued under the Purchase Plan. As of September 28, 2002, approximately 2.1 million shares were reserved for future issuance under the Purchase Plan.

Employee Savings Plan

The Company has an employee savings plan (the Savings Plan) qualifying as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating U.S. employees may defer a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit ($11,000 for calendar year 2002). The Company matches 50% to 100% of each employee's contributions, depending on length of service, up to a maximum 6% of the employee's earnings. The Company's matching contributions to the Savings Plan were approximately $19 million, $17 million, and $16 million in 2002, 2001, and 2000, respectively.

Stock Option Activity

A summary of the Company's stock option activity and related information for the years ended September 28, 2002, September 29, 2001 and September 30, 2000 follows (option amounts are presented in thousands):

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at 9/25/99	41,727	36,808	$13.20
Additional Options Authorized	13,500	—	—
Options Granted	(45,662)	45,662	$46.52
Options Cancelled	4,846	(4,846)	$28.42
Options Exercised	—	(6,866)	$9.62
Plan Shares Expired	(2,881)	—	—

Balance at 9/30/00	11,530	70,758	$34.01
Additional Options Authorized	27,000	—	—
Options Granted	(34,857)	34,857	$18.58
Options Cancelled	6,605	(6,605)	$29.32
Options Exercised	—	(1,831)	$10.05
Plan Shares Expired	(203)	—	—

Balance at 9/29/01	10,075	97,179	$29.24
Additional Options Authorized	15,000	—	—
Options Granted	(23,239)	23,239	$19.89
Options Cancelled	4,737	(4,737)	$30.98
Options Exercised	—	(6,251)	$11.99
Plan Shares Expired	(2)	—	—

Balance at 9/28/02	6,571	109,430	$28.17

The options outstanding as of September 28, 2002, have been segregated into five ranges for additional disclosure as follows (option amounts are presented in thousands):

	Options Outstanding			Options Exercisable
	Options Outstanding as of September 28, 2002	Weighted-Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Options Exercisable as of September 28, 2002	Weighted Average Exercise Price
$0.83-$17.31	22,000	6.63	$14.26	13,459	$12.74
$17.32-$18.50	26,785	8.32	$18.40	10,138	$18.38
$18.51-$25.93	20,851	8.86	$21.35	4,902	$21.14
$25.94-$43.59	21,492	7.27	$42.92	20,896	$43.16
$43.60-$69.78	18,302	7.37	$49.64	8,529	$49.71

$0.83-$69.78	109,430	7.72	$28.17	57,924	$30.85

The Company had exercisable options to purchase 42.1 million shares outstanding as of September 29, 2001 with a weighted average exercise price of $32.15. As of September 30, 2000, the Company had exercisable options outstanding to purchase 23.7 million shares with a weighted average exercise price of $31.94.

Note 9—Stock-Based Compensation

Pro forma information regarding net income (loss) per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options granted and employee stock purchase plan purchases subsequent to September 29, 1995, under the fair value method of that statement. The fair values for these options and stock purchases were estimated at the date of grant and beginning of the period, respectively, using a Black-Scholes option pricing model. The assumptions used for each of the last three fiscal years and the resulting estimate of weighted-average fair value per share of options granted during those years are as follows:

	2002	2001	2000
Expected life of stock options	4 years	4 years	4 years
Expected life of stock purchases	6 months	6 months	6 months
Interest rate—stock options	2.90%	4.90%	6.20%
Interest rate—stock purchases	2.71%	5.97%	6.21%
Volatility—stock options	64%	66%	67%
Volatility—stock purchases	51%	90%	60%
Dividend yields	0	0	0
Weighted-average fair value of options granted during the year	$10.11	$10.15	$25.92
Weighted-average fair value of stock purchases during the year	$6.73	$11.15	$10.66

For purposes of pro forma disclosures, the estimated fair value of the options and shares are amortized to pro forma net income over the options' vesting period and the shares' plan period. The Company's pro forma information for each of the last three fiscal years follows (in millions, except per share amounts):

	2002	2001	2000
Net income (loss)—as reported	$65	$(25)	$786
Net income (loss)—pro forma	$(164)	$(396)	$483
Net income (loss) per common share—as reported
Basic	$0.18	$(0.07)	$2.42
Diluted	$0.18	$(0.07)	$2.18
Net income (loss) per common share—pro forma
Basic	$(0.46)	$(1.15)	$1.49
Diluted	$(0.46)	$(1.15)	$1.38

Note 10—Commitments and Contingencies

Lease Commitments

The Company leases various facilities and equipment under noncancelable operating lease arrangements. The major facilities leases are for terms of 5 to 10 years and generally provide renewal options for terms of 3 to 5 additional years. Leases for retail space are for terms of 5 to 12 years and often contain multi-year renewal options. Rent expense under all operating leases, including both cancelable and noncancelable leases, was $92 million, $80 million, and $72 million in 2002, 2001, and 2000, respectively. Future minimum lease payments under noncancelable operating leases having remaining terms in excess of one year as of September 28, 2002, are as follows (in millions):

Fiscal Years
2003	$83
2004	78
2005	66
2006	55
2007	42
Later years	140

Total minimum lease payments	$464

Concentrations in the Available Sources of Supply of Materials and Product

Although certain components essential to the Company's business are generally available from multiple sources, other key components (including microprocessors and application-specific integrated circuits, or ("ASICs")) are currently obtained by the Company from single or limited sources. Some other key components, while currently available to the Company from multiple sources, are at times subject to industry-wide availability and pricing pressures. In addition, the Company uses some components that are not common to the rest of the personal computer industry, and new products introduced by the Company often initially utilize custom components obtained from only one source until the Company has evaluated whether there is a need for and subsequently qualifies additional suppliers. If the supply of a key single-sourced component to the Company were to be delayed or curtailed or in the event a key manufacturing vendor delays shipments of completed products to the Company, the Company's ability to ship related products in desired quantities and in a timely manner could be adversely affected. The Company's business and financial performance could also be adversely affected depending on the time required to obtain sufficient quantities from the original source, or to identify and obtain sufficient quantities from an alternative source. Continued availability of these components may be affected if producers were to decide to concentrate on the production of common components instead of components customized to meet the Company's requirements. Finally, significant portions of the Company's CPUs, logic boards, and assembled products are now manufactured by outsourcing partners, the majority of which occurs in various parts of Asia. Although the Company works closely with its outsourcing partners on manufacturing schedules and levels, the Company's operating results could be adversely affected if its outsourcing partners were unable to meet their production obligations.

Contingencies

Beginning on September 27, 2001, three shareholder class action lawsuits were filed in the United States District Court for the Northern District of California against the Company and its Chief Executive Officer. These lawsuits are substantially identical, and purport to bring suit on behalf of persons who purchased the Company's publicly traded common stock between July 19, 2000, and September 28, 2000. The complaints allege violations of the 1934 Securities Exchange Act and seek unspecified compensatory damages and other relief. The Company believes these claims are without merit and intends to defend them vigorously. The Company filed a motion to dismiss on June 4, 2002, which was heard by the Court on September 13, 2002. On December 11, 2002, the Court granted the Company's motion to dismiss for failure to state a cause of action, with leave to plaintiffs to amend their complaint within thirty days.

The Company is subject to certain other legal proceedings and claims that have arisen in the ordinary course of business and have not been fully adjudicated. In the opinion of management, the Company does not have a potential liability related to any current legal proceedings and claims that would have a material adverse effect on its financial condition, liquidity or results of operations. However, the results of legal proceedings cannot be predicted with certainty. Should the Company fail to prevail in any of these legal matters or should several of these legal matters be resolved against the Company in the same reporting period, the operating results of a particular reporting period could be materially adversely affected.

The parliament of the European Union is working on finalizing the Waste Electrical and Electronic Equipment Directive (the Directive). The Directive makes producers of electrical goods, including personal computers, financially responsible for the collection, recycling, and safe disposal of past and future products. The Directive must now be approved and implemented by individual European Union governments by June 2004, while the producers' financial obligations are scheduled to start June 2005. The Company's potential liability resulting from the Directive related to past sales of its products and expenses associated with future sales of its product may be substantial. However, because it is likely that specific laws, regulations, and enforcement policies will vary significantly between individual European member states, it is not currently possible to estimate the Company's existing liability or future expenses resulting from the Directive. As the European Union and its individual member states clarify specific requirements and policies with respect to the Directive, the Company will continue to assess its potential financial impact. Similar legislation may be enacted in other geographies, including federal and state legislation in the United States, the cumulative impact of which could be significant.

Note 11—Segment Information and Geographic Data

The Company manages its business primarily on a geographic basis. The Company's reportable segments are comprised of the Americas, Europe, Japan, and Retail. The Americas segment includes both North and South America, except for the activities of the Company's Retail segment. The Europe segment includes European countries as well as the Middle East and Africa. The Japan segment includes only Japan. The Retail segment operates Apple-owned retail stores in the United States. Other operating segments include Asia-Pacific, which includes Australia and Asia except for Japan, and the Company's subsidiary, Filemaker, Inc. Each reportable geographic operating segment provides similar products and services, and the accounting policies of the various segments are the same as those described in the Summary of Significant Accounting Policies in Note 1, except as described below for the Retail segment.

The Company evaluates the performance of its operating segments based on net sales and operating income. Net sales for geographic segments are based on the location of the customers. Operating income for each segment includes revenue from third-parties, cost of sales, and operating expenses directly attributable to the segment. Operating income for each segment excludes other income and expense and certain expenses that are managed outside the operating segments. Costs excluded from segment operating income include various corporate expenses, manufacturing costs not included in standard costs, income taxes, and various nonrecurring charges. Corporate expenses include research and development, corporate marketing expenses, and other separately managed general and administrative expenses including certain corporate expenses associated with support of the Retail segment. The Company does not include intercompany transfers between segments for management reporting purposes. Segment assets exclude corporate assets. Corporate assets include cash, short-term and long-term investments, manufacturing facilities, miscellaneous corporate infrastructure, goodwill and other acquired intangible assets, and retail store construction-in-progress which is not subject to depreciation. Except for the Retail segment, capital expenditures for long-lived assets are not reported to management by segment. Capital expenditures by the Retail segment were $106 million in 2002 and $92 million in 2001.

Operating income for all segments except Retail includes cost of sales at standard cost. Certain manufacturing expenses and related adjustments not included in segment cost of sales, including variances between standard and actual manufacturing costs and the mark-up above standard cost for product supplied to the Retail segment, are included in corporate expenses.

To assess the operating performance of the Retail segment several significant items are included in its results for internal management reporting that are not included in results of the Company's other segments. First, cost of sales for the Retail segment includes a mark-up above the Company's standard cost to approximate the price normally charged to the Company's major channel partners in the United States. For the twelve-month period ended September 28, 2002 and September 29, 2001, this resulted in the recognition of additional cost of sales above standard cost by the Retail segment and an offsetting benefit to corporate expenses of approximately $52 million and $4 million, respectively. Second, the Retail segment includes in its net sales proceeds from sales of the Company's extended warranty and support contracts. This treatment is consistent with how the Company's major channel partners account for the sale of the Company's extended warranty and support contracts. Because the revenue from these contracts has yet to be earned by the Company, an offset to this amount is reflected as a decrease in other segments' net sales. For the twelve-month period ended September 28, 2002, this resulted in the recognition of additional net sales by the Retail segment, and an offsetting reduction to other segments' net sales of $4.8 million. This amount was insignificant in 2001. Third, a portion of the operating expenses associated with certain high profile retail stores are allocated from the Retail segment to corporate marketing expense. Allocation of these expenses reflects the unique nature of these stores which, given their larger size and extraordinary design elements, function as vehicles for general corporate marketing, corporate events, and brand awareness. Allocated operating costs are those in excess of operating costs incurred by one of the Company's more typical retail locations. Stores were open in two such high profile locations in New York and Los Angeles as of September 28, 2002, both of which were opened in fiscal 2002. Expenses allocated to corporate marketing resulting from the operations of these two stores was $1 million in 2002.

Summary information by operating segment follows (in millions):

	2002	2001	2000
Americas:
Net sales	$3,088	$2,996	$4,298
Operating income	$280	$133	$614
Depreciation and amortization	$4	$4	$5
Segment assets(a)	$395	$334	$618
Europe:
Net sales	$1,251	$1,249	$1,817
Operating income	$122	$68	$243
Depreciation and amortization	$4	$6	$4
Segment assets	$165	$137	$248
Japan:
Net sales	$710	$713	$1,345
Operating income	$140	$98	$352
Depreciation and amortization	$2	$2	$2
Segment assets	$50	$44	$137
Retail:
Net sales	$283	$19	—
Operating income	$(22)	$(21)	—
Depreciation and amortization(b)	$16	$2	—
Segment assets(b)	$141	$46	—
Other Segment:
Net sales	$410	$386	$523
Operating income	$88	$63	$137
Depreciation and amortization	$2	$2	$3
Segment assets	$67	$70	$95

  (a)
  The Americas asset figures do not include fixed assets held in the United States. Such fixed assets are not allocated specifically to the Americas segment and are included in the corporate assets figures below.

  (b)
  Retail segment depreciation and asset figures reflect the cost and related depreciation of its retail stores and related infrastructure. Retail store construction-in-progress, which is not subject to depreciation, is reflected in corporate assets.

A reconciliation of the Company's segment operating income, and assets to the consolidated financial statements follows (in millions):

	2002	2001	2000
Segment operating income	$608	$341	$1,346
Corporate expenses, net	(562)	(674)	(726)
Purchased in-process research and development	(1)	(11)	—
Restructuring costs	(30)	—	(8)
Executive bonus	2	—	(90)

Consolidated operating income	$17	$(344)	$522

Segment assets	$818	$630	$1,098
Corporate assets	$5,480	$5,391	$5,705

Consolidated assets	$6,298	$6,021	$6,803

Segment depreciation and amortization	$28	$16	$14
Corporate depreciation and amortization	90	86	70

Consolidated depreciation and amortization	$118	$102	$84

A large portion of the Company's net sales is derived from its international operations. Also, a majority of the raw materials used in the Company's products is obtained from sources outside of the United States, and a majority of the products sold by the Company is assembled internationally in the Company's facilities in Cork, Ireland and Singapore or by third-party vendors in Taiwan, Korea, Mexico, the People's Republic of China, and the Czech Republic. As a result, the Company is subject to risks associated with foreign operations, such as obtaining governmental permits and approvals, currency exchange fluctuations, currency restrictions, political instability, labor problems, trade restrictions, and changes in tariff and freight charges. During 2000, a single distributor, Ingram Micro Inc. accounted for approximately 11.5% of the Company's net sales. Net sales during 2000 to Ingram Micro Inc. in the Americas and Europe segments were $651 million and $255 million, respectively. Net sales to Ingram Micro Inc. in all other segments were $14 million. No other single customer accounted for more than 10% of net sales in 2000. No single customer accounted for more than 10% of net sales in 2002 or 2001.

Net sales and long-lived assets related to operations in the United States, Japan, and other foreign countries are as follows (in millions):

	2002	2001	2000
Net Sales:
United States	$3,272	$2,936	$4,145
Japan	710	713	1,345
Other Foreign Countries	1,760	1,714	2,493

Total Net Sales	$5,742	$5,363	$7,983

Long-Lived Assets:
United States	$561	$498	$387
Japan	2	3	5
Other Foreign Countries	69	77	52

Total Long-Lived Assets	$632	$578	$444

Information regarding net sales by product is as follows (in millions):

	2002	2001	2000
Net Sales:
Power Macintosh(a)	$1,380	$1,664	$2,747
PowerBook	831	813	948
iMac	1,448	1,117	2,381
iBook	875	809	809
Software, Service, and Other Net Sales	1,208	960	1,098

Total Net Sales	$5,742	$5,363	$7,983

  (a)
  Includes server sales and amounts previously reported as G4 Cube.

Note 12—Earnings Per Common Share

        The following table sets forth the computation of basic and diluted earnings per share (in thousands, except net income (loss) and per share amounts):

For the Years Ended	September 28, 2002	September 29, 2001	September 30, 2000
Numerator (in millions):
Income (loss) before accounting change	$65	$(37)	$786

Denominator:
Weighted-average shares outstanding	355,022	345,613	324,568
Effect of dilutive securities:
Convertible preferred stock	—	—	17,914
Dilutive options	6,763	—	17,842

Dilutive potential common shares	6,763	—	35,756

Denominator for diluted earnings (loss) per share	361,785	345,613	360,324

Basic earnings (loss) per share before accounting change	$0.18	$(0.11)	$2.42
Cumulative effect of accounting change, net of tax	—	$0.04	—

Basic earnings (loss) per share after accounting change	$0.18	$(0.07)	$2.42

Diluted earnings (loss) per share before accounting change	$0.18	$(0.11)	$2.18
Cumulative effect of accounting change, net of tax	—	$0.04	—

Diluted earnings (loss) per share after accounting change	$0.18	$(0.07)	$2.18

Options to purchase 101.8 million shares of common stock were outstanding at the end of 2002 that were not included in the computation of diluted earnings per share for that year because the options' exercise price was greater than the average market price of the Company's common shares for that year and, therefore, the effect would be antidilutive. At September 29, 2001, the Company had options to purchase 97.2 million shares of its common stock outstanding, all of which were excluded from the computation of diluted loss per share for 2001 because the effect would have been antidilutive. Options to purchase 2.5 million shares of common stock were outstanding at the end of 2000 that were not included in the computation of diluted earnings per share for that year because the options' exercise price was greater than the average market price of the Company's common shares for that year and, therefore, the effect would be antidilutive.

Note 13—Related Party Transactions

Mr. Jerome York, a member of the Board of the Directors of the Company, is a member of an investment group that purchased MicroWarehouse, Inc. ("MicroWarehouse") in January 2000. He also serves as its Chairman, President and Chief Executive Officer. MicroWarehouse is a multi-billion dollar specialty catalog and online retailer and direct marketer of computer products, including products made by the

Company, through its MacWarehouse catalog. MicroWarehouse accounted for 3.3% and 2.89% of the Company's net sales in 2002 and 2001, respectively. Trade receivables from MicroWarehouse were $20.9 million and $7.6 million as of September 28, 2002, and September 29, 2001, respectively. These receivables are subject to the same credit risk as the Company's other trade receivables. In addition, the Company purchases miscellaneous equipment and supplies from MicroWarehouse. Total purchases amounted to approximately $2.9 million in 2002 and $3.4 million in 2001.

In March 2002, the Company entered into a Reimbursement Agreement with its Chief Executive Officer, Mr. Steven P. Jobs, for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for Apple business. The Reimbursement Agreement is effective for expenses incurred by Mr. Jobs for Apple business purposes since he took delivery of the plane in May 2001. During 2002, the Company recognized a total of $1,168,000 in expenses pursuant to this reimbursement agreement related to expenses incurred by Mr. Jobs during 2001 and 2002.

In connection with a relocation assistance package, the Company loaned Mr. Ronald B. Johnson, Senior Vice President, Retail, $1.5 million for the purchase of his principal residence. The loan is secured by a deed of trust and is due and payable in May 2004. Under the terms of the loan, Mr. Johnson agreed that should he exercise any of his stock options prior to the due date of the loan, that he would pay the Company an amount equal to the lesser of (1) an amount equal to 50% of the total net gain realized from the exercise of the options; or (2) $375,000 multiplied by the number of years between the exercise date and the date of the loan.

Note 14—Selected Quarterly Financial Information (Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Tabular amounts in millions, except per share amounts)
2002
Net sales	$1,443	$1,429	$1,495	$1,375
Gross margin	$381	$391	$409	$422
Net income (loss)	$(45)	$32	$40	$38
Earnings (loss) per common share:
Basic	$(0.13)	$0.09	$0.11	$0.11
Diluted	$(0.13)	$0.09	$0.11	$0.11
2001
Net sales	$1,450	$1,475	$1,431	$1,007
Gross margin	$437	$434	$385	$(21)
Net income (loss)	$66	$61	$43	$(195)
Earnings (loss) per common share:
Basic	$0.19	$0.17	$0.12	$(0.58)
Diluted	$0.19	$0.17	$0.12	$(0.58)

Basic and diluted earnings per share are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

Net income for the fourth quarter of 2002 included several non-recurring items, net of tax: the write-down of certain equity investments totaling $49 million; a restructuring charge of $4 million; an in-process research and development charge of approximately $1 million; and the reversal of a portion of a previous executive compensation expense resulting in a favorable impact of $2 million. Net income for the first quarter of 2002 included a restructuring charge, net of tax, $18 million. Net income during the first quarter of 2002 also included gains, net of tax, of $17 million related to non-current investments.

Net income during the fourth, third, second, and first quarters of 2001 included after-tax net gains related to non-current investments of $1 million, $8 million, $4 million, and $41 million, respectively. Net income for the third quarter of 2001 included an after-tax charge for purchased IPR&D of $8 million associated with the Company's acquisition of PowerSchool. Net income for the first quarter of 2001 includes an after-tax favorable cumulative-effect-type adjustment for the adoption of SFAS No. 133 of $12 million.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Apple Computer, Inc.:

We have audited the accompanying consolidated balance sheets of Apple Computer, Inc. and subsidiaries as of September 28, 2002 and September 29, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 28, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Apple Computer, Inc. and subsidiaries as of September 28, 2002 and September 29, 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 28, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002 and changed its method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Mountain View, California
October 15, 2002

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SCHEDULE B FINANCIAL STATEMENTS OF APPLE COMPUTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except share and per share amounts)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except share amounts)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)
Notes to Condensed Consolidated Financial Statements (Unaudited)
CONSOLIDATED BALANCE SHEETS (In millions, except share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share and per share amounts)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (In millions, except share amounts which are in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
  REPORT OF INDEPENDENT AUDITORS